As filed with the Securities and Exchange Commission on September 20, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

USELL.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	98-0412432
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

245 North Ocean Blvd., Suite 306

Deerfield Beach, Florida 33441

(954) 915-1550

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel Brauser

245 North Ocean Blvd., Suite 306

Deerfield Beach, Florida 33441

(954) 915-1550

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael D. Harris, Esq.

Brian S. Bernstein, Esq.

Nason, Yeager, Gerson, White & Lioce, P.A.

1645 Palm Beach Lakes Boulevard, Suite 1200

West Palm Beach, Florida 33401

(561) 686-3307

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $0.0001 par value per share	35,000,000	$0.20	$7,000,000	$802.20

(1)   Under Rule 416 of the Securities Act of 1933, the shares being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends.

(2)  The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 20, 2012

USELL.COM, INC.

PROSPECTUS

35,000,000 Shares of Common Stock

This prospectus relates to the sale of up to 35,000,000 shares of usell.com, Inc. common stock being offered by usell directly to investors on a “best efforts” self-underwritten basis at a price of $0.___ per share. There is no minimum amount that is required to be sold in this primary offering. The offering of these shares will terminate on no later than ___________ ___, 20__ (90 days from the date of this prospectus). No commissions or fees will be paid in connection with the sale of such shares.

Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “USEL”.  As of the last trading day before the date of this prospectus, the closing price of our common stock was $0.20 per share.

The common stock offered in this prospectus involves a high degree of risk.  See “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2012

You should rely only on information contained in this prospectus.  We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  We are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  You should read the entire prospectus carefully including the section entitled “Risk Factors” before making an investment decision.  usell.com, Inc. is referred to throughout this prospectus as “usell,” “we,” “our” or “us.”   Except for our audited financial statements, all numbers of shares of our common stock and common stock equivalents have been adjusted to give effect to a one-for-52.4846 reverse stock split effective June 8, 2012.

Our Company

usell.com, Inc., formerly known as Upstream Worldwide, Inc., is a technology based company focused on creating an online marketplace where individuals, which we refer to as consumers, interested in selling small consumer electronics that they are no longer using can:

·          Research the current market value for their items, based on the make, model and condition of each item,

·          Efficiently find and compare offers for those items from top-rated buyers,

·          Review satisfaction ratings and customer reviews of each buyer,

·          Determine the offer they wish to accept, and

·          Immediately complete their transaction on our website directly with the buyer of their choice.

Our business model is similar to successful ecommerce websites, such as KAYAK (www.kayak.com) in the travel industry, Bankrate (www.bankrate.com) in the finance industry, and Insurance.com (www.insurance.com) in the insurance industry. Rather than offer the product or service directly to the consumer, these companies all serve consumers seeking to complete a transaction by providing them with an easy way to (i) find information to help them make an informed decision, (ii) compare offers from various companies that offer the respective product or service, and (iii) help them easily complete their transaction. Our services are free for consumers.

We utilize consumer oriented advertising efforts, such as direct response television commercials and various forms of Internet advertising, to attract consumers to our website. Effective consumer oriented advertising requires significant expertise and up-front capital to efficiently create, produce, edit and air the advertising campaigns.  Ineffective advertisements can result in significant costs that do not generate revenue sufficient to cover costs.

We partner with electronics buying companies and provide them with a low risk, cost-efficient customer acquisition model. Through participation in the uSell marketplace, our partners can benefit from the high volume response rates to our national television advertising and broad-based Internet advertising campaigns, while minimizing the investment and risk associated with creating and running their own branded advertising campaign.  When consumers enter the information about the device they intend to sell on our website, they are presented with offers from our partners that are interested in buying that item. A partner pays us only when a consumer accepts an offer on our website and provides us with the consumer’s name and address.  We believe that this model provides our partners with a competitive customer acquisition cost which, in turn, allows them to offer higher prices to consumers.

Corporate Information

Our corporate headquarters are located at 245 North Ocean Blvd., Suite 306, Deerfield Beach, Florida 33441 and our phone number is (954) 915-1550. Our website can be found at www.usell.com. The information on our website is not incorporated in this prospectus.

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THE OFFERING

Common stock outstanding prior to the offering:	42,238,056 shares

Common stock offered by usell.com:	35,000,000 shares

Common stock outstanding immediately following the offering:	77,568,056 shares (1)

Use of proceeds:	We intend to use the net proceeds of this offering for marketing, improving our platform technology, working capital and general corporate purposes. See “Use of Proceeds” on page 16.

Risk Factors:	See “Risk Factors” beginning on page 5 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Stock Symbol:	OTCBB: USEL

(1) Includes approximately 330,000 shares of common stock underlying Series A preferred stock which will no longer be subject to a 9.99% conversion blocker.

The number of shares of common stock to be outstanding prior to and after this offering excludes:

•	a total of 6,309,147 shares of common stock issuable upon the exercise of outstanding stock options;
•	a total of 227,844 shares of common stock reserved for future issuance under our 2008 Equity Incentive Plan, which we refer to as the “Plan”;
•	a total of 8,305,529 shares of common stock issuable upon the exercise of warrants; and
•	a total of 2,406,658 shares of common stock issuable upon the conversion Series B preferred stock.

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SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, appearing elsewhere in this prospectus.  The data for the years ended December 31, 2011 and December 31, 2010 has been taken from our audited financial statements.

Statements of Operations Data

	Three Months Ended June 30, 2012 (Unaudited)	Three Months Ended June 30, 2011 (Unaudited)	Six Months Ended June 30, 2012 (Unaudited)	Six Months Ended June 30, 2011 (Unaudited)	Year Ended December 31, 2011 (Audited) (1)	Year Ended December 31, 2010 (Audited) (1)
Revenue	$591,432	$1,789,048	$836,039	$5,510,759	$5,876,660	$32,547,898

Gross profit	$543,840	$911,111	$757,123	$2,756,008	$2,608,016	$21,021,684

Net loss	$(5,690,610)	$(956,715)	$(6,805,410)	$(2,656,576)	$(4,378,200)	$(16,791,253)

Net loss per common share – basic and diluted	$(0.43)	$(0.23)	$(0.72)	$(0.66)	$(0.90)	$(4.46)

Weighted average common shares outstanding (basic and diluted)	13,149,571	4,246,002	9,469,919	4,137,050	4,847,263	3,766,619

(1) The net loss per common share (basic and diluted) and the weighted average common shares outstanding (basic and diluted) have been adjusted to reflect the 52.4846 for 1 reverse stock split.

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Balance Sheet Data

	June 30, 2012	December 31, 2011
	(Unaudited)	(Audited)
Cash	$3,156,459	$1,791,623

Working capital (deficit)	$(1,478,100)	$(257,004)

Total assets	$4,605,656	$1,898,626

Total current liabilities	$5,476,822	$2,115,094

Accumulated deficit	$(38,478,682)	$(31,450,276)

Total stockholders’ deficit	$(871,166)	$(216,468)

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RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following Risk Factors before deciding whether to invest in usell.  Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations or our financial condition.  If any of the events discussed in the Risk Factors below occur, our business, consolidated financial condition, results of operations or prospects could be materially and adversely affected.  In such case, the value and marketability of the common stock could decline.

Risks Relating to Our Business

Because we have a limited operating history to evaluate our company and are implementing a new business model, the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delay frequently encountered by a new company.

In the third quarter in 2011, we began testing our platform which aggregates offers from our partners to customers who we attract to our website. While our results to date have been positive, we have not committed significant marketing resources and cannot predict the degree of our ultimate success. Since we have a limited operating history, we cannot assure you that our business will be profitable. Early stage companies often are unsuccessful and encounter unanticipated expenses and difficulties, investors should consider this risk in determining whether to purchase or sell our common stock.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

We believe that our cash on hand and cash flow from operations, together with the proceeds from this offering, will be sufficient to meet our anticipated cash needs for the next 12 months. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities. Because of the ongoing financial issues in Europe, difficulties which microcap companies have in raising capital, the lack of available credit for companies like us and our stock price, we may be hampered in our ability to raise the necessary working capital. Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments will dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. For example, the Series A Preferred Stock, which we refer to as “2011 Series A PS”, offering was extremely dilutive to common shareholders and any future financing may be equally or more dilutive. The investors in the 2011 Series A PS received certain price protection features as well. In the event that we sell securities in the future below a value of $0.20 per share, we will be required to issue additional shares of common stock to these investors, to the extent they are still holding the common stock derived from the shares purchased in the offering. In addition, new equity or debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock.

We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. If we require additional financing and such financing is not available on reasonable terms or at all, we may have to reduce our marketing efforts and we will have to modify our business plans accordingly.

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We may be unable to maintain or establish relationships with partners, which would adversely affect our results of operations.

In July 2011, we focused our business on creating an online marketplace where consumers could sell their small electronics which was a new, unproven market for us. Our ability to attract sellers of small electronics to our website depends in large part on providing a sufficient number of partners (buyers) to make our online marketplace efficient and providing customers with the best available pricing and service. The loss of existing relationships with partners, or an inability to continue to add new ones, may cause our platform to provide limited pricing, availability and other information important to customer’s visiting our website. This deficiency could reduce customer confidence in the offers provided by partners on our website, making customers less likely to sell to our partners and come back to our website, which would limit the revenues we are able to generate from our platform. In turn, this will adversely affect our business.

Because we operate a platform or marketplace, we do not purchase devices directly from consumers. We rely on our partners to provide offers to our consumers and to complete the transactions with the consumers.

If our partners limit the number of devices on which they provide offers, consumers may not receive offers on the devices they are trying to sell. In addition, we rely on our partners’ ability to service all of the consumers visiting our website. As we grow our marketing campaigns, we expect the volume of transactions to increase. If consumers do not receive offers to buy their devices, or if our partners are unable to service the increased volume, they may be forced to go elsewhere to sell their devices, or abandon the transaction altogether.

If any of our partners provide poor customer service to our customers, it could hurt the usell brand and adversely affect our business.

We believe the importance of customer service in order to generate business and repeat customers is paramount to our ability to be successful. If any of our partners provides poor customer service including delayed and/or reduced payments, or poor website performance, we may lose customers. In particular, customers may think their electronics are in better condition than they are or may not know the exact model, which could result in our partners paying customers less than the customer anticipated. Although we provide customers with the ability to rate our partners after they have completed their transaction, there is no assurance that this rating system provides an accurate depiction of the service provided by our partners.

Because we cannot control key elements of our business, we may not be successful.

Although we are responsible for creating effective marketing campaigns and for providing a robust, secure and easy to use website for consumers, we have no ability to control our partners which are a key part of our business model. If our partners do not provide excellent service and prices which consumers perceive to be fair, it would affect the reputation of our business, as well as possibly helping our competitors.

If we cannot manage our growth effectively, we may not become profitable.

Businesses which grow rapidly often have difficulty managing their growth.  If we grow as rapidly as we anticipate, we will need to expand our management by recruiting and employing experienced executives and key employees capable of providing the necessary support.  We cannot assure you that our management will be able to manage our growth effectively or successfully.  Our failure to meet these challenges could cause us to lose money, and your investment could be lost.

Additionally, the majority of our partners are small electronic recycling companies which are not largely capitalized and do not have the infrastructure to adapt to our expected rapid growth. If our partners do not have the liquidity to pay all of the customers that come to our site, customers may not get paid in time which would hurt the usell brand. If any of our partners’ websites were unable to handle all of the traffic that our platform referred to them, their website could crash which would also negatively affect the usell brand. All of these factors could adversely affect our ability to become profitable.

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If we do not have sufficient capital to market our service, our revenue will be insufficient to support our operations.

We currently are not spending enough money to market our service in a manner which we expect will generate enough revenue to support our operations. However, we plan to increase our spending through the course of 2012. If these efforts do not generate the revenue level we anticipate, or if we lack sufficient capital, our revenue will be insufficient to support our operations.

Our future growth and profitability will depend in large part upon the effectiveness of our marketing and advertising expenditures.

Our future growth and profitability will depend in large part upon our media performance, including our ability to:

•	create greater awareness of our platform;

•	identify the most effective and efficient level of spending in each market and specific media channel;

•	determine the appropriate creative message and media mix for advertising, marketing and promotional expenditures; and

•	effectively manage marketing costs (including creative and media).

Our planned marketing expenditures may not result in increased revenue.  If our media performance is not effective, our future results of operations and financial condition will be adversely affected.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel and the continued contributions of our executive officers, each of whom may be difficult to replace.  In particular, Daniel Brauser, our Chief Executive Officer, Sergio Zyman, our Executive Chairman, Nik Raman, our Chief Operating Officer, Michael Brachfeld, our Chief Financial Officer, and Christian Croft, our Vice President of Product Development and User Experience are important to the management of our business and operations and the development of our strategic direction.  The loss of the services of any of these officers and the process to replace any key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

Our business could be negatively affected by changes in general search engine algorithms and dynamics or termination of traffic-generating arrangements.

We use Internet search engines, principally through the purchase of branded and smart phone related keywords, to generate traffic to our websites. Search engines, such as Google, frequently update and change the logic which determines the placement and ordering of results of a user’s search, which may reduce the effectiveness of the keywords we have purchased. If a major search engine, such as Google, changes its algorithms in a manner that negatively affects the search engine ranking of our website, or changes its pricing, operating or competitive dynamics to our disadvantage, our business, results of operations and financial condition could be adversely affected.

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Because we face intense competition for business, our future results of operations and our future financial condition may be adversely affected.

We compete with eBay and other online auction companies, Gazelle, a leading platform for selling used small electronics, and with many small websites including our partners. In addition, cellular service providers, such as AT&T, Verizon and Sprint, and large retail companies, such as Best Buy and Radio Shack, have introduced trade-in programs for used smartphone devices. Our smaller size, lack of established brand name, shorter operating history and limited working capital may limit our advertising levels, our ability to expand successfully into new markets or effectively compete against these other companies. If we are not able to compete effectively, our future business will be adversely affected and our future results of operations and financial condition will be adversely affected.

Because we rely on the continuing rapid pace of technological development in the cell phone and tablet industries, if innovation in these industries were to decrease, our future results of operation will be adversely affected.

We believe that one of the driving factors for the potential success of our platform is the continued improvements in the smartphone industry and tablet market. Because many consumers have in the past expressed a continual need to have the latest generation phones and iPads or other tablets, the opportunity for providing these consumers with an outlet to sell their used electronics is promising. However, we cannot guarantee that consumers will visit our website to sell their used electronics. If innovation in cell phone or tablet device technology were to level off, the purchase of new phones and tablets could be diminished reducing the need for an online marketplace for selling used electronics. In such event, our results of operations would suffer and we may not be able to continue operations.

Because we rely on information technology to operate our businesses and maintain our competitiveness, and any failure to adapt to technological developments or industry trends could harm our business.

We depend upon the use of sophisticated information technology including software. As our operations grow in both size and scope, we must continuously improve and upgrade our systems including our hardware and infrastructure to offer our customers enhanced products, services, features and functionality, while maintaining the reliability and integrity of our systems and infrastructure. Our future success also depends on our ability to adapt our services and infrastructure to meet rapidly evolving industry standards while continuing to improve the performance, features and reliability of our service in response to competitive service and product offerings and the changing demands of the marketplace. In particular, expanding our systems and infrastructure to meet any potential increases in business volume will require us to commit additional financial, operational and technical resources before those increases materialize, with no assurance that they actually will. Furthermore, our use of this technology could be challenged by claims that we have infringed upon the patents, copyrights or other intellectual property rights of others. See Risk Factor beginning at page 10.

In addition, we may not be able to maintain our existing systems, obtain new technologies and systems, or replace or introduce new technologies and systems as quickly as our competitors or in a cost-effective manner. Also, we may fail to achieve the benefits anticipated or required from any new technology or system, or we may be unable to devote financial resources to new technologies and systems in the future.

Additionally, our business is heavily reliant on application program interfaces with our partners.  If we experience information technology problems with one or more of our partners, it could adversely affect our business.

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If we experience system interruptions, it may cause us to lose customers and harm our business.

Our inability to maintain and improve our information technology systems and infrastructure may result in system interruptions. System interruptions and slow delivery times, unreliable service levels, prolonged or frequent service outages, or insufficient capacity may prevent us from efficiently providing services to our customers, which could result in our losing customers and revenue.

 We lease space for our data center and rely on a co-location partner for power, security, connectivity and other services. We also rely on third party providers for bandwidth and content delivery. We do not control these vendors and it would take significant time and effort to replace them. We have experienced, and may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. Our systems are vulnerable to damage or interruption from terrorist attacks, floods, fires, power loss, telecommunications failures, hurricanes, computer viruses, computer denial of service attacks or other attempts to harm our systems. If the site is unavailable when consumers attempt to access it or access is slower than a consumer expects, consumers may stop visiting our site and become less likely to return, if at all. We expect to continue to make significant investments in our technology infrastructure to maintain and improve all aspects of user experience and site performance. To the extent that our disaster recovery systems are not adequate, or we do not effectively address capacity constraints, upgrade our systems and continually develop our technology and network architecture to accommodate increasing traffic, our business and operating results may suffer.

Our software is highly technical and undetected errors, if any, could adversely affect our business.

Our service incorporates software that is highly technical and complex. Our software has contained, and may now or in the future contain, undetected errors, bugs, flaws, corrupted data or vulnerabilities. Some errors in our software code may only be discovered after the code has been released. Any errors, bugs, flaws or corrupted data could result in damage to our reputation, loss of users, or loss of revenue, any of which could adversely affect our business and financial results.

Our networks and IT systems may be vulnerable to unauthorized persons hacking our systems, which could disrupt our operations and result in the theft of our proprietary information.

A party who is able to breach the security measures on our networks could misappropriate either our proprietary information or the personal information of our customers, or cause interruptions or malfunctions in our operations. We may be required to expend significant capital and other resources to protect against such threats or to alleviate problems caused by breaches in security, which could have a material adverse effect on our financial performance and operating results.

Our business is subject to a variety of U.S. and other laws, rules and regulations that could subject us to claims or otherwise harm our business.

Government regulation of the Internet and e-commerce is evolving and unfavorable changes could substantially harm our business and results of operations. We are subject to a variety of laws in the U.S. and elsewhere that affect advertising, that are costly with which to comply, can result in negative publicity and diversion of management time and effort, and can subject us to claims or other remedies.  In addition, the laws relating to the liability of providers of online services are currently unsettled both within the U.S. and elsewhere.  Claims can be brought under both U.S. and foreign law for defamation and other tort claims, unlawful activity, copyright and trademark infringement.

The Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for listing or linking to third-party websites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this act.  The Child Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. In the area of data protection, the European Union and many states have passed laws requiring notification to users when there is a security breach for personal data, such as California’s Information Practices Act. We must comply with the Federal Trade Commission’s unfair trade practices rules and state consumer protection laws including “little” unfair trade practice rules.   Any failure on our part to comply with these laws, rules and regulations may subject us to additional liabilities.

9

As Internet commerce develops, federal, state and foreign governments may draft and propose new laws to regulate Internet commerce, which may negatively affect our business.

As Internet commerce continues to evolve, increasing regulation by federal, state or foreign governments becomes more likely.  Our business could be negatively impacted by the application of existing laws and regulations or the enactment of new laws applicable to email marketing.  The cost to comply with such laws or regulations could be significant and would increase our operating expenses.

A new tax treatment of companies engaged in Internet commerce could adversely affect the commercial use of our marketing services and our financial results.

Due to the global nature of the Internet, it is possible that governments might attempt to tax our activities. New or revised tax regulations may subject us to additional sales, income and other taxes.  Recently there has been movement toward Congress permitting States and localities to impose sale taxes on online purchases principally due to the poor economy in the U.S., the impact of substantially lower prices on real estate or tax revenue and soaring state budget deficits. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the Internet. New or revised taxes and especially sales taxes would likely increase the cost of doing business online, and increase advertising and marketing costs over the Internet. Any of these events will increase our costs and adversely affect our business and results of operations.

If a third party asserts that we are infringing its intellectual property, whether successful or not, it could subject us to costly and time-consuming litigation or require us to obtain expensive licenses, and our business may be adversely affected.

The Internet industry is characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. A party may assert patent and other intellectual property infringement litigation against us claiming our platform infringes on its patents or otherwise violates its intellectual property rights.  Any lawsuit, whether or not successful, could:

•	Divert management’s attention;

•	Result in prohibitive costs;

•	Require us to enter into royalty or licensing agreements, which may not be available on acceptable terms, or at all; or

•	Require us to redesign our platform to avoid infringement.

As a result, any third-party intellectual property claims against us could increase our expenses and adversely affect our business. In addition, agreements with third parties require us to indemnify them for intellectual property infringement claims, which would increase the cost to us resulting from an adverse ruling on any such claim. Even if we have not infringed any intellectual property rights, we cannot be sure our legal defenses will be successful, and even if we are successful in defending against such claims, our legal defense could require significant financial resources and management time. Finally, if a claimant successfully asserts a claim that our services infringe their proprietary rights, royalty or licensing agreements might not be available on terms we find acceptable, or at all.

10

If we cannot protect our intellectual property rights, we may be unable to compete with competitors developing similar technologies.

We regard the protection of our trade secrets and other intellectual property rights as critical to our success. A substantial amount of our processes and technologies is protected by trade secret laws. In order to protect these technologies and processes, we rely in part on confidentiality agreements with our employees, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. To the extent that our employees, contractors or other third parties with which we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Laws regarding trade secret rights in certain markets in which we currently, or in the future, operate may afford little or no protection to our trade secrets. The loss of trade secret protection could make it easier for third parties to compete with our platform by copying functionality. In addition, any changes in, or unexpected interpretations of, the trade secret and other intellectual property laws may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our business, revenue, reputation and competitive position.

Risks Related to Our Common Stock

Because the market for our common stock is limited, persons who purchase our common stock may not be able to resell their shares at or above the purchase price paid for them.

Our common stock trades on the Bulletin Board which is not a liquid market. There is currently only a limited public market for our common stock.  We cannot assure you that an active public market for our common stock will develop or be sustained in the future.  If an active market for our common stock does not develop or is not sustained, the price may continue to decline.

Because we are subject to the “penny stock” rules, brokers cannot generally solicit the purchase of our common stock which adversely affects its liquidity and market price.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions.  The market price of our common stock on the Bulletin Board has been substantially less than $5.00 per share and therefore we are currently considered a “penny stock” according to SEC rules.  This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.

Due to factors beyond our control, our stock price may be volatile.

Any of the following factors could affect the market price of our common stock:

•	Our failure to increase revenue in each succeeding quarter;

•	Our failure to achieve and maintain profitability;

•	Our failure to meet our revenue and earnings guidance;

•	The loss of partners;

•	The sale of a large amount of common stock by our shareholders;

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•	Our announcement of a pending or completed acquisition or our failure to complete a proposed acquisition;

•	Adverse court ruling or regulatory action;

•	Our failure to meet financial analysts’ performance expectations;

•	Changes in earnings estimates and recommendations by financial analysts;

•	Changes in market valuations of similar companies;

•	Short selling activities;

•	Our announcement of any financing which is dilutive to our shareholders;

•	Our announcement of a change in the direction of our business;

•	Announcements by us, or our competitors, of significant contracts, acquisitions, commercial relationships;

•	joint ventures or capital commitments; or

•	Our failure to increase revenue in each succeeding quarter.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted.  A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

Because we may not be able to attract the attention of major brokerage firms, it could have a material impact upon the price of our common stock.

It is not likely that securities analysts of major brokerage firms will provide research coverage for our common stock since the firm itself cannot recommend the purchase of our common stock under the penny stock rules referenced in an earlier risk factor.  The absence of such coverage limits the likelihood that an active market will develop for our common stock.  It may also make it more difficult for us to attract new investors at times when we acquire additional capital.

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree.

The net proceeds from this offering will be immediately available to our management to use at their discretion. We currently intend to use the net proceeds from this offering for marketing and advertising, improving our platform technology, general corporate purposes and working capital. See “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us or our shareholders. The failure of our management to use such funds effectively could have a material adverse effect on our business, prospects, financial condition, and results of operation.

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We are subject to a regulatory investigation and we may be subject to such proceedings in the future, which could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.

From time to time, we may receive inquiries from regulators regarding our compliance with laws and other matters. For example, in August 2011, the Florida Attorney General, which we refer to as the “AG”, initiated an official investigation into whether or not we engaged in unfair trade practices in violation of its “Little FTC Act.” The investigation is due to consumer complaints primarily with our former gold business, although some complaints related to our initial cell phone business. Because we generally relied on third parties to handle the products we sold, we are uncertain as to whether we have any potential liability. Under Florida law, the remedies include actual damages, civil penalties, and attorneys’ fees. We cooperated fully and provided a comprehensive response to the AG demonstrating that we acted properly. However, we cannot assure you that the AG will agree.  In such event, defending this or any other action would cause us to incur substantial expenses and divert our management’s attention.  If we are unsuccessful, we may have to change our policies or practices.  Any such change or defense of a regulatory investigation or action could reduce our future revenues and increase our costs and adversely affect our future operating results.

Violation of existing or future regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could negatively affect our financial condition and results of operations. In addition, it is possible that future orders issued by, or enforcement actions initiated by, regulatory authorities could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.

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FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements.  All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements.  The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” elsewhere in this prospectus.

Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance.  Moreover, our business is competitive and our business model is expected to change.  New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

DILUTION

The net tangible book value of our common stock on June 30, 2012 was approximately $(875,055), or approximately $(0.024) per share, based on 36,233,608 shares of our common stock outstanding as of June 30, 2012. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards.

After giving effect to the sale of 35,000,000 shares of our common stock in this offering at the public offering price of $[_____] per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2012 would have been approximately $[___________], or $[______] per share. This represents an immediate increase in net tangible book value of $[_______] per share to existing shareholder and immediate dilution in net tangible book value of $[_____] per share to new investors purchasing our common stock in this offering at the public offering price.

The following table illustrates this per share dilution:

Public offering price per share			$
Net tangible book value per share as of June 30, 2012		$(0.024)
Increase in net tangible book value per share attributable to this offering	$
Pro forma net tangible book value per share as of June 30, 2012, after giving effect to this offering			$
Dilution per share to new investors in this offering			$

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The foregoing illustration does not reflect potential dilution from the conversion of our outstanding convertible preferred stock or the exercise of outstanding stock options or warrants.

The following table provides, as of June 30, 2012, with respect to existing shareholders and new investors, a comparison of the number of shares acquired, their percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share:

								Average
	Shares Purchased			Total Consideration				Price
								Per
	Number	Percent		Amount		Percent		Share
Existing shareholders	36,233,608		%		$28,247,284		%	$0.78
New investors
Total		100%		$		100%		$

The above table excludes:

•	6,309,147 shares of common stock issuable upon the exercise of options as of June 30, 2012 with a weighted-average exercise price of approximately $0.95 per share;
•	8,305,529 shares of common stock issuable upon the exercise of warrants with an average exercise price of $0.42 per share;
•	2,671,133 shares of common stock issuable upon the conversion of Series B preferred stock as of June 30, 2012; and
•	227,844 shares of our common stock reserved for future issuance under the Plan.

To the extent that any of these securities are exercised or converted, there will be further dilution to new investors.

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USE OF PROCEEDS

We estimate that we will receive net proceeds of $______ from the sale of all 35,000,000 shares of common stock being offered at an assumed public offering price of $_____ per share after deducting estimated expenses of approximately $_____ , which includes legal, accounting, printing costs and various fees associated with the registration of our shares. We intend to use the net proceeds of the offering as follows:

	Application of Net Proceeds	Percentage of Net Proceeds
Marketing			%
Improvement in platform technology			%
Working capital and general corporate purposes			%
Total	$	100.00%

The allocation of the net proceeds of this offering set forth above represents our best estimates based upon our current plans and assumptions regarding industry and general economic conditions and our future revenues and expenditures. If any of these factors change, it may be necessary or advisable for us to reallocate some of the proceeds within the above-described categories or to use portions for other purposes. If less than 35,000,000 shares are sold, we anticipate the percentages above will remain applicable to the lesser dollar amounts raised. However, our management team will have discretion on allocating the proceeds amongst the categories above.

Pending use of the proceeds of this offering, we will invest the net proceeds of this offering in short-term, investment grade, interest-bearing instruments. We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least 12 months following the closing of this offering.

The allocation of the net proceeds of this offering set forth above represents our best estimates based upon our current plans and assumptions regarding industry and general economic conditions and our future revenues and expenditures. If any of these factors change, it may be necessary or advisable for us to reallocate some of the proceeds within the above-described categories or to use portions for other purposes. Investors will be relying on the judgment of our management regarding application of the net proceeds of this offering.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2012 on an actual basis and on an as-adjusted basis after giving effect to the completion of this offering with a sale by us of all 35,000,000 shares of common stock and net proceeds of $[_____________].

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This table should be read in conjunction with our audited and unaudited financial statements.

	June 30, 2012
	Actual	As Adjusted

Cash	$3,156,459	$

Common stock, ($0.0001 par value, 650,000,000 shares authorized, 36,233,608 shares issued and outstanding)	3,624

Convertible Series A preferred stock, ($0.0001 par value, 10,000,000 shares authorized, 1,650,000 shares issued and outstanding)	165

Convertible Series B preferred stock, ($0.0001 value per share, 4,000,000 shares authorized, 2,626,250 shares issued and outstanding) Liquidation preference $2,626,250	263

Convertible Series C preferred stock, ($0.0001 value per share, 1,000,000 shares authorized, 14,797 shares issued and outstanding)	1

Series D preferred stock, ($0.0001 value per share, 350,000 shares authorized, issued and outstanding)	35

Additional paid-in capital	37,603,428

Accumulated deficit	(38,478,682)

Total shareholders’ deficit	(871,166)

Total capitalization	$(871,166)	$

MARKET FOR COMMON STOCK

Our common stock is quoted on the Bulletin Board under the symbol “USEL”.  As of the date prior to the date of this prospectus, the last reported sale price of our common stock as reported by the Bulletin Board was $0.20.  As of that date, there were approximately 125 shareholders of record. This number does not include beneficial owners whose shares are held in the names of various securities brokers, dealers and registered clearing agencies.

The following table provides the high and low bid price information for our common stock for the periods indicated which reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Year	Quarter Ended	Stock Price
		High	Low
		($)	($)

2012	June 30	2.62	0.24
	March 31	1.47	0.26

2011	March 31	2.73	0.94
	June 30	1.57	0.58
	September 30	1.20	0.525
	December 31	0.89	0.157

2010	March 31	20.99	8.99
	June 30	10.49	3.67

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Dividend Policy

We have not paid any cash dividends on our common stock and do not plan to pay any such dividends in the foreseeable future.  We currently intend to use all available funds to develop our business.  We can give no assurances that we will ever have excess funds available to pay dividends.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors” in this prospectus.

Company Overview

usell.com, Inc., formerly known as Upstream Worldwide, Inc., is a technology based company focused on creating an online marketplace where individuals, which we refer to as consumers, interested in selling small consumer electronics that they are no longer using can:

·	Research the current market value for their items, based on the make, model and condition of each item,

·	Efficiently find and compare offers for those items from top-rated buyers,

·	Review satisfaction ratings and customer reviews of each buyer,

·	Determine the offer they wish to accept, and

·	Immediately complete their transaction directly with the buyer of their choice.

We have a low cost, highly scalable and flexible business model that allows us to quickly and efficiently adapt to entry into new markets, changes in economic conditions, supply and demand levels and other similar factors. We utilize consumer oriented advertising efforts, such as direct response television commercials and various forms of internet advertising, to attract individuals to our website. Our services are free for Consumers. We partner with reputable electronics buying companies that require a cost efficient customer acquisition model. The economies of scale that we generate by combining the buying power of multiple companies allow us to pass savings on to our partners which, in turn, allows them to offer the highest possible prices to Consumers.

Our corporate headquarters are located at 245 North Ocean Blvd., Suite 306, Deerfield Beach, Florida 33441 and our phone number is (954) 915-1550. Our website can be found at www.usell.com. The information on our website is not incorporated in this prospectus.

Critical Accounting Policies

In response to financial reporting release FR-60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies, from the SEC, we have selected our more subjective accounting estimation processes for purposes of explaining the methodology used in calculating the estimate, in addition to the inherent uncertainties pertaining to the estimate and the possible effects on the our financial condition. The accounting estimates are discussed below and involve certain assumptions that, if incorrect, could have a material adverse impact on our results of operations and financial condition. See Note 2 to our unaudited interim condensed consolidated financial statements and Note 2 to our Consolidated Financial Statements for the year ended December 31, 2011 found elsewhere herein for further discussion regarding our critical accounting policies and estimates.

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Recent Accounting Pronouncements

See Note 2 to our unaudited interim condensed consolidated financial statements regarding recent accounting pronouncements.

Results of Operations

We help individuals monetize household items, such as small consumer electronics that they are no longer using.  From the inception of our business in 2008 through 2010, substantially all of our revenue came from the procurement, aggregation and resale of precious metals. By mid-2010, the market for precious metals had retracted and we diversified our business by introducing a service similar to our precious metals business, for cellular phones. During the fourth quarter of 2010, our cellular phone business began to gain traction and our revenue from the sale of cellular phones began to make up a substantial percentage of our business.  As a result of this trend, we stopped offering to purchase precious metals in the United Kingdom and European markets during the fourth quarter of 2010 and in Canada and the United States in early 2011.  By mid-2011 we further adapted our business strategy and stopped offering to purchase cellular phones directly, although we continued to service packs coming in from prior precious metals and cellular phone advertising campaigns.

In July 2011, we began to focus more intently on our core strength of cost-effective customer acquisition, by creating an online marketplace where individuals interested in selling small consumer electronics that they are no longer using can educate themselves on current market values and sell their items to top-rated, reputable buyers. This strategy also allows us to quickly expand into new product categories beyond cellular phones, such as smartphones, digital cameras, MP3 players, handheld game consoles, etc.

Results for the Three and Six Months Ended June 30, 2012, Compared to the Three and Six Months Ended June 30, 2011

The following tables set forth, for the periods indicated, results of operations information from our unaudited interim condensed consolidated financial statements:

	For the Three Months Ended June 30,		Change	Change
	2012	2011	(Dollars)	(Percentage)
Revenue	$591,432	$1,789,048	$(1,197,616)	-67%

Cost of Revenue	47,592	877,937	(830,345)	-95%

Gross Profit	543,840	911,111	(367,271)	-40%

Sales and Marketing	680,260	488,575	191,685	39%

General and Administrative	1,376,290	1,435,824	(59,534)	-4%

Operating Loss	(1,512,710)	(1,013,288)	(499,422)	49%

Other (Expense) Income	(4,177,900)	56,573	(4,234,473)	-7,485%

Net Loss	$(5,690,610)	$(956,715)	$(4,733,895)	495%

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	For the Six Months Ended June 30,		Change	Change
	2012	2011	(Dollars)	(Percentage)
Revenue	$836,039	$5,510,759	$(4,674,720)	-85%

Cost of Revenue	78,916	2,754,751	(2,675,835)	-97%

Gross Profit	757,123	2,756,008	(1,998,885)	-73%

Sales and Marketing	1,008,030	2,606,397	(1,598,367)	-61%

General and Administrative	2,042,793	2,971,372	(928,579)	-31%

Operating Loss	(2,293,700)	(2,821,761)	528,061	-19%

Other (Expense) Income	(4,511,710)	165,185	(4,676,895)	-2,831%

Net Loss	$(6,805,410)	$(2,656,576)	$(4,148,834)	156%

Our revenue demonstrates a strong correlation to our level of spending on advertising and marketing. Comparison of revenue, cost of revenue and the resulting gross margins for the three and six month periods ended June 30, 2012 to the same periods in 2011 highlights the effects of the changes to our business over the last year, as discussed above. During 2012, our revenue was generated by earning fees for providing our partners with customers. During 2011, our revenue was generated by selling precious metals and cellular phones that we had purchased from the public. During the transition of our approach, we lowered our advertising expenses considerably while we tested our new message to Consumers and adjusted based on feedback and results. This resulted in lower revenue during 2012, as compared with 2011.

Our direct cost of revenue for generating leads for our partners consists primarily of costs to access and maintain our website, as well as depreciation expense on our technology platform software. During 2011, we paid individuals a percentage of the market value of the items we purchased from them. In addition, we had to maintain facilities and personnel to ship, secure, grade, log and process the items we purchased. In connection with the change in approach, we were able to eliminate these costs. As a result, we have a higher gross margin, on a percentage basis, during 2012, as compared to the same period in 2011.

Our sales and marketing expenditures represent one of our most significant costs, amounting to 115% and 27% of revenue for the three months ended June 30, 2012 and 2011, respectively, and 121% and 47% of revenue for the six months ended June 30, 2012 and 2011, respectively.  We utilize direct response advertising and marketing campaigns, including television, print and Internet to attract Consumers to our website. Our sales and marketing costs include production costs to produce and edit advertisements as well as the costs to run them. We manage our advertising and marketing campaigns, and make allocation decisions, by measuring their effectiveness based on a variety of metrics, including response rates, conversion rates and average revenue statistics. During 2012, our advertising and marketing costs exceeded our revenue as we incurred significant production costs to generate advertisements promoting our new online marketplace and optimized the placement of those advertisements. We have seen improvement in the return on our advertising and marketing expenses through 2012, as evidenced by the decline in total sales and marketing costs as a percentage of revenue from 134% during the first quarter of 2012 to 115% during the second quarter of 2012. In addition, this percentage declined each month within the second quarter of 2012, to the point where our revenue exceeded our total sales and marketing costs at the end of the second quarter. Factors such as the time of year and significant local or nationally televised events can influence the effectiveness of our advertising campaigns.  We expect the presidential election later this year to have an impact on viewership patterns and to increase the cost of advertising.  As such, we have adjusted our advertising plans in an attempt to reduce the potential negative impact that these events might have on the cost of our media campaigns, and maximize the returns on our advertising spending.

General and administrative expenses include professional fees for technology, legal and accounting services as well as consulting and internal personnel costs for our back office support functions. In general, our general and administrative expenses for 2012, as compared to 2011, decreased as we scaled back our investments in our technology infrastructure, reduced our headcount, relocated to less expensive facilities, and reduced other expenses, such as travel, wherever practical. Offsetting the decrease, in part, is an increase in non-cash compensation expense pertaining to share grants for services to our co-chairman of the board and an outside vendor. We are continuing to diligently seek out ways to reduce our overhead costs and to maintain them at minimal levels.

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Other expense during the three and six months ended June 30, 2012 was attributable predominantly to a charge resulting from the change in the market value of the derivative liability pertaining to our 2011 Series A PS. During the six months ended June 30, 2012, we also incurred interest expense associated with our 2011 Convertible Notes (as defined below), partially offset by a gain on the settlement of certain accounts payable.

Other income during the three and six months ended June 30, 2011 was attributable primarily to gains on the changes in the market values of the derivative liabilities pertaining to our 2010 Series B preferred stock and our 2011 Convertible Notes, partially offset by derivative expense and interest expense associated with our 2011 Convertible Notes.

Results for the Year Ended December 31, 2011, Compared to the Year Ended December 31, 2010

The following table sets forth, for the periods indicated, consolidated statements of operations information:

	For the Year Ended December 31,		Change	Change
	2011	2010	(Dollars)	(Percentage)
Revenue	$5,876,660	$32,547,898	$(26,671,238)	-82%

Cost of Revenue	2,955,932	11,526,214	(8,570,282)	-74%

Impairment of prepaid expenses - related party	312,712	-	312,712	100%

Gross Profit	2,608,016	21,021,684	(18,413,668)	-88%

Sales and Marketing	3,007,443	20,821,100	(17,813,657)	-86%

General and Administrative	5,201,263	7,004,056	(1,802,793)	-26%

Impairment of property and equipment	57,871	114,018	(56,147)	-49%

Impairment of goodwill and intangible assets	448,734	11,142,273	(10,693,539)	-96%

Operating Loss	(6,107,295)	(18,059,763)	11,952,468	-66%

Interest Expense, net	(421,626)	-	(421,626)	-100%

Other Income	2,150,721	1,268,510	882,211	70%

Net Loss	$(4,378,200)	$(16,791,253)	$12,413,053	-74%

The nature of our direct response advertising and marketing campaigns generally yields a strong correlation between our level of spending on sales and marketing and our revenue across all of our service offerings.  This is evident as the decline in revenue during 2011, as compared with 2010, is relatively consistent with the decline in our sales and marketing expenses across the same period. As we changed our advertising allocations from precious metals to cellular phones and then to a broad array of small consumer electronics, our revenues have changed accordingly.  During 2011, approximately 43%, 53%, and 3% of our revenue came from the sale of precious metals, the sale of cellular phones, and the provision of small consumer electronics customers to our partners, respectively, whereas approximately 97% of our revenue during 2010 came from precious metals.  We expect revenue generated by providing small consumer electronics customers to our partners to comprise the majority of our revenue in 2012.

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Cost of revenue decreased during 2011, as compared to 2010, mainly as a result of a strong correlation to revenue. For items purchased directly, we generally paid Consumers a percentage of the market value of the items we purchased from them.  Therefore a portion of our cost of revenue is directly correlated to our revenue, both on a volume and per unit basis. Also contributing to the decrease, and causing the slower rate of decline as compared with revenue, is the sales mix: we generally earned a lower gross margin on cellular phones than we did on precious metals.  Slowing the rate of decline in cost of revenue, as compared with the decline in revenue, is the fact that certain components of our cost of revenue, such as rent and salaries, are fixed in nature and therefore did not decrease with the sharp decline in revenue. We have reduced or eliminated these costs wherever possible, as they are not required for us to provide an online marketplace for small consumer electronics. Consequently, we anticipate that our gross margin percentage will increase substantially in 2012, as our direct cost of revenue for generating leads for our partners is minimal.

In connection with the decline of our revenues from precious metals and the adaptations we made to our approach to the electronics recycling market, we periodically reviewed the recoverability of our assets pertaining to those portions of our business. During 2010, we recorded an impairment charge of $114,018 pertaining to property and equipment utilized in our foreign precious metals operations and a goodwill impairment charge of $11,142,273. During 2011 we recorded an impairment charge of $57,871 pertaining to property and equipment utilized in our domestic precious metals operations. In addition, during 2011 we determined that our prepaid refinery costs and certain intangible assets, including our non-compete agreement with the Refinery and software development costs pertaining to our website and back-end systems, had been impaired.  Accordingly, in 2011 we recorded an impairment charge of $312,712 related to our prepaid refining services and $448,734 related to our intangible assets.

Our sales and marketing expenditures, primarily comprised of advertising and marketing costs, represent one of our most significant costs, amounting to 51% and 64% of revenue for 2011 and 2010, respectively.  We manage our advertising and marketing campaigns, and make allocation decisions, by measuring their effectiveness primarily based on the media efficiency rate, which we refer to as “MER”.  There are a variety of factors that impact the MER including:

1.	The number of leads generated from an advertisement,

2.	The rate at which those leads convert into actual orders from Consumers, and

3.	The average revenue per order.

Each of these factors, and hence our MERs, vary by market and by the particular advertising method utilized within each market.  As our MER from precious metals campaigns declined over the course of 2010 and into 2011, we stopped actively advertising for precious metals in the United Kingdom and European markets during the fourth quarter of 2010 and in Canada and the United States in early 2011.  This decline was partially offset by the advertising and marketing testing costs, including production costs to design and implement new campaigns, related to our cellular phone offering, conducted during the first quarter of 2011.  However, during the first quarter of 2011, we began to experience collection problems from ReCellular, Inc., our then electronics partner and had to significantly scale down our expenses.  During the second half of 2011, we incurred advertising and marketing costs, including production costs to design and implement new campaigns, describing how we show consumers the highest cash offers from our partners for a wide variety of small consumer electronics, although on a significantly smaller scale. We expect that advertising and marketing will continue to be our most important and significant expense in 2012. Our levels of revenue and profitability are contingent upon achieving successful advertising and marketing campaigns that drive large volumes of Consumers to our online marketplace in a cost efficient manner.

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General and administrative expenses include professional fees for technology, legal and accounting services as well as consulting and internal personnel costs for our back office support functions. General and administrative expenses for 2011, as compared to 2010, decreased as we scaled back our investments in our technology infrastructure, reduced our headcount, and reduced other expenses, such as travel, wherever practical. We are continuing to diligently seek out ways to reduce our overhead costs to minimal levels.

Interest expense, net during 2011 predominantly relates to the amortization of discounts on our Convertible Notes Payable. As discussed in greater detail below, during January 2012, these notes were all converted into 2011 Series A PS.

Other income was primarily due to gains recognized on the changes in the fair values of our derivative liabilities. During 2011, we recorded gains on the changes in the fair values of our derivative liabilities relating to both our Convertible Notes Payable and the embedded conversion feature of our Series B Preferred Stock, which we refer to as “Series B PS”. During 2010, we recorded a gain pertaining only to the derivative liability relating to the embedded conversion of our Series B PS. In both years, these gains were partially offset by derivative expenses and losses on foreign currency exchange. During 2011, we incurred derivative expenses relating to the issuance of both our Convertible Notes Payable, and the embedded conversion feature of our Series B PS. During 2010, we incurred derivative expenses relating only to the embedded conversion of our Series B PS.

Liquidity and Capital Resources

We utilize direct response advertising and marketing campaigns, including television, print and Internet to attract Consumers to our website where we help them monetize household items, such as small consumer electronics that they are no longer using. These advertising and marketing campaigns are our most significant use of cash from operations. Payment policies for these campaigns vary by advertising medium and by vendor. Payment terms vary as well, but in general payment for our advertisements is due within two-weeks or less of when the advertisement airs. Other significant uses of cash include production costs to create our advertisements, salary expense for our employees, and professional fees.

Cash receipts from our partners, for providing them with customers, are generally received by us within seven to 10 days of the order being placed with the partner by the Consumer.

We incurred a loss from operations of $2,293,700 during the six months ended June 30, 2012 (including non-cash charges for stock based compensation of $843,926). We used $1,843,297 in cash from operations during the six months ended June 30, 2012. As of June 30, 2012 we had an accumulated deficit of $38,478,682, and a working capital deficit of $1,478,100 (including our derivative liability of $4,372,451).

Our investing activities used net cash of $111,154 to purchase property and equipment during the six months ended June 30, 2012. During the same period, our financing activities generated $3,319,287 in net proceeds, mainly comprised of proceeds from the sale of our preferred stock, partially offset by the repayment of an outstanding note payable to an investor in the amount of $35,000.

We incurred a loss from operations of $6,107,295 for the year ended December 31, 2011 including non-cash charges for stock based compensation of $2,178,346, and asset impairment charges of $819,317 pertaining to certain prepaid expenses, property and equipment and intangible assets. We used $2,562,423 in cash from operations during 2011. As of December 31, 2011 we had an accumulated deficit of $31,450,276, and working capital deficit of $257,004.

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Our investing activities used net cash of $291,141, to purchase property and equipment and acquire intangible assets during 2011. During the same period, our financing activities generated $3,984,261 in net proceeds, mainly comprised of $1,081,406 in proceeds from the exercise of stock warrants, $800,000 in proceeds from convertible notes payable, and $2,110,000 in gross proceeds from the sale of our preferred stock.

In general, we do not require significant capital to make purchases of property and equipment. We do however employ several people, and use outside contractors, to develop our website and technology platform. The costs incurred pertaining to this software development are capitalized as property and equipment.

During 2011, we received $800,000 pursuant to convertible notes payable, which we refer to as the “2011 Convertible Notes”, which we used for working capital purposes. Of this amount, $325,000 was received from a large shareholder, $325,000 was received from our now Co-Chairman of the Board, and $50,000 was received from our then Chief Executive Officer, and $100,000 was received from another shareholder.

In 2011, our Board authorized the sale of up to 10,000,000 shares 2011 Series A PS. From December 2011 through April 2012, we sold 5,406,000 shares of 2011 Series A PS for gross proceeds of $5,406,000 and converted the 2011 Convertible Notes into 1,600,000 shares of 2011 Series A PS.

In January 2012, we offered price protection to the purchasers of the 2011 Series A PS which are triggered if we sell securities with the purpose of raising capital from investors, at a price less than $0.20 per common share. All of the 2011 Series A PS, other than shares subject to 9.99% conversion blockers, automatically converted into common stock when on June 8, 2012, in connection with the Reverse Split (as defined below).

On June 8, 2012, our shareholders approved an amendment to our Certificate of Incorporation to effect a 1-for-52.4846 reverse stock split, which reduced our fully-diluted outstanding common share count to approximately 10,000,000 common shares, which we refer to as the “Reverse Split”. Certain securities that were outstanding at the time of the Reverse Split were not subject to the Reverse Split including our 2011 Series A PS; warrants to purchase our common stock that were issued in connection with our 2011 Series A PS; shares and warrants issued to shareholders in connection with the conversion of our 2011 Convertible Notes; and certain stock options.

On February 29, 2012, EcoSquid Acquisition, Inc, which we refer to as “Acquisition Corp”, an entity owned predominantly by affiliates of uSell, acquired Fort Knox Recycling, LLC, doing business as ecoSquid.  The purchase price was $500,000 in cash. EcoSquid owned the intellectual property that we licensed in order to implement our comparison technology platform. ecoSquid had revenue and losses during 2011 that were immaterial relative to ours for the same period. Aside from the $500,000 funded to acquire ecoSquid, Acquisition Corp. had no other assets, liabilities, revenues or expenses. On April 24, 2012, we acquired 100% of Acquisition Corp. by issuing 350,000 shares of Series D preferred stock to the Acquisition Corp shareholders. We valued the transaction at $500,000, based on the amount of cash paid by Acquisition Corp. for the acquisition of EcoSquid. We ascribed the full $500,000 to the comparison technology platform.

We do not yet have a sustained history of financial stability. Historically our principal source of liquidity has been the issuances of debt and equity securities (including to related parties), including preferred stock, common stock and various debt financing transactions. Losses from operations are continuing subsequent to June 30, 2012. We anticipate that we will continue to generate significant losses from operations in the near future. We believe that our current available cash, along with anticipated revenues and proceeds from this offering, will be sufficient to meet our cash needs for the next twelve months.  There can be no assurance that the plans and actions proposed by management will be successful, that we will generate profitability and positive cash flows in the future, that our diversification and expansion plans will not require substantial amounts of capital beyond our current capabilities, or that unforeseen circumstances will not require us to seek additional funding sources in the future or effectuate plans to conserve liquidity. Future efforts to raise additional funds through the issuance of debt and/or equity securities may not be successful or, in the event additional sources of funds are needed to continue operations, they may not be available on acceptable terms, if at all.

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BUSINESS

usell.com, Inc., which we refer to as “usell”, “we” or “us”, is a technology based company focused on creating an online marketplace where consumers interested in selling small consumer electronics that they are no longer using can:

·          Research the current market value for their items, based on the make, model and condition of each item,

·          Efficiently find and compare offers for those items from top-rated buyers,

·          Review satisfaction ratings and customer reviews of each buyer,

·          Determine the offer they wish to accept, and

·          Immediately complete their transaction on our website directly with the buyer of their choice.

Our business model is similar to successful ecommerce websites, such as KAYAK (www.kayak.com) in the travel industry, Bankrate (www.bankrate.com) in the finance industry, and Insurance.com (www.insurance.com) in the insurance industry. Rather than offer the product or service directly to the consumer, these companies all serve consumers seeking to complete a transaction by providing them with an easy way to (i) find information to help them make an informed decision, (ii) compare offers from various companies that offer the respective product or service, and (iii) help them easily complete their transaction. Our services are free for consumers.

We utilize consumer oriented advertising efforts, such as direct response television commercials and various forms of Internet advertising, to attract consumers to our website. Effective consumer oriented advertising requires significant expertise and up-front capital to efficiently create, produce, edit and air the advertising campaigns.  Ineffective advertisements can result in significant costs that do not generate revenue sufficient to cover costs.

We partner with electronics buying companies and provide them with a low risk, cost-efficient customer acquisition model. Through participation in the uSell marketplace, our partners can benefit from the high volume response rates to our national television advertising and broad-based Internet advertising campaigns, while minimizing the investment and risk associated with creating and running their own branded advertising campaign.  When consumers enter the information about the device they intend to sell on our website, they are presented with offers from our partners that are interested in buying that item. A partner pays us only when a consumer accepts an offer on our website and provides us (and the partner) with the consumer’s name and address.  We believe that this model provides our partners with a competitive customer acquisition cost which, in turn, allows them to offer higher prices to consumers.

Our corporate headquarters are located at 245 North Ocean Blvd., Suite 306, Deerfield Beach, Florida 33441 and our phone number is (954) 915-1550. Our website can be found at www.usell.com. The information on our website is not incorporated in this prospectus.

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Company Evolution

We help consumers monetize household items, such as small consumer electronics that they are no longer using.  We were incorporated in Delaware on November 18, 2003. On July 23, 2008, we acquired Money4Gold, Inc., an early stage precious metals company, and changed our name to Money4Gold Holdings, Inc. We started our business operations in 2008, buying precious metals directly from the public and selling them to a partner company. On May 7, 2009, we acquired MGE Enterprises Corporation, which we refer to as “MGE”.  MGE brought extensive experience in creating and growing businesses that provide shareholder value in a broad array of industries, including direct response, Internet marketing and national retail distribution and sales.  MGE’s ability to reach a broader number of consumers through their experience in multi-language television advertising, direct response, and retail distribution and sales greatly accelerated our growth and increased our depth of management experience. In mid-2010, we changed our name to Upstream Worldwide, Inc. and diversified our business by introducing a service similar to our precious metals business, for cellular phones. The response rates to the cellular phone offering far outpaced the responses on our precious metals campaigns. Hence, we began to focus our efforts on the domestic market for cellular phones and small consumer electronics. Through the end of 2010 and into 2011, our revenues began to shift substantially toward cellular phones. We stopped offering to purchase precious metals in the United Kingdom and European markets during the fourth quarter of 2010 and in Canada and the United States in early 2011. By mid-2011 we further adapted our business strategy and stopped offering to purchase cellular phones directly. In July2011, we began to focus more intently on our core strength of cost-effective customer acquisition, and created an online marketplace where consumers interested in selling small consumer electronics that they are no longer using can educate themselves on current market values and sell their items to top-rated, reputable buyers. This strategy also allowed us to quickly expand into new product categories beyond cellular phones; we now offer a place to sell smartphones, iPads and other tablets, Kindles and other e-readers, digital cameras, MP3 players, and handheld game consoles. In April 2012, we acquired Acquisition Corp. Acquisition Corp owned the intellectual property that we licensed in order to implement our comparison technology platform. On July 23, 2012, we changed our name to usell.com, Inc.

To date we have established several significant milestones toward our new strategy:

•	We have developed the core technology that enables consumers to fully research the value of the items they wish to sell and select a buyer based on attributes most important to the consumer. We solicit continuous feedback from our consumers and conduct regular, routine testing to ensure we provide the most valuable information to consumers, and in the most readily digestible format.

•	We have established strong relationships with approximately 20 partners to date, and are continuously working to bring more partners to the platform. We believe that a higher number of partners make our online marketplace more efficient, thereby ensuring that consumers receive the best available pricing and service. With each partner, we build a custom integration with their systems to ensure that the information exchanged is timely and accurate.

•	We have launched the initial stages of our advertising and marketing strategy and have seen very positive response. Each campaign is carefully monitored to ensure the highest returns, factoring in revenue and cost, as well as conversion rates at each phase of the process. By optimizing our advertising to focus on the most successful campaigns, we ensure the highest returns on our investments and can consistently deliver the most cost efficient customer lead costs to our partners. These benefits will be amplified even further as we increase the levels of our advertising investments going forward.

•	More recently, with enhancements to our technology platform, consumers now complete all transactions on our consumer website, www.usell.com, rather than being directed to the website of a partner.

Market Opportunity

We believe that the market for recycling small consumer electronics, though just emerging, is substantial and that our historical performance demonstrates the potential of the opportunity for helping consumers monetize items that they are no longer using. The leading product in this category is, by far, the smartphone.

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There are 150 million new smartphones sold every year and the number continues to grow. Traditionally, high costs have enabled cellular service providers, such as AT&T, Verizon and Sprint, to effectively control the distribution of smartphones by subsidizing their high initial purchase cost and requiring consumers to sign long-term contracts. This system however has created a bottleneck in the distribution channels as recent developments in operating system performance and available applications have driven consumer demand to record levels. This trend is evidenced by the recent introduction of advertising campaigns by the phone manufacturers, such as Apple, HTC, and Samsung, aimed directly to consumers. By establishing a direct line of communication with the consumers, device manufacturers can market new products and services directly, as they are developed. This will result in additional pressure on the biggest hurdle the carriers face with the consumers: the long-term contract, as consumers who prefer the latest and greatest technology seek to upgrade their device more frequently.

Most consumers do not know what to do with their old device after they upgrade their phone. Only 10% of the smartphones taken out of service are being sold or traded in by consumers. We believe that this is because consumers (i) do not realize that the devices have value, (ii) do not know that they can sell their devices, and/or (iii) do not know how to go about selling them. This, combined with the rapid pace of technological development, is resulting in an increasing level of supply of relatively new and still functioning, used devices.

There is also considerable demand for relatively new and still functioning used technology devices. As the initial cost of the latest generation devices continues to increase, a market for used smartphones is developing. Similar to the automobile industry, consumers are beginning to look for recent model smartphones that they can buy at prices that are lower than those for the brand new models. The growing demand for smartphones with faster processors and more functionality, the high initial cost of purchasing a new smartphone, and purchasing constraints have all contributed to increased values of used smartphones. For example, according to a consumer survey recently conducted by Consumer Intelligence Research Partners and cited in The Wall Street Journal, since the iPhone 4S launched in October 2011, used models of Apple’s earlier generation devices accounted for 11% of total iPhone activations at U.S. carriers. Apple is launching a new iPhone in September 2012, which we expect will motivate many people to sell earlier iPhone models.

There are a number of used consumer electronics buyers that have emerged to serve this opportunity, but none has gained significant traction. These companies tend to be small and undercapitalized, or are currently focusing on refurbishment infrastructure and distribution to wholesale and/or offshore markets. Some of the larger companies have introduced recycling programs, but with little, if any, financial incentive being offered to the consumer, they have not been largely embraced by consumers.

As a result, there is currently a huge opportunity for the introduction of a cost efficient way for buyers of used consumer electronics to find consumers that are interested in selling their devices. We believe that our online marketplace serves that opportunity.

Challenges

There are several challenges that exist today in the market for used consumer electronics, including:

•	Emerging Market: The used consumer electronics market is just emerging and it is not widely known that used consumer electronics have significant value. To date, several consumer electronics and retail companies have introduced recycling programs designed to encourage consumers to “donate” their items to be recycled. These programs are successful for the retailers, but provide little, if any, economic value to the consumer.

•	Fragmented Market: There are a number of used consumer electronics buyers that have emerged to serve this opportunity, but none has emerged as the market leader. These companies have focused mainly on the disposition of products and do not have the capital or marketing expertise to drive acquisition volume efficiently.

•	Lack of Information about Value: After a consumer becomes aware that they can sell their used device, it is still challenging for them to determine the fair market value of the device. Values found on other websites, such as eBay.com or craigslist.com can fluctuate widely depending on the condition of the item, the seller’s ability to resell the item, and/or the rating of the buyer. Researching a single item is generally very time consuming and can yield inconsistent results.

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Competition

We face significant competition in our efforts to attract and retain consumers to our website. Consumers often face countless advertisements each day and standing out amongst them is often challenging. Further, we believe that most consumers are not aware that the used electronics that they are no longer using still may possess significant value and are therefore not actively looking for our service. When consumers are searching for ways to dispose of their electronics, we face competition from a variety of other outlets vying for their attention including:

•	Online auctions websites such as eBay.com,

•	Companies such as Gazelle, an online purchaser of used electronics which advertises heavily, and our partners which promote their own websites which can be visited directly,

•	Online classifieds such as craigslist.com,

•	Electronics retailer recycling programs such as BestBuy, Inc.

•	Wireless provider trade-in programs,

•	Garage sales, and

•	Pawn shops.

 Our Approach

Marketing and Advertising

We utilize direct response advertising and marketing campaigns, including television, print and Internet to attract visitors to our website. The methods of advertising used and the level of advertising investment vary based on a variety of factors that influence the effectiveness of direct response advertising. The nature of our direct response advertising and marketing campaigns generally yields a strong correlation between our level of spending on sales and marketing and our revenue. Hence, as we increase our advertising and marketing budgets, we anticipate that our revenue will grow accordingly. Our advertising methods include the following:

•	Television advertisements can be targeted toward specific demographics based on the type of show and time of day. Factors such as the time of year and significant local or nationally televised events can influence the effectiveness of campaigns.

•	Internet and affiliate marketing targets various demographics by advertising on publisher websites and on search engines, most commonly with keyword-based text ads, as well as with banners and contextual banners, focused on generating potential customers by driving traffic to our websites. Internet marketing also reaches customers who are using the web on their smart phones.

•	Mobile phone marketing targets mobile phone users, and provides the ability to specifically target owners of smart phones in general and certain specific models.

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•	Remarketing efforts focus on users who have visited the usell site, but did not sell their phone. This incremental online advertising effort maximizes the dollars spent to initially bring the customer to the site by increasing overall conversions.

•	Referral marketing encourages users to refer friends and family to usell by offering cash incentives, thus allowing usell to acquire multiple new customers at a low incremental cost.

Process

Consumers responding to our advertising campaigns come to our website where they search our database for the item they wish to sell. They are prompted to answer a number of questions regarding the condition of the item and which associated accessories they have, if any. Upon completion of the appraisal questions, they are presented with a listing of offers to purchase their item from our partners. In addition to the offered purchase price, consumers can review the offer details from each partner, including:

•	Average customer ratings,

•	Whether the partner offers the opportunity to print a prepaid shipping label immediately, or to receive a shipping kit,

•	Average payment time,

•	Payment options offered,

•	Return options,

•	Data removal, and

•	Complete the sale on our website.

Our website provides a checkout process that enables consumers to complete the entire transaction on our website without being re-directed to our partners’ websites. In addition, we are working on implementing the ability to sell multiple devices to multiple buyers simultaneously, thereby ensuring that they receive the highest offer for each individual device. We believe that this will encourage consumers to sell multiple devices.

Strengths

We believe that we have certain key strengths that will enable us to be successful:

•	A Better Way to Sell: We have created a better way for consumers to sell small consumer electronics that people are no longer using. We use proprietary software and algorithms to quickly find, consolidate and present offers from top-rated, reputable buyers. We display the results in an intuitive interface, providing a single place for consumers to educate themselves about market values of their items and then select the party with which they would like to do business based on the factors most important to them.

•	First in Our Industry: We believe that we are the first online marketplace of our kind in the small electronics industry. We have taken the same successful concepts used in other industries, such as travel, insurance, and banking/finance, and applied them to a burgeoning industry.

•	Technology Driven: We believe we have one of the strongest technology teams in the electronics recycling industry. We focus on developing high performance technology to power our website by rapidly searching for items based on variables selected by the consumer and presenting it in a clear and intuitive manner. We strive to innovate quickly and are continuously developing and releasing new functionality on our website to enhance the consumers’ experience. We invest in complex application program interface technology, and coordinate with our partners to update data in real time. These investments strengthen our relationship with our partners and ensure that consumers are receiving timely, reliable information.

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•	Scalable and Cost Efficient: We designed our business model and technology platform to be highly scalable and cost efficient. Our software and systems have been designed to handle significant growth in users and queries, without requiring significant re-engineering or major capital expenditures. In addition, we use a combination of proprietary software and public domain technologies that will allow us to leverage our technology investments as our traffic volume continue to grow. We do not incur meaningful costs or overhead associated with fulfillment or customer service, and we maintain relatively low fixed operating costs.

•	Flexible Discretionary Advertising: Our largest expenditures pertain to our advertising and marketing campaigns. Our consumer oriented advertising efforts include television and various forms of Internet advertising, as well as both affiliate and personal referral programs. Each approach is highly flexible and engineered in such a way as to minimize any significant up-front investments. We can dynamically tailor our campaigns to specific audiences and timeframes and adjust our spending levels to maximize our returns on each particular campaign and minimize the cost per visitor to our website.

•	Strong Management Team: Our management team is comprised of experienced marketing, technology and business entrepreneurs, each with a track record of success. Our varied industry backgrounds are united by the application of technological innovation to new or existing industries. We feel that our collective experience puts us in a unique position to focus on leveraging technology in an innovative way, while minimizing capital expenditures and overhead costs, to create an online marketplace that provides consumers a better way to sell small consumer electronics that they are no longer using.

Growth Strategy

We intend to quickly and efficiently scale our advertising and marketing campaigns to reach the owners of the 150 million smartphones currently going unsold in the marketplace today. We will continue to develop our website to expand the information available to provide consumers the forum to educate themselves regarding market values and buyer ratings and we will continue to seek out reputable consumer electronics buying partners to ensure that the offers we present to consumers are the best available.

Government Regulation

Because of the nature of our business, we are subject to the Federal Trade Commission’s unfair trade practice rules and various state laws designed to protect consumers including “little” unfair trade practice laws, as well as similar laws and regulations in the other markets in which we operate.  As we continue to expand globally, we will be subject to the laws of each country where we operate. See the Risk Factors on pages 9 and 13 for further description of Government Regulation.

Employees

As of the date of this prospectus, we had 12 employees, all of which are full-time employees.  None of our employees are subject to a collective bargaining agreement.

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Intellectual Property

We currently rely on a combination of trade secret laws and restrictions on disclosure to protect our intellectual property rights.  We enter into proprietary information and confidentiality agreements with our employees, consultants and commercial partners and control access to, and distribution of our software documentation and other proprietary information.

Property

We lease approximately 1,800 square feet for our corporate headquarters located at 245 North Ocean Blvd., Suite 306, Deerfield Beach, Florida 33441.

We believe that our existing facilities are suitable and adequate and that we have sufficient capacity to meet our current anticipated needs.  None of these facilities are critical to our operations because suitable alternatives are available in substantially all of the locations where we conduct business.  We continuously review our anticipated requirements for facilities and, on the basis of that review, may from time to time acquire or lease additional facilities and/or dispose of existing facilities.

Legal Proceedings

From time to time, we are periodically a party to or otherwise involved in legal proceedings arising in the normal and ordinary course of business.  As of the date of this prospectus, we are not aware of any proceeding, threatened or pending, against us, which, if determined adversely, would have a material effect on our business, results of operations, cash flows or financial position.

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MANAGEMENT

The following is a list of our executive officers and directors.  All directors serve one-year terms or until each of their successors are duly qualified and elected.  There is one vacancy on our Board of Directors, which we refer to as our “Board”. The officers are elected by the Board.

Name	Age	Position

Daniel Brauser	31	Chief Executive Officer, President, and Director

Michael Brachfeld	41	Chief Financial Officer and Chief Accounting Officer

Nik Raman	28	Chief Operating Officer and Director

Sergio Zyman	67	Executive Chairman

Michael Brauser	56	Co-Chairman

Douglas Feirstein	42	Director

Scott Frohman	44	Director

Grant Fitzwilliam	44	Director

Biographies

Daniel Brauser has served as our Chief Executive Officer since July 10, 2012 and as a director since July 23, 2008. Mr. Brauser has also served as our President since January 27, 2012. Prior to being appointed Chief Executive Officer, Mr. Brauser served as the Company’s Chief Financial Officer from July 23, 2008 through July 10, 2012. From July 23, 2008 through May 7, 2009, Mr. Brauser also served as our President and Chief Operating Officer. From November 2005 until September 2007, Mr. Brauser served as the Senior Vice President of Health Benefits Direct Corporation. Mr. Brauser was selected as a director for his extensive experience managing the growth of young companies from start-up through to maturity. In addition, as a founder of our reverse logistics business, Mr. Brauser possesses a detailed understanding of the characteristics unique to our business model.

Michael Brachfeld has served as our Chief Financial Officer since July 10, 2012 and as our Chief Accounting Officer since March 30, 2010. From September 21, 2009 until July 10, 2012, Mr. Brachfeld served as our Vice President of Finance. From April 2007 to September 2009, Mr. Brachfeld served as Vice President of Finance at eLandia Group, Inc., a provider of information technology products and services to small, medium-sized and large businesses as well as government entities, primarily in Latin America. From October 2003 until April 2007, Mr. Brachfeld served as the Corporate Controller of Affinity Internet, Inc., a web hosting and on-line services company. He is a Certified Public Accountant in Florida.

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Nik Raman was appointed as our Chief Operating Officer on January 27, 2012 and a director on April 24, 2012. After graduating from Harvard Business School, Mr. Raman founded and served as Manager of Ft. Knox Recycling, LLC doing business as EcoSquid. From 2008 until 2010, Mr. Raman attended Harvard Business School during which time he interned at FPL Energy’s Corporate Development Group. From 2005 to 2008, Mr. Raman was a Client Manager at IBM where he was responsible for product and services portfolio sales to financial services institutions. Mr. Raman was appointed a director in connection with the acquisition of Acquisition Corp. in April 2012.

Sergio Zyman was appointed as Executive Chairman and as a director on January 27, 2012. In 1999, Mr. Zyman founded Zyman Group, an international marketing consulting firm. In 2005 and 2008 respectively, Mr. Zyman sold a majority and then sole ownership of the company to MDC Partners. Since 2008, he has been President of Sergio Zyman & Company consultancy. Mr. Zyman was selected as a director for his extensive marketing experience.

Michael Brauser has served as Chairman and Co-Chairman (upon the appointment of Mr. Zyman as Executive Chairman on January 27, 2012) since November 18, 2011. Mr. Brauser has been the manager of Marlin Capital Partners, LLC, a private investment company, since 2003. Mr. Brauser served as the Co-Chairman of interclick, inc. from August 2007 until it was acquired by Yahoo, Inc. in December 2011. Since October 2011, Mr. Brauser has served as a Co-Chairman on the Board of Directors of Chromadex Corp., a publicly-traded developer of phytochemical and botanical reference standards. Mr. Brauser also served as a Co-Chairman of the Board of Directors of Chromadex Corp between May 2010 and March 2011. Mr. Brauser was selected as a director due to his significant experience in the Internet industry, and his extensive business and management expertise.

Douglas Feirstein has served as a director since May 7, 2009 when we acquired MGE Enterprises Corporation, which we refer to as “MGE”. Until July 10, 2012, Mr. Feirstein served as our Chief Executive Officer since May 7, 2009 when we acquired MGE. In 2005, Mr. Feirstein founded and served as a manager of Pink Package, LLC, d/b/a My Gold Envelope a predecessor to MGE and since the date of MGE’s acquisition of My Gold Envelope, he had been an executive officer of MGE. Mr. Feirstein was selected as a director for his extensive experience managing the growth of young companies from start-up through to maturity. In addition, as a founder of MGE, Mr. Feirstein possesses a detailed understanding of the characteristics unique to our business model.

Scott Frohman served as our Chairman of the Board from July 23, 2008 through November 18, 2011, and as a director since November 18, 2011. Since June 23, 2008, Mr. Frohman has been the Chief Executive Officer and a director of Options Media Group Holdings, Inc. Mr. Frohman was selected as a director for his general business management with specific experience in marketing driven companies.

Grant Fitzwilliam has served as a director since September 30, 2009. Mr. Fitzwilliam is currently the President of 3c InSight, a software and consulting firm that he co-founded in 2008, which is focused on providing operational excellence solutions for companies throughout the United States. From August 2005 until August 2007, Mr. Fitzwilliam served as Executive Vice President of Finance and Chief Financial Officer of The Hackett Group a leading business and technology consulting firm and also served as a Managing Director leading Hackett’s national Oracle and Sarbanes Oxley business units. Mr. Fitzwilliam was formerly an auditor with KPMG LLP and is a licensed CPA in Georgia. Mr. Fitzwilliam was selected as a director for his accounting, financial and professional management experience.

Family Relationships

With the exception of Michael and Daniel Brauser, who are father and son, there are no family relationships among our directors and executive officers.

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Board Committees and Charters

The Board and its Committees meet and act by written consent from time to time as appropriate. The Board has formed and appoints members to its: Audit and Compensation Committees. Committees regularly report on their activities and actions to the Board. The Audit Committee and the Compensation Committee each have a written charter approved by the Board.

The following table identifies the independent and non-independent current Board and Committee members:

Name	Independent	Audit	Compensation

Michael Brauser
Sergio Zyman
Daniel Brauser
Douglas Feirstein
Grant Fitzwilliam	√	Chairman	√
Scott Frohman	√	√	√
Nik Raman

Independence

Our Board has determined that Messrs. Fitzwilliam and Frohman are independent under the NASDAQ Stock Market listing rules and that Messrs. Frohman and Fitzwilliam are independent in accordance with the NASDAQ Stock Market independence standards for audit committees.

Audit Committee

The Audit Committee’s primary role is to review our accounting policies and any issues which may arise in the course of the audit of our financial statements. The Audit Committee selects our independent registered public accounting firm, approves all audit and non-audit services, and reviews the independence of our independent registered public accounting firm. The Audit Committee also reviews the audit and non-audit fees of the auditors. Our Audit Committee is also responsible for certain corporate governance and legal compliance matters including internal and disclosure controls and compliance with the Sarbanes-Oxley Act of 2002.

Our Board has determined that Grant Fitzwilliam is qualified as an Audit Committee Financial Expert, as that term is defined by the rules of the SEC and in compliance with the Sarbanes-Oxley Act of 2002.

Compensation Committee

The function of the Compensation Committee is to determine the compensation of our executive officers. The Compensation Committee has the power to set performance targets for determining periodic bonuses payable to executive officers and may review and make recommendations with respect to shareholder proposals related to compensation matters. Additionally, the Compensation Committee is responsible for administering the Plan.

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Board Assessment of Risk

The Board is actively involved in the oversight of risks that could affect usell. This oversight is conducted primarily through the Audit Committee, but the full Board has retained responsibility for general oversight of risks. The Audit Committee considers and reviews with our independent public accounting firm and management the adequacy of our internal controls, including the processes for identifying significant risks and exposures, and elicits recommendations for the improvements of such procedures where desirable. In addition to the Audit Committee’s role, the full Board is involved in oversight and administration of risk and risk management practices. Members of our senior management have day-to-day responsibility for risk management and establishing risk management practices, and members of management are expected to report matters relating specifically to the Audit Committee directly thereto, and to report all other matters directly to the Board as a whole. Members of our senior management have an open line of communication to the Board and have the discretion to raise issues from time-to-time in any manner they deem appropriate, and management’s reporting on issues relating to risk management typically occurs through direct communication with directors or committee members as matters requiring attention arise. Members of our senior management regularly attend portions of the Board’s meetings, and often discuss the risks related to our business.

Presently, the largest risk affecting usell is the inability to generate sufficient revenue so that we have positive cash flow from operations. The Board focuses on this key risk at each meeting and actively interfaces with management on seeking solutions.

Risk Assessment Regarding Compensation Policies and Practices

Our compensation program for employees does not create incentives for excessive risk taking by our employees or involve risks that are reasonably likely to have a material adverse effect on usell. Our compensation has the following risk-limiting characteristics:

·	Our base pay programs consist of competitive salary rates that represent a reasonable portion of total compensation and provide a reliable level of income on a regular basis, which decreases incentive on the part of our executives to take unnecessary or imprudent risks;

·	A portion of executive incentive compensation opportunity is tied to long-term incentive compensation that emphasizes sustained performance over time. This reduces any incentive to take risks that might increase short-term compensation at the expense of longer term Company results.

·	Awards are not tied to formulas that could focus executives on specific short-term outcomes;

·	Equity awards may be recovered by us should a restatement of earnings occur upon which incentive compensation awards were based, or in the event of other wrongdoing by the recipient; and

·	Equity awards, generally, have multi-year vesting which aligns the long-term interests of our executives with those of our shareholders and, again, discourages the taking of short-term risk at the expense of long-term performance.

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EXECUTIVE COMPENSTION

The following information is related to the compensation paid, distributed or accrued by us to our Chief Executive Officer (principal executive officer) and the two other most highly compensated executive officers serving at the end of the last fiscal year whose total compensation exceeded $100,000 in 2011 and 2010.  We refer to these persons as the “Named Executive Officers.”

2011 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(c)		Option Awards ($)(f) (1)		All Other Compensation ($)(i)		Total ($)(j)
Douglas Feirstein	2011	—		1,300,000	(2)	—		1,300,000
Chief Executive Officer	2010	269,038	(3)	506,181	(4)	—		775,219
Daniel Brauser	2011	63,462	(5)	1,300,000	(2)	—		1,363,462
Chief Financial Officer	2010	184,615	(5)	506,181	(4)	—		690,796
Chuck Wallace	2011	121,154	(5)	181,483	(6)	20,000	(7)	322,637
Former President and Chief Operating Officer	2010	141,479	(8)	518,534	(9)	—		660,013

(1)	The amounts in this column represent the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718 and the SEC disclosure rules. These amounts represent awards that are paid in options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the Named Executive Officers.

(2)	In September 2011, Messrs. Feirstein and Brauser were each granted 1,905,321 five-year stock options exercisable at $0.68 per share which vested annually over a four-year period with first vesting date being September 13, 2012 (See below for further description of the grant). In January 2012, Messrs. Feirstein and Brauser agreed to forfeit these options. None of the options had vested.

(3)	Of this amount, $149,038 was cash compensation. In November 2010, Mr. Feirstein was granted 114,319 five-year stock options in lieu of cash salary. See below for further description of the grant. Mr. Feirstein began drawing a cash salary again starting on January 1, 2012.

(4)	In September 2010, Messrs. Feirstein and Brauser were granted 246,988 five-year stock options exercisable at $1.78 per share which vest each calendar quarter over a four-year period with first vesting date being December 31, 2010. On September 13, 2011, the exercise price of these options was reduced to $0.68 per share.

(5)	Represents cash compensation.

(6)	Mr. Wallace was appointed President and Chief Operating Officer on September 10, 2010. He resigned from the Company effective December 31, 2011. In connection with his resignation, he was granted 500,000 fully vested stock options exercisable at $0.20 per share.

(7)	This amount represents separation payments made in connection with Mr. Wallace’s resignation.

(8)	Includes compensation received by Mr. Wallace for consulting services received prior to becoming an executive officer of usell.

(9)	Mr. Wallace was granted 253,016 five-year stock options exercisable at $1.78 per share. Of these options, 31,627 options vested immediately and the remaining options vested in 5,271 increments each month beginning September 22, 2010.

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Named Executive Officer Employment Agreements

The following discussion is historical in nature.

Douglas Feirstein Employment Agreement

 Mr. Douglas Feirstein began drawing a salary of $125,000 per year effective January 1, 2012. With his resignation as Chief Executive Officer on July 10, 2012, his compensation terminated.

Effective May 5, 2009, we entered into an employment agreement with Douglas Feirstein, our then Chief Executive Officer.  The current term of the agreement expires on May 5, 2012.  On November 23, 2009, Mr. Feirstein’s employment agreement was amended to increase the annual salary from $225,000 to $275,000 effective December 1, 2009 and $300,000 beginning June 1, 2010.  On September 30, 2010, Mr. Feirstein agreed to relinquish all of his severance rights with respect to any termination of his employment with us. The December 1, 2009 increase occurred, but in April 2010, Mr. Feirstein’s salary was reduced to $175,000 and in May 2010, it was further reduced to $150,000. In October 2010, he agreed to no longer take a salary and on November 4, 2010, Mr. Feirstein was granted 114,319 five-year stock options in lieu of receiving cash compensation for a one-year period.  The options were to vest monthly over a one-year period unless Mr. Feirstein provided notice of his intent to receive cash compensation for that monthly period. Mr. Feirstein did not provide such notice and the options have fully vested.  Prior to being re-priced to $0.68, on September 13, 2011, the options were exercisable at $1.31 per share.

On September 13, 2011, we granted Mr. Feirstein 1,905,321 five-year stock options exercisable at $0.68 per share. The options were to have vested annually over a four-year period, subject to his continued employment. In January 2012, Mr. Feirstein agreed to forfeit these options. None of the options had vested at the time of forfeiture.

Daniel Brauser Employment Agreement

Mr. Daniel Brauser, who is now our Chief Executive Officer, began drawing a salary of $125,000 per year effective January 1, 2012.

Effective July 23, 2008, we entered into an employment agreement with Mr. Brauser, who was then our Chief Financial Officer. The current term of the agreement expires on May 5, 2012.   On November 23, 2009, Mr. Brauser’s employment agreement was amended to increase the annual salary from $225,000 to $275,000 effective December 1, 2009 and $300,000 beginning June 1, 2010. On September 30, 2010, Mr. Brauser agreed to relinquish all of his severance rights with respect to any termination of his employment with usell. The December 1, 2009 increase occurred, but in April 2010, Mr. Brauser’s salary was reduced to $175,000. In October 2010, he agreed to no longer take a salary.

On September 13, 2011, we granted Mr. Brauser 1,905,321 five-year stock options exercisable at $0.68 per share. The options were to have vested annually over a four-year period, subject to his continued employment. In January 2012, Mr. Brauser agreed to forfeit these options. None of the options had vested at the time of forfeiture.

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Charles Wallace Employment Arrangement

Mr. Wallace was receiving a cash salary of $150,000 under an oral agreement effective September 13, 2010 until May 2011, at which time it was reduced to $100,000. In connection with his resignation, Mr. Wallace received a $20,000 cash payment and was granted, subject to the proposed Reverse Split, 500,000 fully vested options exercisable at $0.20 per share.

Termination Provisions

As a result of the amendments to Messrs. Feirstein’s and Brauser’s Employment Agreement discussed above, no executive officer is entitled to any severance rights.

Outstanding Equity Awards At 2011 Fiscal Year-End

Listed below is information with respect to unexercised options for each Named Executive Officer as of December 31, 2011.

	Outstanding Equity Awards At 2011 Fiscal Year-End
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)

Douglas Feirstein	5,293	5,293	(1)	0.68	12/21/2014
	77,184	169,804	(2)	0.68	9/9/2015
	114,319	-		0.68	11/3/2015
	-	1,905,321	(3)	0.68	9/10/2021

Daniel Brauser	5,293	5,293	(1)	0.68	12/21/2014
	71,450	71,450	(1)	0.68	12/21/2014
	77,184	169,804	(2)	0.68	9/9/2015
	-	1,905,321	(3)	0.68	9/10/2021

Chuck Wallace	110,694	142,321		1.78	9/9/2015

(1)	These options vest each calendar quarter until December 31, 2013.

(2)	These options vest each calendar quarter until December 31, 2014.

(3)	These options were to have vested annually over a four-year period, subject to their continued employment. In January 2012, these options were forfeited. None of the options had vested at the time of forfeiture.

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Supplemental Information

In connection his appointment as Chief Financial Officer, Mr. Michael Brachfeld was granted 400,000 five-year stock options exercisable at $0.20 per share. These options vest each calendar quarter over a four year period, with the first vesting date being September 30, 2012, subject to continued employment on the applicable vesting date.

DIRECTOR COMPENSATION

We do not pay cash compensation to our directors for service on our Board. Directors are reimbursed for reasonable expenses incurred in attending meetings and carrying out duties as Board and committee members.  Previously, our non-employee directors received automatic grants of stock options and restricted stock as compensation for their services as directors under our Plan. On June 10, 2011, the Plan was amended to eliminate the automatic stock option grants to non-employee directors.  Consequently, the automatic stock option grants which were due to the non-employee directors serving on July 1, 2011 did not occur. Thus, there was no director compensation in 2011. On July 10, 2012, each of our directors, other than our Co-Chairmen, was granted 200,000 five-year stock options (exercisable at $0.20 per share) for service on the Board. The options vest one year from the date of grant, subject to continued service on the one year anniversary of the grant. In July 2012, we granted each of our Co-Chairmen (Messrs. Sergio Zyman and Michael Brauser) 1,000,000 shares of vested common stock; in addition, Mr. Zyman received a grant of 1,000,000 five-year fully vested stock options, exercisable at $0.20 per share. Additionally, we granted Mr. Zyman 2,500,000 shares of vested common stock.

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PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of our common stock beneficially owned as of September 19, 2012 by (i) those persons known by us to be owners of more than 5% of our voting securities, (ii) each director, (iii) our Named Executive Officers and (iv) all executive officers and directors of usell as a group, pre-and post-offering (assuming all 35 million shares are sold).

Title of Class	Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class Pre- Offering (1)	Percent of Class Post Offering (1)

Directors and Executive Officers:

Common Stock	Douglas Feirstein (2)	2,336,893	5.2%	2.8%

Common Stock	Daniel Brauser (3)	1,731,902	3.9%	2.1%

Common Stock	Chuck Wallace (4)	500,000	1.1%	*

Common Stock	Sergio Zyman (5)	7,000,000	15.7%	8.5%

Common Stock	Michael Brauser (6)	8,534,422	18.0%	10.0%

Common Stock	Scott Frohman (7)	156,917	*	*

Common Stock	Grant Fitzwilliam (8)	36,088	*	*

Common Stock	Nik Raman (9)	0	0	0

Common Stock	All directors and executive officers as a group (9 persons) (10)	18,098,784	36.5%	20.8%

5% Shareholders:

Common Stock	Barry Honig (11)	4,262,123	9.9%	8.8%

Common Stock	Todd Oretsky (12)	1,496,536	3.4%	*

Common Stock	Hakan Koyuncu (13)	1,534,643	3.5%	*

Common Stock	Frost Gamma Investments Trust (14)	4,262,123	9.9%	7.7%

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* Less than 1%.

(1)          Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, convertible notes and preferred stock currently exercisable or convertible or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. The table includes shares of common stock, options, warrants, and preferred stock exercisable or convertible into common stock and vested or vesting within 60 days. Unless otherwise indicated in the footnotes to this table, we believe that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.

Pre-Offering Percentages are based on the following securities outstanding (adjusted as required by rules of the SEC) and entitled to vote, as of September 19, 2012:

•	42,238,056 shares of common stock; and
•	1,977,961 shares of common stock underlying Series B PS.

Post-Offering Percentages are based on the following securities outstanding (adjusted as required by rules of the SEC) and entitled to vote, as of September 19, 2012:

•	77,568,056 shares of common stock, assuming all shares offered by this prospectus are sold; and
•	1,977,961 shares of common stock underlying Series B PS.

Holders of our outstanding preferred stock and/or certain warrants, excluding directors or officers, are precluded from converting or exercising their warrants if the conversion or exercise would cause them to be a beneficial owner of more than 9.99% of our common stock, which we refer to as the “Blocker”. Messrs. Barry Honig and Dr. Phillip Frost would be deemed to beneficially own more than 9.99% but for the Blocker. Consequently, their pre-offering ownership disclosure does not include certain shares of common stock underlying their shares of preferred stock and/or warrants. If all 35,000,000 shares are sold in this offering, the blockers will be eliminated.

The shares of common stock beneficially owned by each of Messrs. Daniel Brauser, Feirstein, Koyuncu and Oretsky include all shares of common stock subject to a Shareholders Agreement, which terminates when each member of the group beneficially owns less than 1,905 shares. Under the Shareholders Agreement, the group agreed to vote all of their shares of common stock together on any action as determined by a majority of the members of the group still owning 381 shares. The shares of common stock individually owned by them are:

Mr. Feirstein	1,052,705 shares
Mr. Brauser	185,108 shares
Mr. Koyuncu	91,455 shares
Mr. Oretsky	167,268 shares

(2)          Mr. Feirstein is a director. Includes: (i) 1,052,705 shares of common stock, (ii) 95,266 shares issuable upon conversion of preferred stock, (iii) 245,091 vested stock options and (iv) 500,000 shares issuable upon the exercise of warrants. The shares underlying the preferred stock and the warrants are held by the Feirstein Family Holdings, LLLP, an entity controlled by Mr. Feirstein.

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(3)          Mr. Daniel Brauser is a director and executive officer. Includes: (i) 185,108 shares of common stock, (ii) 229,014 vested stock options, (iii) 6,351 shares of common stock issuable upon the exercise of warrants.

(4)          Mr. Wallace is a former executive officer. Represents vested stock options.

(5)          Mr. Zyman is a director and executive officer. Represents (i) 6,000,000 shares of common stock and (ii) 1,000,000 fully-vested stock options.

(6)          Mr. Michael Brauser is a director. Includes shares of common stock jointly held with Mr. Brauser’s wife. Does not include shares held in a trust created by Mr. Brauser, of which one of his adult sons is the trustee and all of his four adult children including Daniel Brauser are the beneficiaries. Mr. Brauser disclaims beneficial ownership of these securities, and this disclosure shall not be deemed an admission of beneficial ownership of these securities for Section 16 of the Securities Exchange Act of 1934 or for any other purposes. Also includes (i) 428,697 additional shares of common stock issuable upon conversion of preferred stock and (ii) 3,250,000 shares issuable upon exercise of warrants.

(7)          Mr. Fitzwilliam is a director. Includes 30,544 vested stock options.

(8)          Mr. Frohman is a director. Includes 23,290 vested stock options.

(9)          Mr. Raman is a director.

(10)        This amount includes the ownership of executive officers which are not deemed named executive officers under SEC rules.

(11)        Includes (i) 75,209 shares of common stock held individually by Mr. Barry Honig, (ii) 272,868 shares of common stock held by GRQ Consultants, Inc. 401(K), of which the reporting person is the trustee, and (iii) 126,213 shares of common stock held by GRQ Consultants, Inc. Defined Benefit Pension Plan of which the reporting person is the trustee. The pre-offering column does not include additional shares of common stock issuable upon the exercise of warrants as a result of the Blocker. Address is 4400 Biscayne Blvd., Miami, Florida 33137.

(12)        Mr. Oretsky resigned as an executive officer and director in February 2010. Mr. Oretsky’s shares are held by Jack Oretsky Holdings, LLC, a limited liability company in which Mr. Oretsky, to our knowledge, is the managing member. Mr. Oretsky is a former director and executive officer. Address is 547 N.E. 59th Street, Miami, Florida 33137.

(13)        Mr. Koyuncu is a former executive officer and director who resigned in November 2010. Includes 38,106 vested stock options. Address is 750 SW 3rd Street, Boca Raton, Florida 33486.

(14)        Dr. Phillip Frost is the trustee of Frost Gamma Investments Trust. Includes shares of common stock issuable upon conversion of preferred stock. The pre-offering column does not include additional shares of common stock issuable upon the conversion of preferred stock as a result of the Blocker. Address is 4400 Biscayne Blvd., Miami, Florida 33137.

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RELATED PERSON TRANSACTIONS

As part of the acquisition of ecoSquid, Douglas Feirstein, our then Chief Executive Officer, Daniel Brauser, our then Chief Financial Officer and director, along with Nik Raman, and Christian Croft, the key managers of ecoSquid formed Acquisition Corp which was initially funded by $150,000 from certain investors including Michael Brauser, our Co-Chairman. On February 29, 2012, Acquisition Corp acquired ecoSquid for $500,000, which was distributed to the non-management ecoSquid members. As part of the $500,000 consideration, Acquisition Corp issued a $350,000 promissory note which was paid by Mr. Michael Brauser and by an entity controlled by Barry Honig, a 5% shareholder of usell. In April 2012, usell acquired Acquisition Corp. Acquisition Corp, owned the intellectual property that usell licensed in order to implement its comparison technology platform. As consideration for the acquisition, usell issued 350,000 shares of Series D preferred stock to the Acquisition Corp shareholders including 90,000 shares each to Messrs. Doug Feirstein, our then Chief Executive Officer and current director, Daniel Brauser, our then Chief Financial Officer and current Chief Executive Officer and director, and Nik Raman, our Chief Operating Officer and 25,000 shares each to Mr. Michael Brauser, our Co-Chairman and Barry Honig, a 5% shareholder. The Series D shares: (i) have a liquidation preference equal to $10.00 per share, (ii) do not have voting rights and (iii) were not convertible into our common stock. In connection with the acquisition of Acquisition Corp, usell appointed Nik Raman as a director. On August 28, 2012, our Board authorized the filing of an amendment to the Series D Certificate of Designation to provide for automatic conversion in the event of a change of control.

From April 2011 through November 2011, each of Messrs. Michael Brauser and Barry Honig lent usell $325,000. In June 2011, Mr. Feirstein lent $50,000 to usell. Messrs. Brauser, Honig and Feirstein converted the principal of the loans into the 2011 Series A PS offering and also received 650,000 five-year warrants exercisable at $0.20 per share.

In August 2010, our Board authorized the sale of up to $4,000,000 of Units, which we refer to as the “August 2010 PP”, whereby each Unit consisted of 100,000 shares of Series B PS and 47,633 three-year warrants exercisable at $3.15 per share. In connection with the August 2010 PP, on August 19, 2010, we sold 29.44 Units, or 2,943,750 shares of Series B and 1,402,197 warrants. In the August 2010 PP, the Feirstein entity invested $100,000. The Feirstein entity acquired 100,000 shares of Series B PS and 47,633 warrants. Michael Brauser and Barry Honig (through an entity he controls), then 5% shareholders, each invested $450,000 and were issued 450,000 shares of Series B PS and 214,349 warrants. In February 2011, the August 2010 PP was extended and 650,000shares of Series B PS and 30,961 warrants were sold, of which 40,000shares of Series B PS and 19,053 warrants were purchased by Scott Frohman, a director. In February 2011, we agreed to lower the exercise price of the warrants to $0.79 if the investors in the August 2010 PP exercised their warrants. The following individuals exercised their warrants:

·	Michael Brauser paid $168,750 to exercise 214,349 warrants;

·	Feirstein Entity paid $37,500 to exercise 47,633 warrants;

·	Barry Honig paid $168,750 to exercise 214,349 warrants; and

·	Frost Gamma Investments Trust paid $375,000 to exercise 476,330 warrants.

In March 2010, usell closed a private placement transaction and raised $1,151,667 from the sale of approximately 109,715 shares of our common stock at a price of $10.50 per share. Included in this private placement was an investment by Douglas Feirstein who invested $50,000 on the same terms and conditions as other investors in the offering. In addition, as part of this offering, Todd Oretsky, our former Chief Operating Officer, sold a number of shares equal to the number of shares sold by us at $5.25 per share.

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On June 1, 2008, we entered into an agreement with the Refinery, whereby we agreed to sell all of our precious metals in the United States exclusively to the Refinery and the Refinery agreed to refrain from entering into a relationship with any third party that is similar to our relationship with them. The agreement is for an initial term of five years. As consideration for this agreement, the Refinery received 190,532 shares of our common stock valued at $1,230,000. Until January 30, 2012, Jason Rubin, an officer of the Refinery, was a member of our Board.

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DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 650,000,000 shares of common stock, par value $0.0001 per share. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue of 25,000,000 shares of $0.0001, par value preferred stock in any series.  The Board has the authority to establish and designate a series, and to fix the number of shares included in such series and the variations in the relative rights, preferences and limitations in the series.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

The following discussion of our common stock is qualified in its entirety by our Certificate of Incorporation, our Bylaws and by the full text of the agreements pursuant to which the securities were issued. We urge you to review these documents, copies of which have been filed with the SEC, as well as the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our securities.

Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our shareholders. Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our to make more difficult or to discourage an attempt to obtain control of usell by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, our Board were to determine that a takeover proposal was not in our best interest, such shares could be issued by our Board without shareholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent shareholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Certificate of Incorporation grants our Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of usell.

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Cumulative Voting. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors which would allow holders of less than a majority of the stock to elect some directors.

Vacancies. Our bylaws provide that vacancies on the Board may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Shareholders. A special meeting of shareholders may only be called the Board or by holders of at least 10% of all the votes entitled to vote at the special meeting.

Anti-takeover Effects of Delaware Law

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law.  In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various “business combination” transactions such as a merger with any interested shareholder which includes, a shareholder owning 15% of a corporation’s outstanding voting securities, for a period of three years after the date in which the person became an interested shareholder, unless:

•	The transaction is approved by the corporation’s Board prior to the date the shareholder became an interested shareholder;

•	Upon closing of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding excluding those shares owned by persons who are both directors and officers and specified types of employee stock plans; or

•	On or after such date, the business combination is approved by the Board and at least 66 2/3% of outstanding voting stock not owned by the interested shareholder.

A Delaware corporation may opt out of Section 203 with either an express provision in its original Certificate of Incorporation or an amendment to its Certificate of Incorporation or Bylaws approved by its shareholders.  We have not opted out of this Statute.  This Statute could prohibit, discourage or delay mergers or other takeover attempts to acquire us.

PLAN OF DISTRIBUTION

We are offering up to 35,000,000 shares of common stock at a price of $0._ per share on a “best efforts” basis. There is a _____ share minimum purchase of $________. The common stock is being offered by our officers and directors without the use of any underwriter or broker-dealer. Although they are associated persons of usell, as that term is defined under Rule 3a4-1 under the Securities and Exchange Act of 1934, which we refer to as the “Exchange Act”, they are deemed not to be a broker for the following reasons:

(1)          They are not subject to a statutory disqualification under the Exchange Act at the time of their participation in the sale of our securities.

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(2)          They will not be compensated for their participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

(3)          They are not associated persons of a broker or dealer at the time of their participation in the sale of our securities.

(4)          They meet all of the following conditions:

a)	Primarily perform and intend primarily to perform at the end of the offering substantial duties for our Company otherwise than in connection with this offering;
b)	Not a broker-dealer, or an associated person of a broker-dealer, within the 12 preceding months; and
c)	Have not participated in selling an offering of securities for any other issuer within the past 12 months nor will they participate in such an offering over the next 12 months.

There are no arrangements or agreements, verbal or written, with any underwriters to help underwrite this offering. No broker has been retained by us for the sale of securities being offered. In the event a broker is retained by us, an amendment to our registration statement will be filed.

This offering is intended to be made solely by the delivery of this prospectus. Our officers, employees and directors plan to distribute prospectuses related to this offering. They intend to distribute prospectuses to current shareholders, institutional investors and private investors. Except for oral communications, our officers and directors will not participate in the making of this offering other than by the delivery of this prospectus or by responding to inquiries by prospective purchasers. Their responses will be limited to the information contained in the registration statement, of which this prospectus is a part. They are not registered as broker-dealers, nor as associated persons of any other brokers or dealers.

Determination of Offering Price

In determining the offering price of the shares we considered several factors including:

•	The current market price of our common stock; and
•	Prevailing market conditions, including the history and prospects for the industry in which we compete.

There has been no valuation or appraisal prepared for our business or potential business expansion.

Transfer Agent

We have appointed Island Stock Transfer, as our transfer agent.  Their contact information is: 100 Second Avenue South, Ste. 705S, St. Petersburg, Florida 33701, phone number (727) 289-0010, facsimile (727) 289-0069, www.islandstocktransfer.com.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Nason, Yeager, Gerson, White & Lioce, P.A., West Palm Beach, Florida.

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EXPERTS

The financial statements appearing in this prospectus and registration statement for the years ended December 31, 2011 and 2010 have been audited by Berman & Company, P.A., an independent registered public accounting firms, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering.  This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement.  For further information with respect to us and the shares of our common stock to be sold in this offering, we make reference to the registration statement.  Although this prospectus contains all material information regarding us, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance we make reference to the copy of such contract, agreement, or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.  We are an Exchange Act reporting company and are required to file periodic reports on Form 10-K and 10-Q and current reports on Form 8-K.  You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, on official business days during the hours of 10:00 AM to 3:00 PM.  We also file periodic reports and other information with the SEC.  You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Our SEC filings, including the registration statement, are also available to you on the SEC’s website, www.sec.gov and on our investor relations website at http://ir.stockpr.com/usell/.

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F-1

usell.com, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30, 2012	December 31, 2011
Assets	(Unaudited)
Current Assets:
Cash	$3,156,459	$1,791,623
Accounts receivable	129,052	22,277
Inventory	-	16,876
Prepaid expenses and other current assets	713,211	24,456
Debt issue costs	-	2,858
Total Current Assets	3,998,722	1,858,090

Property and Equipment - net	603,045	34,980

Other Assets:
Intangible assets - net	3,889	5,556
Total Other Assets	3,889	5,556

Total Assets	$4,605,656	$1,898,626

Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable	$520,108	$1,064,276
Accrued expenses	584,263	581,451
Note payable, net of discount	-	29,113
Convertible notes payable, net of discount	-	410,417
Derivative liability	4,372,451	29,837
Total Current Liabilities	5,476,822	2,115,094

Stockholders' Deficit:
Convertible Series A preferred stock, ($0.0001 par value, 10,000,000 shares authorized, 1,650,000 and 4,045,000 issued and outstanding, respectively)	165	405

Convertible Series B preferred stock, ($0.0001 value per share, 4,000,000 shares authorized, 2,626,250 shares issued and outstanding) Liquidation preference $2,626,250	263	263

Convertible Series C preferred stock, ($0.0001 value per share, 1,000,000 shares authorized, 14,797 shares issued and outstanding)	1	1

Convertible Series D preferred stock, ($0.0001 value per share, 350,000 and -0- shares authorized, issued and outstanding, respectively)	35	-

Common stock, ($0.0001 par value, 650,000,000 shares authorized, 36,233,608 and 5,790,266 shares issued and outstanding)	3,624	579

Subscriptions receivable - Convertible Series A preferred stock	-	(2,000,000)
Additional paid in capital	37,603,428	33,232,560
Accumulated deficit	(38,478,682)	(31,450,276)
Total Stockholders' Deficit	(871,166)	(216,468)

Total Liabilities and Stockholders' Deficit	$4,605,656	$1,898,626

See accompanying notes to unaudited interim condensed consolidated financial statements.

F-2

usell.com, Inc. and Subsidiaries

Consolidated Statements of Operations and Other Comprehensive Loss

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$591,432	$1,789,048	$836,039	$5,510,759
Cost of revenue	47,592	877,937	78,916	2,754,751
Gross Profit	543,840	911,111	757,123	2,756,008
Sales and marketing expenses	680,260	488,575	1,008,030	2,606,397
General and administrative expenses	1,376,290	1,435,824	2,042,793	2,971,372
Loss from Operations	(1,512,710)	(1,013,288)	(2,293,700)	(2,821,761)

Other Income (Expense):
Interest income	4,055	9,911	4,055	9,911
Interest expense	(1,942)	(75,411)	(398,725)	(75,411)
Gain on settlements of accounts payable	3,113	-	178,779	-
Loss on foreign exchange	-	(653)	-	(1,751)
Derivative expense - embedded conversion feature of convertible Series B preferred stock issuance	-	-	-	(6,307)
Derivative expense - convertible notes payable	-	(418,970)	-	(418,970)
Change in fair value of derivative liability - embedded conversion feature of convertible Series A preferred stock	(4,183,126)	-	(4,310,148)	-
Change in fair value of derivative liability - embedded conversion feature of convertible Series B preferred stock	-	504,324	-	620,341
Change in fair value of derivative liability - convertible notes payable	-	37,372	14,329	37,372
Total Other Income (Expense) - Net	(4,177,900)	56,573	(4,511,710)	165,185
Net Loss	$(5,690,610)	$(956,715)	$(6,805,410)	$(2,656,576)

Basic and Diluted Loss per Common Share:
Net loss	$(5,690,610)	$(956,715)	$(6,805,410)	$(2,656,576)
Preferred stock dividends - Series B	-	-	-	(65,000)
Net loss available to common stockholders	(5,690,610)	(956,715)	(6,805,410)	(2,721,576)

Net loss per common share - basic and diluted	$(0.43)	$(0.23)	$(0.72)	$(0.66)

Weighted average number of common shares outstanding during the period - basic and diluted	13,149,571	4,246,002	9,469,919	4,137,050

Comprehensive Loss:
Net loss	$(5,690,610)	$(956,715)	$(6,805,410)	$(2,656,576)
Foreign currency translation adjustment	-	(3,973)	-	(25,551)
Comprehensive Loss	$(5,690,610)	$(960,688)	$(6,805,410)	$(2,682,127)

See accompanying notes to unaudited interim condensed consolidated financial statements.

F-3

usell.com, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,805,410)	$(2,656,576)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	44,756	65,512
Stock based compensation expense	843,926	1,211,956
Amortization of prepaid asset - related party	-	93,813
Amortization of debt issue costs into interest expense	2,858	-
Amortization of debt discount into interest expense	395,470	75,000
(Gain) Loss on settlement of accounts payable	(178,779)	-
Derivative expense pertaining to embedded conversion feature of convertible Series B preferred stock issuance	-	6,307
Derivative expense pertaining to convertible note payable	-	418,970
Change in fair value of derivative liability - embedded conversion feature of convertible Series A preferred stock issuance	4,310,148	-
Change in fair value of derivative liability - embedded conversion feature of convertible Series B preferred stock issuance	-	(620,341)
Change in fair value of derivative liability - convertible notes payable	(14,329)	(37,372)
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	(106,775)	(374,920)
Accounts receivable - related party	-	17,999
Inventory	16,876	129,585
Prepaid and other current assets	(16,231)	63,786
Increase (decrease) in:
Accounts payable	(340,390)	(145,561)
Accounts payable - related party	-	(24,332)
Accrued expenses	4,583	233,876
Deferred Revenues	-	(389,135)
Net Cash Used In Operating Activities	(1,843,297)	(1,931,433)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid to acquire intangible assets	-	(199,901)
Cash paid to purchase property and equipment	(111,154)	-
Net Cash Used In Investing Activities	(111,154)	(199,901)

See accompanying notes to unaudited interim condensed consolidated financial statements.

F-4

usell.com, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Continued)

(Unaudited)

	For the Six Months Ended June 30,
	2012	2011
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal repayments toward note payable	(35,000)	-
Proceeds from convertible notes payable	-	550,000
Proceeds from sale of convertible Series A preferred stock	3,361,000	-
Proceeds from sale of convertible Series B preferred stock	-	65,000
Cash paid for direct offering costs of preferred stock	(6,713)	(16,676)
Proceeds from exercise of warrants	-	1,081,412
Net Cash Provided By Financing Activities	3,319,287	1,679,736

Net Increase (Decrease) in Cash	1,364,836	(451,598)
Effect of Exchange Rates on Cash	-	(15,047)
Cash - Beginning of Period	1,791,623	686,065

Cash - End of Period	$3,156,459	$219,420

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Interest	$-	$-
Taxes	$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for services	$1,152,900	$-
Property and equipment acquired through issuance of Series D Preferred Stock in connection with acquisition - related party	$500,000	$-
Cash paid after period end to acquire intangible assets	$-	$107,539
Sale of stock for subscriptions receivable	$50,000	$-
Derivative liability arising from issuance of price protection on Series A preferred stock	$220,746	$-
Derivative liability arising from issuance of convertible Series B preferred stock	$-	$65,000
Accrued interest on Convertible Notes Payable contributed to Additional Paid in Capital	$1,770	$-
Derivative liability reclassified to Additional Paid in Capital	$160,693	-
Derivative liability transferred to Additional Paid in Capital upon conversion of Convertible Notes Payable	$15,508	$-
Conversion of Series A preferred stock into common stock	$-	$40

See accompanying notes to unaudited interim condensed consolidated financial statements.

F-5

usell.com, Inc. and Subsidiaries
Notes to Interim Condensed Consolidated Financial Statements
June 30, 2012

(Unaudited)

Note 1 – Organization and Business

usell.com, Inc., formerly known as Upstream Worldwide, Inc., through our wholly-owned subsidiaries (collectively, “uSell,” “Company,” “we,” “us,” and/or “our”), helps individuals monetize household items, such as small consumer electronics that they are no longer using.  From the inception of our business in 2008 through 2010, substantially all of our revenue came from the procurement, aggregation and resale of precious metals. In mid-2010, we diversified our business by introducing a service similar to our precious metals business, for cellular phones. We stopped offering to purchase precious metals in the United Kingdom and European markets during the fourth quarter of 2010 and in Canada and the United States in early 2011.  By mid-2011 we further adapted our business strategy and stopped offering to purchase cellular phones directly, although we continued to service packs coming in from prior precious metals and cellular phone advertising campaigns. In July 2011, we created an online marketplace where individuals interested in selling small consumer electronics that they are no longer using (“Consumers”) can educate themselves on current market values and sell their items to electronics buyers.

We utilize consumer oriented advertising efforts, such as direct response television commercials and various forms of internet advertising, to attract individuals to our website. Our services are free for Consumers and we partner with electronics buying companies to offer them a cost efficient customer acquisition model.

Note 2 – Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the instructions to Form 10-Q and Article 8 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting.  Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is our opinion, however, that the accompanying unaudited interim condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC, which contains the audited financial statements and notes thereto, together with Management’s Discussion and Analysis, for the years ended December 31, 2011 and 2010. The financial information as of December 31, 2011 is derived from the audited financial statements presented in our Annual Report on Form 10-K for the year ended December 31, 2011.  The interim results for the three and six month periods ended June 30, 2012 are not necessarily indicative of the results to be expected for the year ending December 31, 2012 or for any future interim periods.

Principles of Consolidation

The accompanying unaudited interim condensed consolidated financial statements include the accounts of uSell and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of unaudited interim condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited interim condensed consolidated financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount allocated to intangible assets; the estimated useful lives for amortizable intangible assets and property and equipment; accrued expenses; the fair value of warrants granted in connection with various financing transactions; share-based payment arrangements; and the fair value of derivative liabilities.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited interim condensed consolidated financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

F-6

usell.com, Inc. and Subsidiaries
Notes to Interim Condensed Consolidated Financial Statements
June 30, 2012

(Unaudited)

Reclassification

We have reclassified certain prior period amounts to conform to the current period presentation. These reclassifications have no effect on the financial position or on the results of operations or cash flows for the periods presented.

Cash

We minimize credit risk associated with cash by periodically evaluating the credit quality of our primary financial institutions. At times, our cash may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. On June 30, 2012 and December 31, 2011, our deposits exceeded the FDIC limit by approximately $2.9 million and $1.6 million, respectively.

Accounts Receivable

Accounts receivable represent obligations from our customers. We periodically evaluate the collectability of our accounts receivable and consider the need to record an allowance for doubtful accounts based upon historical collection experience and specific information. Actual amounts could vary from the recorded estimates. We did not deem it necessary to record an allowance for doubtful accounts at June 30, 2012 or December 31, 2011.

Prepaid Expenses and Other Current Assets

Prepaid Expenses and Other Current Assets represent amounts paid, in cash or equity instruments, in advance of a service being provided. Amounts are amortized into expense over the contracted or expected service term.

As discussed in Note 6, during June 2012, we granted an aggregate 3,660,000 fully vested shares of common stock, having an aggregate fair value of $1,152,900 to our Co-Chairman of the Board and an outside vendor for services. We recorded the amount as a prepaid expense and are amortizing the expense over the expected remaining service term.

Convertible Instruments

We review all of our convertible instruments for the existence of an embedded conversion feature which may require bifurcation, if certain criteria are met. These criteria include circumstances in which:

a)	The economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract,

b)	The hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur, and

c)	A separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to certain requirements (except for when the host instrument is deemed to be conventional).

A bifurcated derivative financial instrument may be required to be recorded at fair value and adjusted to market at each reporting period end date. In addition, we may be required to classify certain stock equivalents issued in connection with the underlying debt instrument as derivative liabilities.

For convertible instruments that we have determined should not be bifurcated from their host instruments, we record discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. Also when necessary, we record deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the financing transaction and the effective conversion price embedded in the preferred shares.

In addition, we review all of our convertible instruments for the existence of a beneficial conversion feature. Upon the determination that a beneficial conversion feature exists, the relative fair value of the beneficial conversion feature would be recorded as a discount from the face amount of the respective debt instrument and the discount would be amortized to interest expense over the life of the debt.

F-7

usell.com, Inc. and Subsidiaries
Notes to Interim Condensed Consolidated Financial Statements
June 30, 2012

(Unaudited)

Finally, if necessary, we will determine the existence of liquidated damage provisions. Liquidated damage provisions are not marked to market, but evaluated based upon the probability that a related liability should be recorded.

Common Stock Purchase Warrants and Derivative Financial Instruments

We review any common stock purchase warrants and other freestanding derivative financial instruments at each balance sheet date and classify them on our balance sheet as:

a)	Equity if they (i) require physical settlement or net-share settlement, or (ii) gives us a choice of net-cash settlement or settlement in our own shares (physical settlement or net-share settlement), or as

b)	Assets or liabilities if they (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside our control), or (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

We assess classification of our common stock purchase warrants and other freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

Revenue Recognition

Revenue is recognized when all of the following conditions exist: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred, (c) the sales price is fixed or determinable, and (d) collectability is reasonably assured.

Consumer Electronics Referrals

Individuals responding to our advertising campaigns come to our website where they search our database for the item they wish to sell. They are prompted to answer a number of questions regarding the condition of the item and which associated accessories they have, if any. Upon completion of the appraisal questions, they are presented with a listing of offers to purchase their item from our partners. We earn a fee for providing our partners with customers and recognize revenue upon acceptance of the partner’s offer by the Consumer.

Cellular Phones

Cellular phones received in response to our advertisements to purchase them directly were appraised upon receipt from the public based on a variety of factors including the condition of the phone and its level of functionality. To maximize efficiencies, phones were received directly by our electronics partner, ReCellular, Inc. (“ReCellular”), who would perform the appraisal on our behalf.  The appraised value was used to determine the price at which we sold the phone to ReCellular.  On a daily basis, all of the cellular phones received and appraised were sold to ReCellular.  As a result, revenue was recognized the same day the phones were received from the public.

Phones were not returned to the public once they had been received.  In addition, no returns were accepted from ReCellular and upon delivery of the phones to ReCellular, we had no further obligations.

Precious Metals

We graded the quality of the precious metals purchased from the public and estimated the total quantity received. We then locked in the current spot rate of each metal sufficient to cover the total quantity received in the current batch with our precious metals partner, Republic Metals Corporation, Inc. (“Refinery”). After a holding period of at least 10 days the precious metals were delivered to the Refinery to be melted. Upon melting the precious metals, the Refinery validated the quality and quantity of the precious metals and would remit payment to us based on the quantity of the pure precious metals at the agreed upon spot rates, as described above. Revenue was recognized upon melting of the precious metals and the validation of the quality and quantity of each precious metal by the Refinery.

No returns were accepted from the Refinery and upon delivery of the precious metals to the Refinery, we had no further obligations.

Cost of Revenue

Our cost of revenue pertaining to Consumer Electronics Referral revenue, consists primarily of costs to maintain our website, including depreciation expense on technology platform software. Our cost of revenue pertaining to the sale of cellular phones and precious metals included our cost of acquiring the cellular phones and precious metals, as well as any other direct costs and expenses required to ship, secure, grade, log and process the items internally. In addition, fees and other costs incurred in connection with processing at the Refinery were charged to cost of revenue.

F-8

usell.com, Inc. and Subsidiaries
Notes to Interim Condensed Consolidated Financial Statements
June 30, 2012

(Unaudited)

We recorded $46,907 and $93,813 for the three and six months ended June 30, 2011 as cost of revenue pertaining to prepaid refining services and $14,593 and $29,183 for the three and six months ended June 30, 2011 as amortization expense pertaining to a non-compete agreement, both of which pertain to our service agreement with the Refinery.

Advertising

Advertising costs are expensed as they are incurred and are included in sales and marketing expenses. Advertising expense amounted to $656,385 and $240,809 for the three months ended June 30, 2012 and 2011, respectively, and $941,555 and $1,706,586 for the six months ended June 30, 2012 and 2011, respectively.

Share-Based Payment Arrangements

We account for stock options in accordance with Accounting Standards Codification (“ASC”) 718: Compensation – Stock Compensation. ASC 718 requires generally that all equity awards be accounted for at their “fair value.” This fair value is measured on the grant date for stock-settled awards, and at subsequent exercise or settlement for cash-settled awards. Fair value is equal to the underlying value of the stock for “full-value” awards such as restricted stock and performance shares, and estimated using an option-pricing model with traditional inputs for “appreciation” awards such as stock options and stock appreciation rights.

Costs equal to these fair values are recognized ratably over the requisite service period based on the number of awards that are expected to vest, or in the period of grant for awards that vest immediately and have no future service condition. For awards that vest over time, cumulative adjustments in later periods are recorded to the extent actual forfeitures differ from our initial estimates: previously recognized compensation cost is reversed if the service or performance conditions are not satisfied and the award is forfeited. The expense resulting from share-based payments is recorded in cost of goods sold or general and administrative expense, depending on the nature of the services provided.

Subsequent modifications to outstanding awards result in incremental cost if the fair value is increased as a result of the modification. Thus, a value-for-value stock option repricing or exchange of awards in conjunction with an equity restructuring does not result in additional compensation cost.

Net Loss per Share

Basic earnings per share (“EPS”) is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to all dilutive potential of shares of common stock outstanding during the period including stock options or warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of stock options or warrants), and convertible debt or convertible preferred stock, using the if-converted method. Diluted EPS excludes all dilutive potential of shares of common stock if their effect is anti-dilutive. As discussed in Note 6, on June 8, 2012, our shareholders approved an amendment to our Certificate of Incorporation to effect a Reverse Split. All share and per share amounts have been retroactively restated to reflect the Reverse Split.

The computation of basic and diluted loss per share for the three and six month periods ended June 30, 2012 and 2011 excludes the common stock equivalents of the following potentially dilutive securities because their inclusion would be anti-dilutive:

	For the Three and Six Months Ended June 30, 2012	For the Three and Six Months Ended June 30, 2011
Convertible Notes Payable	---	5,500,000
Convertible Series A Preferred Stock	8,250,000	—
Convertible Series B Preferred Stock	2,501,924	2,671,022
Convertible Series C Preferred Stock	28,193	307,540
Stock Warrants	8,305,529	415,360
Stock Options	2,043,647	1,754,091
	21,129,293	10,648,012

F-9

usell.com, Inc. and Subsidiaries
Notes to Interim Condensed Consolidated Financial Statements
June 30, 2012

(Unaudited)

Commitments

In July 2012, we signed a lease to move our corporate office. Our obligations under this lease total approximately $3,000 per month, and continue through the end of December 2013.

Legal Proceedings

In August 2011, the Florida Attorney General (the “AG”) initiated an official investigation into whether or not we engaged in unfair trade practices in violation of its “Little FTC Act.”  The investigation is due to consumer complaints.  We generally relied on third parties to handle the products we sold, the Refinery for precious metals and ReCellular for phones and smart phones.  Under Florida law, the remedies include actual damages, civil penalties, and attorneys’ fees.  To date, we have provided a comprehensive response to the AG demonstrating that we acted properly. Although we believe that we have not violated any laws, there can be no assurance that the Attorney General will agree. In April 2012, we met with the AG to discuss the matter and address their concerns. Though the AG’s investigation is ongoing, we believe that we will be able to reach a resolution that will not have a material impact on our financial statements.  We have not accrued a liability for this matter as we believe the likelihood of our incurring material damages or penalties is remote.

Customer and Vendor Concentrations

The following table shows significant concentrations in our revenues and accounts receivable for the periods indicated.

	Percentage of Revenue During the Three Months Ended June 30,		Percentage of Revenue During the Six Months Ended June 30,		Percentage of Accounts Receivable at
	2012	2011	2012	2011	June 30, 2012	December 31, 2011
Customer A	35%	---	36%	---	53%	28%
Customer B	18%	---	18%	---	13%	---
Customer C	13%	---	14%	---	14%	16%
Customer D	14%	---	14%	---	---	---
Customer E	---	64%	---	57%	---	---
Customer F	---	35%	---	43%	---	38%

  Recent Accounting Pronouncements

There are no recent accounting pronouncements that have had a material impact on our unaudited condensed consolidated financial statements.

Note 3 – Fair Value

The fair value of our financial assets and liabilities reflects our estimate of amounts that we would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of our assets and liabilities, we seek to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

F-10

usell.com, Inc. and Subsidiaries
Notes to Interim Condensed Consolidated Financial Statements
June 30, 2012

(Unaudited)

The following are the major categories of assets and liabilities measured at fair value on a nonrecurring basis at June 30, 2012 and December 31, 2011, using quoted prices in active markets for identical assets (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

	At June 30, 2012		At December 31, 2011
	Assets	Liabilities	Assets	Liabilities
Level 1
None	$—	$—	$—	$—
Level 2
None	—	—	—	—
Level 3
Derivative liability	—	4,372,451	—	29,837
	$—	$4,372,451	$—	$29,837

The following table reflects the change in fair value of our derivative liabilities for the six months ended June 30, 2012 and 2011:

	Six Months Ended June 30, 2012
	Assets	Liabilities

Balance at beginning of period	$—	$29,837
Derivative liability arising from issuance of convertible notes payable	—	---
Derivative liability arising from sale of Series B preferred stock	—	---
Change in value of derivative liability – convertible notes	—	(14,329)
Elimination of beneficial conversion feature – convertible notes (See Note 5)	—	(15,508)
Derivative liability arising from issuance of price protection on Series A preferred stock	—	222,996
Change in value of derivative liability – Series A preferred stock	—	4,310,148
Change in value of derivative liability – Series B preferred stock	—	—
Elimination of beneficial conversion feature – Series A preferred stock	—	(160,693)
Balance at end of period	$—	$4,372,451

 We have determined the estimated fair value amounts using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. We have based these fair value estimates on pertinent information available as of the respective balance sheet dates and have determined that, as of such dates, the carrying value of all financial instruments approximates fair value.

Note 4 – Acquisition

On February 29, 2012, EcoSquid Acquisition, Inc. (“Acquisition Corp”), an entity owned predominantly by affiliates of uSell, acquired Fort Knox Recycling, LLC, doing business as EcoSquid.  The purchase price was $500,000 in cash. EcoSquid owned the intellectual property that we licensed in order to implement our comparison technology platform. EcoSquid had revenue and losses during 2011 that were immaterial relative to ours for the same period.  Aside from this transaction, Acquisition Corp. had no other assets, liabilities, revenues or expenses.

On April 24, 2012, we acquired 100% of Acquisition Corp. by issuing 350,000 shares of Series D preferred stock to the Acquisition Corp shareholders including 90,000 shares each to our then Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer, and 25,000 shares each to our Co-Chairman and another uSell shareholder.

F-11

usell.com, Inc. and Subsidiaries
Notes to Interim Condensed Consolidated Financial Statements
June 30, 2012

(Unaudited)

We valued the transaction at $500,000, based on the amount of cash paid by Acquisition Corp. for the acquisition of EcoSquid. We ascribed the full $500,000 to the comparison technology platform. This valuation is preliminary. We used the acquisition method of accounting in connection with the acquisition of Acquisition Corp. Accordingly, we recorded the comparison technology platform as software, valued at $500,000, in property and equipment on our unaudited interim condensed consolidated balance sheet.

We incurred $30,924 in legal expenses pertaining to this acquisition during the first quarter of 2012, which is included in our general and administrative expense for that period.

As discussed above, Acquisition Corp had no revenue or expenses. Therefore the only difference between the actual results reported and any pro forma results, as if the transaction had occurred on January 1, 2011, would be the depreciation that would have been incurred on the comparison technology platform. The pro forma depreciation expense would not have a meaningful impact on the losses recognized in 2011 and 2012. We therefore did not present any pro forma information pertaining to this acquisition.

Note 5 – Debt

Notes Payable

In October 2011, we received $70,000 from an investor pursuant to a note payable which we used for working capital purposes.  The note was due the earlier of six-months from the date of the note, or the closing of a financing transaction in which we raise at least $3 million in gross proceeds.  In lieu of interest, the note-holder was issued 19,053 warrants to purchase our common stock.  The warrants are exercisable at $0.74 per share for a period of five years.

We repaid $35,000 in principal on this note in December 2011 and the remaining $35,000 in January 2012.

During the first quarter of 2012, we recorded $5,887 as interest expense pertaining to the discount on the note payable and $2,858 as interest expense pertaining to debt issue costs associated with the note payable.

F-12

usell.com, Inc. and Subsidiaries
Notes to Interim Condensed Consolidated Financial Statements
June 30, 2012

(Unaudited)

Convertible Notes Payable

During 2011, we received $800,000 pursuant to convertible notes payable (the “2011 Convertible Notes”) which we used for working capital purposes. Of this amount, $325,000 was received from a large stockholder, $325,000 was received from our now Co-Chairman of the Board, $50,000 was received from our then Chief Executive Officer, and $100,000 was received from another stockholder.

The 2011 Convertible Notes had a one-year term, an annual interest rate of approximately 0.5%, and, following a qualified financing transaction involving common stock or common stock equivalents in which we received gross proceeds in excess of $500,000 (“Future Financing”), became convertible into our common stock at 50% of the lower of (a) the price per share of common stock, or (ii) the exercise or conversion price of any common stock equivalents used in the financing transaction.  A Future Financing closed and on January 27, 2012, the 2011 Convertible Notes were converted into 1,600,000 shares of our Series A Preferred Stock (as defined in Note 6).

During the first quarter of 2012, we recorded $389,583 as interest expense pertaining to the discount on the 2011 Convertible Notes.

We evaluated the conversion feature embedded in the 2011 Convertible Notes and determined that since the exercise price of the convertible debt contained a variable conversion feature, such conversion feature should be bifurcated from its host instrument and accounted for as a freestanding derivative.

At December 31, 2011, we determined that the fair value of the derivative liability pertaining to the 2011 Convertible Notes was $29,837 using the Black-Scholes pricing model.

On January 27, 2012, we determined that the fair value of the derivative liability pertaining to the 2011 Convertible Notes was $15,508 based on the following weighted average variables:

Expected dividends	0%
Expected volatility	356.11%
Expected term	5-months
Risk free interest rate	0.07%

We recorded a gain of $14,329 during January 2012, representing the net change in the fair value of the derivative liability pertaining to the 2011 Convertible Notes and, as the derivative liability is eliminated upon conversion, recorded the remaining $15,508 as additional paid in capital.

In addition, following the Future Financing, holders of the 2011 Convertible Notes received 8,000,000 warrants, which were not subject to the Reverse Split as defined in Note 6, to purchase our common stock at $0.20 per share.

Note 6 – Stockholders’ Equity (Deficit)

Convertible Series A Preferred Stock

On November 18, 2011, our Board authorized the sale of up to 10,000,000 shares of Convertible Series A Preferred Stock (“2011 Series A PS”), with a par value of $0.0001 per share.  The 2011 Series A PS have:

a)	Seniority and a liquidation preference over all classes of common stock, but subordinate to our Series B Preferred Stock and Series C Preferred Stock;

b)	Voting rights and powers equal to the voting rights and powers of our common stock. Each share of 2011 Series A PS is entitled to the number of votes that the holder would be entitled to upon the conversion of the shares into common stock;

c)	A stated liquidation value of $1 per share;

d)	No stated dividends; and

e)	Automatic conversion (subject to blocking provisions for certain significant shareholders) into common shares upon the consummation of the Reverse Split (as defined below) at a rate of five common shares for each share of 2011 Series A PS. Shares of the 2011 Series A PS are not subject to the Reverse Split.

During December 2011, we sold 4,045,000 shares of 2011 Series A PS for gross proceeds of $4,045,000. Of this amount $2,000,000 was received in January 2012. During the first half of 2012, we sold an additional 1,361,000 shares of our 2011 Series A PS for gross proceeds of $1,361,000, and converted $800,000 of our convertible notes payable into 1,600,000 shares of 2011 Series A PS (Note 5). In connection with the sale of the 2011 Series A PS, we incurred direct offering costs totaling $6,713. After the Reverse Split (as defined below), and without giving effect to certain blocker provisions limiting conversions, the 7,006,000 outstanding shares of 2011 Series A PS would convert into 35,030,000 shares, or approximately 86%, of our then outstanding common stock.

F-13

usell.com, Inc. and Subsidiaries
Notes to Interim Condensed Consolidated Financial Statements
June 30, 2012

(Unaudited)

In January 2012, we offered price protection to the purchasers of the 2011 Series A PS (“Purchasers”) whereby if we sell securities, including options, warrants, or convertible securities, with the purpose of raising capital from investors, at a price, or with an exercise or conversion price, of less than the 2011 Series A PS conversion price (as defined in the Amended and Restated Certificate of Designation filed with the Secretary of the State of Delaware on November 29, 2011), then:

a)	the conversion price of any outstanding 2011 Series A PS shall be automatically reduced to the sale price, or the exercise or conversion price, or

b)	if converted, we shall issue additional shares of our common stock to the Purchasers respecting the common shares still owned by the Purchasers as a result of their conversion of the 2011 Series A PS, such that the average per share purchase price of these common shares then owned by the Purchasers is equal to the lower price offered in the subsequent sale of securities.

At that time, we determined that the price protection feature constituted a derivative liability and estimated the fair value of such liability to be $220,746 using the Black-Scholes option pricing model using the following weighted average assumptions:

Risk-free interest rate	0.76%
Expected dividend yield	0.0%
Expected volatility	357.47%
Expected life	5-Years
Expected forfeitures	0%

We recorded the $220,746 liability and a corresponding debit to accumulated deficit on January 27, 2012.

On March 31, 2012, we determined that the fair value of the derivative liability pertaining to the 2011 Series A PS was $347,768 using the Black-Scholes option pricing model based on the following weighted average variables:

Expected dividends	0%
Expected volatility	379.08%
Expected term	5-years
Risk free interest rate	1.04%

We recorded a loss of $127,022 during the first quarter of 2012, representing the net change in the fair value of the derivative liability pertaining to the 2011 Series A PS from January 27, 2012 through March 31, 2012.

We estimated the fair value of the derivative liability pertaining to the price protection feature for the Series A PS sold in April 2012 to be $2,250 using the Black-Scholes option pricing model using the following assumptions:

Risk-free interest rate	0.88%
Expected dividend yield	0.0%
Expected volatility	380.49%
Expected life	5-Years
Expected forfeitures	0%

We recorded the $2,250 liability and a corresponding debit to accumulated deficit in April 2012.

On June 8, 2012, our Reverse Split (as defined below) became effective and, subject to certain blocker agreements limiting the common stock ownership percentages of certain investors to 9.99% of the outstanding common stock, the 2011 Series A PS automatically converted into common stock. As a result, 5,356,000 shares of 2011 Series A PS were converted into 26,780,000 shares of our common stock.

We determined that the fair value of the derivative liability pertaining to the 2011 Series A PS immediately prior to the conversion was $210,197 using the Black-Scholes option pricing model based on the following weighted average variables:

Expected dividends	0%
Expected volatility	383.69%
Expected term	4.57-years
Risk free interest rate	0.72%

F-14

usell.com, Inc. and Subsidiaries
Notes to Interim Condensed Consolidated Financial Statements
June 30, 2012

(Unaudited)

We recorded a gain of $139,821 at that time, representing the net change in the fair value of the derivative liability pertaining to the 2011 Series A PS from March 31, 2012 through the date of conversion. We then wrote off $160,693 of the $210,197 derivative liability, representing the value of the 5,356,000 shares of 2011 Series A PS that converted as described above, to additional paid in capital.

On June 30, 2012, we determined that the fair value of the derivative liability pertaining to the outstanding 2011 Series A PS was $4,372,451 using the Black-Scholes option pricing model based on the following weighted average variables:

Expected dividends	0%
Expected volatility	403.96%
Expected term	4.5-years
Risk free interest rate	0.72%

We recorded a loss of $4,322,947 during the second quarter of 2012, representing the net change in the fair value of the derivative liability pertaining to the 2011 Series A PS from the date of conversion through June 30, 2012.

On July 31, 2012, 676,198 shares of 2011 Series A PS were converted into 3,380,990 shares of common stock.

Convertible Series B Preferred Stock

On August 3, 2010, our Board authorized the sale of up to $4,000,000 of Units in a private placement (the “August 2010 PP”), whereby each Unit consisted of 100,000 shares of Convertible Series B Preferred Stock (“2010 Series B PS”) and 47,633 warrants to purchase our common stock. The 2010 Series B PS have:

a)	Seniority to all classes of common and preferred stock existing or issued in the future;

b)	Voting rights and powers equal to the voting rights and powers of our common stock. Each share of 2010 Series B PS is entitled to the number of votes that the holder would be entitled to upon the conversion of the shares into common stock;

c)	A stated liquidation value of $1 per share, and a liquidation preference of the greater of $1 per share, or the amount that would be due if all 2010 Series B PS shares had been converted to common stock immediately prior to the liquidation event;

d)	No stated dividends; and

e)	An option by the holder to convert each share into common shares at a rate of 0.9527 shares of common for each share of 2010 Series B PS.

During July 2012, a shareholder converted 100,000 shares of 2010 Series B PS into 95,266 shares of our common stock.

Convertible Series C Preferred Stock

On March 25, 2011, our Board authorized the sale of up to 1,000,000 shares of Convertible Series C Preferred Stock (“2011 Series C PS”), with a par value of $0.0001 per share.  The 2011 Series C PS have:

a)	Seniority to all classes of common stock and all preferred stock issued in the future with a liquidation preference senior to the common stock;

b)	Voting rights and powers equal to the voting rights and powers of our common stock. Each share of 2011 Series C PS is entitled to the number of votes that the holder would be entitled to upon the conversion of the shares into common stock;

c)	A liquidation preference of the greater of the original issue price, or the amount that would be due if all 2011 Series C PS shares had been converted to common stock immediately prior to the liquidation event;

d)	No stated dividends; and

e)	Automatic conversion (subject to blocking provisions for certain significant shareholders) into common shares at a rate of 1.9053 shares of common for each share of 2011 Series C PS.

On July 31, 2012, the remaining 14,797 outstanding shares of 2011 Series C PS were converted into 28,192 shares of common stock; therefore, there are no longer any shares of 2011 Series C PS that are outstanding.

F-15

usell.com, Inc. and Subsidiaries
Notes to Interim Condensed Consolidated Financial Statements
June 30, 2012

(Unaudited)

Series D Preferred Stock

On April 24, 2012, our Board authorized the sale of up to 350,000 shares of Series D Preferred Stock (“2012 Series D PS”), with a par value of $0.0001 per share.  The 2012 Series D PS have:

a)	A liquidation preference equal to $10.00 per share;

b)	No voting rights; and

c)	No stated dividends; and

d)	Are not convertible into common stock.

On April 24, 2012, we acquired 100% of Acquisition Corp. by issuing 350,000 shares of Series D preferred stock to the Acquisition Corp shareholders including 90,000 shares each to our then Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer, and 25,000 shares each to our Co-Chairman and another uSell shareholder. The shares were sold without registration to accredited investors under the Securities Act of 1933 in reliance upon the exemption provided in Section 4(2) and Rule 506 thereunder

Common Stock

On June 8, 2012, our shareholders approved an amendment to our Certificate of Incorporation to effect a 1-for-52.4846 reverse stock split, which reduced our fully-diluted outstanding common share count to approximately 10,000,000 common shares (the “Reverse Split”). Certain securities that were outstanding at the time of the Reverse Split were not subject to the Reverse Split including our 2011 Series A PS; warrants to purchase our common stock that were issued in connection with our 2011 Series A PS; shares and warrants issued to shareholders in connection with the conversion of our 2011 Convertible Notes; and certain stock options. All share and per share amounts reported throughout this document have been retroactively restated to reflect the Reverse Split.

Shares Granted to Directors, Consultants and Employees

During June 2012, we granted 2,500,000 fully vested shares of common stock, having a fair value of $787,500 based on the quoted closing trading price of our common stock as of the grant date, to our Co-Chairman of the Board. The shares were issued as compensation for service on our board of directors for a one-year period. We recorded the amount as a prepaid expense and are amortizing the expense over the expected remaining service term. We recorded $328,125 during the second quarter of 2012 as expense pertaining to this grant.

During June 2012, we granted 1,160,000 fully vested shares of common stock, having a fair value of $365,400 based on the quoted closing trading price of our common stock as of the grant date, to a contractor for services to be provided over a one-year period. We recorded the amount as a prepaid expense and are amortizing the expense over the expected remaining service term. We recorded $152,250 during the second quarter of 2012 as expense pertaining to this grant.

Including the above grants, we recorded non-cash compensation expense of $478,083 and $71,853 for the three months ended June 30, 2012 and 2011, respectively, and $490,561 and $144,956 for the six months ended June 30, 2012 and 2011, respectively, pertaining to stock grants.

During July 2012, we granted a total of 2,000,000 fully vested shares of common stock, having a fair value of $700,000 based on the quoted closing trading price of our common stock as of the grant date, to our Co-Chairmen of the Board and 500,000 fully vested shares of common stock, having a fair value of $130,000 based on the quoted closing trading price of our common stock as of the grant date, to a consultant for future services.

Warrants

In connection with a settlement of an outstanding balance in our accounts payable, we issued 25,000 warrants to purchase our 2011 Series A PS. In connection with the Reverse Split, these warrants were converted into warrants to purchase 125,000 shares of our common stock. The warrants have an exercise price of $0.20 and are exercisable for five years. The estimated fair value of these stock warrants on their date of grant was $25,000, which we estimated using the Black-Scholes option pricing model using the following assumptions:

F-16

usell.com, Inc. and Subsidiaries
Notes to Interim Condensed Consolidated Financial Statements
June 30, 2012

(Unaudited)

Risk-free interest rate	1.06%
Expected dividend yield	0.0%
Expected volatility	374.05%
Expected life	5-Years
Expected forfeitures	0%

The $25,000 value of these warrants was included in the calculation of our gain on the settlement of accounts payable during the three months ended March 31, 2012.

In January 2012, we granted 8,000,000 warrants to purchase our common stock to the holders of our Convertible Notes Payable (these warrants were not subject to the Reverse Split). The warrants have an exercise price of $0.20 and are exercisable for five years. The estimated fair value of these stock warrants on their date of grant was $50,383, which we estimated using the Black-Scholes option pricing model using the following assumptions:

Risk-free interest rate	0.752%
Expected dividend yield	0.0%
Expected volatility	356.11%
Expected life	5-Years
Expected forfeitures	0%

These warrants were to be issued to the note holders upon the completion of a Future Financing. As such, we considered these warrants to be a cost of the Future Financing, the recording of which had a net effect of zero on our additional paid in capital account.

There was no expense pertaining to warrants recorded during the six months ended June 30, 2011.

During the six months ended June 30, 2012, 101,458 warrants with a weighted average exercise price of $17.96 expired unexercised.

The aggregate intrinsic value of the warrants at June 30, 2012 and December 31, 2012 was $2,681,250 and $0, respectively.

The following summarizes our warrant activity for the six months ended June 30, 2012:

	Series A Preferred Stock			Common Stock
	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)
Outstanding - December 31, 2011	-	$-	---	281,988	$12.96	1.1
Granted	25,000	0.200		8,125,000	0.20
Exercised	-	-		-	-
Cancelled/Forfeited	(25,000)	0.200		(101,458)	17.96
Outstanding - June 30, 2012	-	$-	-	8,305,529	$0.42	4.5

Exercisable - June 30, 2012	-	$-	-	8,305,529	$0.42	4.5

 Stock Option Grants

During the first quarter of 2012, we granted 500,000 stock options, which were not subject to the Reverse Split, to our former Chief Operating Officer in connection with his separation from the Company. These options had a fair value of $3,150 using the Black-Scholes option-pricing model using the following assumptions:

Risk-free interest rate	1.90%
Expected dividend yield	0%
Expected volatility	356.11%
Expected life	10 years
Expected forfeitures	0%

F-17

usell.com, Inc. and Subsidiaries
Notes to Interim Condensed Consolidated Financial Statements
June 30, 2012

(Unaudited)

The options have an exercise price of $0.20 per share over a ten-year term and were completely vested at the time of the grant. We recorded $3,150 during the three months ended March 31, 2012 as expense pertaining to this grant.

During the second quarter of 2012, we granted 100,000 stock options to employees for future services. These options had a fair value of $650 using the Black-Scholes option-pricing model using the following weighted average assumptions:

Risk-free interest rate	1.91%
Expected dividend yield	0%
Expected volatility	381.44%
Expected life	10 years
Expected forfeitures	0%

The options are exercisable at a weighted average exercise price of $0.20 per share over a ten-year term and vest over 4-years. We recorded $28 during the second quarter of 2012 as expense pertaining to this grant.

During the second quarter of 2012, we granted 150,000 stock options to a vendor for future services. These options had a fair value of $1,050 using the Black-Scholes option-pricing model using the following weighted average assumptions:

Risk-free interest rate	1.67%
Expected dividend yield	0%
Expected volatility	384.10%
Expected life	10 years
Expected forfeitures	0%

The options are exercisable at a weighted average exercise price of $0.20 per share over a ten-year term and vest over a six month period. We recorded $683 during the second quarter of 2012 as expense pertaining to this grant.

Including the above grants, we recorded non-cash compensation expense of $275,775 and $512,263 for the three months ended June 30, 2012 and 2011, respectively, and $353,361 and $1,067,000 for the six months ended June 30, 2012 and 2011, respectively, pertaining to stock option grants.

The following table summarizes our stock option activity for the period from December 31, 2011 through June 30, 2012:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value
Outstanding - December 31, 2011	5,554,064	$1.00	8.0	$-
Granted	750,000	0.20
Forfeited or Canceled	(4,260,418)	0.88
Outstanding – June 30, 2012	2,043,647	$0.95	6.0	$253,938

Exercisable – June 30, 2012	1,403,057	$1.02	6.8	$203,613

F-18

usell.com, Inc. and Subsidiaries
Notes to Interim Condensed Consolidated Financial Statements
June 30, 2012

(Unaudited)

 The following table summarizes our stock option activity for non-vested options for the period from December 31, 2011 through June 30, 2012:

	Number of Options	Weighted Average Grant Date Fair Value
Balance at December 31, 2011	4,693,738	$1.15
Granted	750,000
Vested	(740,535)
Cancelled or Forfeited	(4,062,614)
Balance at June 30, 2012	640,590	$2.87

During July 2012, we granted 2,400,000 stock options to members of our board of directors and our executive officers for future services. These options had an aggregate fair value of $750,000 using the Black-Scholes option-pricing model using the following weighted average assumptions:

Risk-free interest rate	0.61%
Expected dividend yield	0%
Expected volatility	409.58%
Expected life	5 years
Expected forfeitures	0%

The options are exercisable at a weighted average exercise price of $0.20 per share over a five-year term. Of the stock options granted, 1,000,000 vested immediately upon grant, 1,000,000 vest over a one-year period, and 400,000 vest over a four-year period.

F-19

F-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:

Upstream Worldwide, Inc. & Subsidiaries

We have audited the accompanying consolidated balance sheets of Upstream Worldwide, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Upstream Worldwide, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Berman & Company, P.A.

Boca Raton, Florida

March 29, 2012

551 NW 77th Street Suite 201 • Boca Raton, FL 33487

Phone: (561) 864-4444 • Fax: (561) 892-3715

www.bermancpas.com • info@bermancpas.com

Registered with the PCAOB• Member AICPA Center for Audit Quality

Member American Institute of Certified Public Accountants

Member Florida Institute of Certified Public Accountants

F-21

Upstream Worldwide, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2011	December 31, 2010
Assets
Current Assets:
Cash	$1,791,623	$686,065
Accounts receivable	22,277	251,999
Accounts receivable - related party	-	26,875
Inventory	16,876	135,601
Prepaid expenses and other current assets	24,456	156,300
Prepaid asset - related party - current portion	-	187,627
Debt issue costs	2,858	-
Total Current Assets	1,858,090	1,444,467

Property and Equipment - net	34,980	79,251

Other Assets:
Intangible assets - net	5,556	98,767
Intangible asset - related party - net	-	141,082
Prepaid asset - related party - net of current portion	-	265,805
Other assets	-	89,260
Total Other Assets	5,556	594,914

Total Assets	$1,898,626	$2,118,632

Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable	$1,064,276	$1,078,329
Accounts payable - related party	-	24,332
Accrued expenses	581,451	382,243
Deferred revenue	-	413,985
Note payable, net of discount	29,113	-
Convertible notes payable, net of discount	410,417	-
Derivative liability	29,837	1,615,852
Total Current Liabilities	2,115,094	3,514,741

Stockholders' Deficit:
Convertible Series A preferred stock, ($0.0001 par value, 10,000,000 and 25,000,000 shares authorized, respectively, 4,045,000 and 400,000 issued and outstanding, respectively) Liquidation preference $4,045,000	405	40

Convertible Series B preferred stock, ($0.0001 value per share, 4,000,000 shares authorized, 2,626,250 and 2,943,750 shares issued and outstanding, respectively) Liquidation preference $2,626,250	263	294
Convertible Series C preferred stock, ($0.0001 value per share, 1,000,000 and -0- shares authorized, respectively, 14,797 and -0- shares issued and outstanding, respectively)	1	-

Common stock, ($0.0001 par value, 650,000,000 shares authorized, 303,904,284 and 210,251,816 shares issued and outstanding, respectively)	30,391	21,026
Subscriptions receivable - Convertible Series A preferred stock	(2,000,000)	-
Additional paid in capital	33,202,748	25,869,850
Accumulated deficit	(31,450,276)	(27,007,076)
Accumulated other comprehensive loss	-	(280,243)
Total Stockholders' Deficit	(216,468)	(1,396,109)

Total Liabilities and Stockholders' Deficit	$1,898,626	$2,118,632

See accompanying notes to Consolidated Financial Statements.

F-22

Upstream Worldwide, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the Year Ended December 31,
	2011	2010
Revenue	$5,876,660	$32,547,898
Cost of revenue	2,955,932	11,526,214
Impairment of prepaid expenses - related party	312,712	-
Gross Profit	2,608,016	21,021,684
Sales and marketing expenses	3,007,443	20,821,100
General and administrative expenses	5,331,708	6,995,651
(Gain) loss on settlements of accounts payable	(130,445)	8,405
Impairment of property and equipment	57,871	114,018
Impairment of goodwill and intangible assets	448,734	11,142,273
Loss from Operations	(6,107,295)	(18,059,763)

Other Income (Expense):
Interest expense, net	(421,626)	-
Loss on substantial liquidation of foreign subsidiaries and foreign exchange	(300,293)	(11,258)
Derivative expense - embedded conversion feature of convertible Series B preferred stock issuance	(6,307)	(512,291)
Derivative expense - convertible notes payable	(626,681)	-
Change in fair value of derivative liability - embedded conversion feature of convertible Series B preferred stock	1,687,158	1,840,189
Change in fair value of derivative liability - convertible notes payable	1,396,844	-
Total Other Income - Net	1,729,095	1,316,640
Net Loss Before Income Tax Expense	(4,378,200)	(16,743,123)
Income Tax Expense	-	(48,130)
Net Loss	$(4,378,200)	$(16,791,253)

Basic and Diluted Loss per Common Share:
Net loss	$(4,378,200)	$(16,791,253)
Preferred stock dividends - Series B	(65,000)	(2,943,750)
Net loss available to common stockholders	(4,443,200)	(19,735,003)

Net loss per common share - basic and diluted	$(0.02)	$(0.10)

Weighted average number of common shares outstanding during the period - basic and diluted	254,406,668	197,689,472

Comprehensive Loss:
Net loss	$(4,378,200)	$(16,791,253)
Foreign currency translation adjustment	(20,050)	(244,612)
Comprehensive Loss	$(4,398,250)	$(17,035,865)

See accompanying notes to Consolidated Financial Statements.

F-23

Upstream Worldwide, Inc. and Subsidiaries

Consolidated Statement of Changes in Stockholders' Equity (Deficit)

For the Years Ended December 31, 2011 and 2010

	Series A Preferred Stock, $0.0001 Par Value		Series B Preferred Stock, $0.0001 Par Value		Series C Preferred Stock, $0.0001 Par Value		Common Stock, $0.0001 Par Value		Subscriptions	Additional	Accumulated Other Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Receivable	Paid in Capital	Loss	Deficit	Equity (Deficit)
Balance, December 31, 2009	3,400,000	$340	-	$-	-	$-	183,208,004	$18,322	$-	$19,080,568	$(35,631)	$(7,272,073)	$11,791,525

Sale of Common Stock	-	-	-	-	-	-	5,758,337	576	-	1,151,091	-	-	1,151,667
Sale of Series B Preferred Stock	-	-	2,943,750	294	-	-	-	-	-	2,943,456	-	-	2,943,750
Conversion of Preferred Stock to Common Stock	(3,000,000)	(300)	-	-	-	-	3,000,000	300	-	-	-	-	-
Stock compensation: stock grants, stock options and warrants	-	-	-	-	-	-	1,270,000	127	-	2,439,043	-	-	2,439,170
Payment of offering costs	-	-	-	-	-	-	-	-	-	(68,795)	-	-	(68,795)
Settlement of accounts payable with common stock	-	-	-	-	-	-	3,240,475	324	-	325,864	-	-	326,188
Common shares issued to investors in connection with Preferred B stock sale	-	-	-	-	-	-	13,775,000	1,378	-	(1,378)	-	-	-
Dividend arising from Preferred B beneficial conversion feature	-	-	-	-	-	-	-	-	-	-	-	(2,943,750)	(2,943,750)
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	(244,612)	-	(244,612)
Net loss	-	-	-	-	-	-	-	-	-	-	-	(16,791,253)	(16,791,253)

Balance, December 31, 2010	400,000	40	2,943,750	294	-	-	210,251,816	21,026	-	25,869,850	(280,243)	(27,007,076)	(1,396,109)

Sale of Series A Preferred Stock	4,045,000	405	-	-	-	-	-	-	(2,000,000)	4,044,595	-	-	2,045,000
Sale of Series B Preferred Stock	-	-	65,000	7	-	-	-	-	-	64,993	-	-	65,000
Payment of offering costs	-	-	-	-	-	-	-	-	-	(37,245)	-	-	(37,245)
Warrants issued in connection with Note Payable	-	-	-	-	-	-	-	-	-	10,091	-	-	10,091
Dividend arising from Preferred B beneficial conversion feature	-	-	-	-	-	-	-	-	-	-	-	(65,000)	(65,000)
Common shares issued to investors in connection with Preferred B stock sale	-	-	-	-	-	-	500,000	50	-	(50)	-	-	-
Issuance of Series C Preferred Stock in connection with Warrant exercise	-	-	-	-	720,938	72	-	-	-	1,081,334	-	-	1,081,406
Conversion of Series A Preferred Stock to Common Stock	(400,000)	(40)	-	-	-	-	400,000	40	-	-	-	-	-
Conversion of Series B Preferred Stock to Common Stock	-	-	(382,500)	(38)	-	-	19,125,000	1,913	-	(1,875)	-	-	-
Conversion of Series C Preferred Stock to Common Stock	-	-	-	-	(706,141)	(71)	70,614,076	7,061	-	(6,991)	-	-	-
Stock based compensation	-	-	-	-	-	-	3,013,392	301	-	2,178,045	-	-	2,178,346
Loss on substantial liquidation of foreign subsidiaries and foreign exchange	-	-	-	-	-	-	-	-	-	-	300,293	-	300,293
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	(20,050)	-	(20,050)
Net loss	-	-	-	-	-	-	-	-	-	-	-	(4,378,200)	(4,378,200)

Balance, December 31, 2011	4,045,000	$405	2,626,250	$263	14,797	$1	303,904,284	$30,391	$(2,000,000)	$33,202,748	$-	$(31,450,276)	$(216,468)

See accompanying notes to Consolidated Financial Statements.

F-24

Upstream Worldwide, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,378,200)	$(16,791,253)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	108,187	142,580
Stock based compensation expense	2,178,346	2,436,790
Amortization of prepaid asset - related party	140,720	187,627
Amortization of debt issue costs	2,042	-
Amortization of debt discount into interest expense	414,621	-
Impairment of prepaid expenses	312,712	-
Impairment of property and equipment	57,871	114,018
Impairment of goodwill and intangible assets	448,734	11,142,273
Loss on substantial liquidation of foreign subsidiaries and foreign exchange	300,293	-
(Gain) Loss on settlement of accounts payable	(130,445)	8,405
Derivative expense pertaining to embedded conversion feature of convertible Series B preferred stock issuance	6,307	512,291
Derivative expense pertaining to convertible note payable	626,681	-
Change in fair value of derivative liability - embedded conversion feature of convertible Series B preferred stock issuance	(1,687,158)	(1,840,189)
Change in fair value of derivative liability - convertible notes payable	(1,396,844)	-
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	236,843	(251,999)
Accounts receivable - related party	26,875	1,056,612
Inventory	120,587	713,070
Prepaid and other current assets	151,825	543,329
Increase (decrease) in:
Accounts payable	98,335	(34,662)
Accounts payable - related party	(24,332)	(21,652)
Accrued expenses	244,763	90,609
Deferred Revenues	(421,186)	(1,169,532)
Net Cash Used In Operating Activities	(2,562,423)	(3,161,683)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid to acquire intangible assets	(276,632)	(77,752)
Cash paid to purchase property and equipment	(14,509)	(191,942)
Net Cash Used In Investing Activities	(291,141)	(269,694)

See accompanying notes to Consolidated Financial Statements.

F-25

Upstream Worldwide, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Continued)

	For the Year Ended December 31,
	2011	2010
CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from note payable	70,000	-
Principal repayments toward note payable	(35,000)	-
Cash paid for debt issue costs	(4,900)	-
Proceeds from convertible notes payable	800,000	-
Proceeds from sale of convertible Series A preferred stock	2,045,000	-
Proceeds from sale of convertible Series B preferred stock	65,000	2,943,750
Cash paid for direct offering costs of preferred stock	(37,245)	(17,218)
Proceeds from sale of common stock	-	1,151,667
Cash paid for direct offering costs of common stock	-	(51,579)
Proceeds from exercise of warrants	1,081,406	-
Net Cash Provided By Financing Activities	3,984,261	4,026,620

Net Increase (Decrease) in Cash	1,130,697	595,243

Effect of Exchange Rates on Cash	(25,139)	(206,604)

Cash - Beginning of Period	686,065	297,426

Cash - End of Period	$1,791,623	$686,065

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Interest	$-	$-
Taxes	$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Derivative liability arising from convertible notes payable	$1,426,681	$-
Derivative liability arising from convertible Series B preferred stock	$71,307	$2,943,750
Conversion of Series A preferred stock into common stock	$40	$300
Conversion of Series B preferred stock into common stock	$38	-
Conversion of Series C preferred stock into common stock	$71	-
Sale of stock for subscriptions receivable	$2,000,000	$-
Settlement of accounts payable with common stock	$-	$328,570
Accrual of covenant not to compete	$-	$50,000
Shares vested to foreign subsidiary managers	$-	$25
Shares issued in connection with convertible Series B preferred stock	$-	$1,378

See accompanying notes to Consolidated Financial Statements.

F-26

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 1 – Organization and Business

Upstream Worldwide, Inc., through our wholly-owned subsidiaries (collectively, “Upstream,” “Company,” “we,” “us,” and/or “our”), helps consumers monetize household items, such as small consumer electronics that they are no longer using.  From the inception of our business in 2008 through 2010, substantially all of our revenue came from the procurement, aggregation and resale of precious metals. In mid-2010, we diversified our business by introducing a service similar to our precious metals business, for cellular phones. We stopped offering to purchase precious metals in the United Kingdom and European markets during the fourth quarter of 2010 and in Canada and the United States in early 2011.  By mid-2011 we further adapted our business strategy and stopped offering to purchase cellular phones directly, although we continued to service packs coming in from prior precious metals and cellular phone advertising campaigns. In July 2011, we created an online marketplace where consumers interested in selling small consumer electronics that they are no longer using can educate themselves on current market values and sell their items to electronics buyers.

We utilize consumer oriented advertising efforts, such as direct response television commercials and various forms of internet advertising, to attract consumers to our website. Our services are free for consumers and we partner with electronics buying companies to offer them a cost efficient customer acquisition model. The economies of scale that we generate allow us to pass savings on to our partners which, in turn, allows them to offer the highest possible prices to consumers.

Note 2 – Significant Accounting Policies

Basis of Presentation

The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount allocated to goodwill and other intangible assets and related impairments, the estimated useful lives for amortizable intangible assets and property and equipment, accrued expenses, deferred revenue, the fair value of warrants granted in connection with various financing transactions, share-based payment arrangements, and the fair value of derivative liabilities.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the Consolidated Financial Statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

Reclassification

We have reclassified certain prior period amounts to conform to the current period presentation. These reclassifications have no effect on the financial position or on the results of operations or cash flows for the periods presented.

Cash

We minimize credit risk associated with cash by periodically evaluating the credit quality of our primary financial institutions. At times, our cash may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. On December 31, 2011 and 2010, our deposits exceeded the FDIC limit by approximately $1.6 million and $0.4 million, respectively.

Accounts Receivable

Accounts receivable represent obligations from customers, including a related party customer, the Refinery (Note 9). We periodically evaluate the collectability of our accounts receivable and consider the need to record an allowance for doubtful accounts based upon historical collection experience and specific information. Actual amounts could vary from the recorded estimates. We did not deem it necessary to record an allowance for doubtful accounts at December 31, 2011 or 2010.

F-27

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Inventory

Inventory consists predominantly of gold and other precious metals and is carried at the lower of cost or net realizable value. Cost is the amount paid by us to third parties, which is generally lower than the current market value. As such, we do not deem it necessary to record a reserve for obsolete inventory.

Debt Issue Costs

Direct costs incurred in connection with issuing debt securities or obtaining debt or other credit arrangements are recorded as debt issue costs and are amortized as interest expense over the term of the related debt.

Property and Equipment

Property and equipment is stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets.

See Note 4 regarding impairment charges pertaining to our property and equipment.

Intangible Assets

Our intangible assets pertain to software related to our website and customer management platform and to our non-compete agreements. We periodically review the carrying values of our long-lived assets when events or changes in circumstances indicate that it is more likely than not that their carrying values may exceed their fair values, and record an impairment charge when considered necessary.

When circumstances indicate that an impairment of value may have occurred, we test such assets for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of such assets and their eventual disposition to their carrying amounts. If the undiscounted future cash flows are less than the carrying amount of the asset, an impairment loss, measured as the excess of the carrying value of the asset over its estimated fair value, is recognized. Fair value, for purposes of calculating impairment, is measured based on estimated future cash flows, discounted at a market rate of interest.

See Note 5 regarding impairment charges pertaining to our intangible assets.

Goodwill

We test Goodwill for impairment on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition or sale or disposition of a significant portion of a reporting unit. The goodwill impairment test is conducted using a discounted cash flow methodology. This requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term growth rate of our business, the useful life over which cash flows will occur, and determination of our weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment charge.

We reported revenue of $4.1 million during the third quarter of 2010, a decrease of $2.7 million from the $6.8 million reported during the same period of 2009. This represented the first occurrence of a decline in revenue from the same period in a prior year in our history. In addition, the losses from operations for the third quarter and the nine month period ended September 30, were both higher in 2010 as compared with the same periods in 2009. We concluded that these operating performance indicators were sufficient to warrant a review of the carrying amount of our goodwill at September 30, 2010. We reviewed the carrying value of our goodwill, considering both quantitative factors, such as projected future cash flows, as well as qualitative factors, including our limited operating history, the significant fluctuations in our sales volume over the last several quarters and the uncertainty regarding our expansion into similar services for cellular phones. Based on this review, we determined that the value of our goodwill had been impaired. Accordingly, we recorded an impairment charge on our Consolidated Statement of Operations of $11,142,273 for the year ended December 31, 2010 which brought our goodwill value to zero.

Convertible Instruments

We review all of our convertible instruments for the existence of an embedded conversion feature which may require bifurcation, if certain criteria are met. These criteria include circumstances in which:

F-28

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

a)	The economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract,

b)	The hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur, and

c)	A separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to certain requirements (except for when the host instrument is deemed to be conventional).

A bifurcated derivative financial instrument may be required to be recorded at fair value and adjusted to market at each reporting period end date. In addition, we may be required to classify certain stock equivalents issued in connection with the underlying debt instrument as derivative liabilities.

For convertible instruments that we have determined should not be bifurcated from their host instruments, we record discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. Also when necessary, we record deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the financing transaction and the effective conversion price embedded in the preferred shares.

In addition, we review all of our convertible instruments for the existence of a beneficial conversion feature. Upon the determination that a beneficial conversion feature exists, the relative fair value of the beneficial conversion feature would be recorded as a discount from the face amount of the respective debt instrument and the discount would be amortized to interest expense over the life of the debt.

Finally, if necessary, we will determine the existence of liquidated damage provisions. Liquidated damage provisions are not marked to market, but evaluated based upon the probability that a related liability should be recorded.

Common Stock Purchase Warrants and Derivative Financial Instruments

We review any common stock purchase warrants and other freestanding derivative financial instruments at each balance sheet date and classify them on our balance sheet as:

a)	Equity if they (i) require physical settlement or net-share settlement, or (ii) gives us a choice of net-cash settlement or settlement in our own shares (physical settlement or net-share settlement), or as

b)	Assets or liabilities if they (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside our control), or (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

We assess classification of our common stock purchase warrants and other freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

Revenue Recognition

Revenue is recognized when all of the following conditions exist: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured.

Consumer Electronics Referrals

Consumers responding to our advertising campaigns come to our website where they search our database for the item they wish to sell. They are prompted to answer a number of questions regarding the condition of the item and which associated accessories they have, if any. Upon completion of the appraisal questions, they are presented with a listing of offers to purchase their item from our partners. Upon selection of a partner’s offer, the consumer is re-directed to that partner’s website to complete the checkout process. We earn a fee for providing our partners with customers and recognize revenue upon acceptance of the partner’s offer by the consumer.

F-29

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Cellular Phones

Cellular phones received in response to our advertisements to purchase them directly were appraised upon receipt from the public based on a variety of factors including the condition of the phone and its level of functionality. To maximize efficiencies, phones were received directly by our electronics partner, ReCellular, Inc. (“ReCellular”), who would perform the appraisal on our behalf.  The appraised value was used to determine the price at which we sold the phone to ReCellular.  On a daily basis, all of the cellular phones received and appraised were sold to ReCellular.  As a result, revenue was recognized the same day the phones were received from the public.

Phones were not returned to the public once they had been received.  In addition, no returns were accepted from ReCellular and upon delivery of the phones to ReCellular, we had no further obligations.

  Precious Metals

We graded the quality of the precious metals purchased from the public and estimated the total quantity received. We then locked in the current spot rate of each metal sufficient to cover the total quantity received in the current batch with the Refinery. After a holding period of at least 10 days the precious metals were delivered to the Refinery to be melted. Upon melting the precious metals, the Refinery validated the quality and quantity of the precious metals and would remit payment to us based on the quantity of the pure precious metals at the agreed upon spot rates, as described above. Revenue was recognized upon melting of the precious metals and the validation of the quality and quantity of each precious metal by the Refinery.

No returns were accepted from the Refinery and upon delivery of the precious metals to the Refinery, we had no further obligations.

Deferred Revenue

Upon our estimate of the total quantity of precious metals received and the locking in of the current spot rate for each precious metal, we were able to estimate the total value of the batch received. The Refinery advanced to us, up to 80% of the value of the precious metals we had received, but not yet delivered. This amount was recorded as deferred revenue until the specific batch was melted and processed as described above, at which time, it was recorded as revenue.

Cost of Revenue

Our cost of revenue pertaining to Consumer Electronics Referral revenue, consists primarily of costs to maintain our website. These costs are expensed as incurred. Our cost of revenue pertaining to the sale of cellular phones and precious metals included our cost of acquiring the cellular phones and precious metals, as well as any other direct costs and expenses required to ship, secure, grade, log and process the items internally. In addition, fees and other costs incurred in connection with processing at the Refinery were charged to cost of revenue.

We recorded $140,720 and $187,627 for the years ended December 31, 2011 and 2010, respectively, as cost of revenue pertaining to prepaid refining services and $43,780 and $58,373 for the years ended December 31, 2011 and 2010, respectively, as amortization expense pertaining to a non-compete agreement, both of which pertain to our service agreement with the Refinery.

Advertising

Advertising costs are expensed as they are incurred and are included in sales and marketing expenses. Advertising expense amounted to $1,962,268 and $15,223,698 for the years ended December 31, 2011 and 2010, respectively.

Foreign Currency Transactions

The Consolidated Financial Statements are presented in United States Dollars. The financial position and results of operations of our foreign subsidiaries were measured using the local currency as the functional currency. Assets and liabilities of our foreign subsidiaries were translated from their local currency (British pounds, Canadian dollars and Euros) into the reporting currency, U.S. dollars, using period end exchange rates. Equity transactions were translated using the historical exchange rate that was in effect when the transaction occurred. The resulting translation adjustments were recorded as a separate component of accumulated other comprehensive loss. Revenues and expenses were translated using weighted average exchange rates for the respective periods. Transaction gains and losses resulting from foreign currency transactions were recorded as foreign exchange gains or losses in the consolidated statement of operations. We did not enter into any financial instruments to offset the impact of foreign currency fluctuations.

F-30

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

During 2010 and 2011, we slowed, and then stopped, our advertising and marketing in markets outside the United States. As discussed elsewhere in this Report, we wrote off assets that pertain to these operations in 2010 and 2011, as we determined that the assets were no longer expected to provide future economic benefit. At December 31, 2011, the operations outside the United States were substantially liquidated. As such, we removed the amounts attributable to these entities and the accumulated translation adjustments from our Accumulated Other Comprehensive Income and reported it as part of the Loss on substantial liquidation of foreign subsidiaries and foreign exchange on our Consolidated Income Statement for the year ended December 31, 2011.

Share-Based Payment Arrangements

We account for stock options in accordance with Accounting Standards Codification (“ASC”) 718: Compensation – Stock Compensation. ASC 718 requires generally that all equity awards be accounted for at “fair value.” This fair value is measured on the grant date for stock-settled awards, and at subsequent exercise or settlement for cash-settled awards. Fair value is equal to the underlying value of the stock for “full-value” awards such as restricted stock and performance shares, and estimated using an option-pricing model with traditional inputs for “appreciation” awards such as stock options and stock appreciation rights.

Costs equal to these fair values are recognized ratably over the requisite service period based on the number of awards that are expected to vest for awards that vest over time, and in the period of grant for awards that vest immediately. For awards that vest over time, cumulative adjustments in later periods are recorded to the extent actual forfeitures differ from our initial estimates: previously recognized compensation cost is reversed if the service or performance conditions are not satisfied and the award is forfeited. The expense resulting from share-based payments is recorded in cost of goods sold or general and administrative expense in the Consolidated Statement of Operations, depending on the nature of the services provided.

Subsequent modifications to outstanding awards result in incremental cost if the fair value is increased as a result of the modification. Thus, a value-for-value stock option repricing or exchange of awards in conjunction with an equity restructuring does not result in additional compensation cost.

Income Taxes

We account for income taxes in accordance with ASC Topic 740, “Income Taxes,” which requires that we recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

ASC Topic 740-20, “Income Taxes – Intraperiod Tax Allocation,” clarifies the accounting for uncertainties in income taxes recognized in accordance with ASC Topic 740-20 by prescribing guidance for the recognition, de-recognition and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision whether to file or not to file in a particular jurisdiction. ASC Topic 740-20 requires that any liability created for unrecognized tax benefits is disclosed. The application of ASC Topic 740-20 may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets. We would recognize interest and penalties related to unrecognized tax benefits in income tax expense.

During 2011 and 2010, we recorded impairment expenses resulting from the write off of certain intangible assets, goodwill, and from the write off of property and equipment and certain prepaid expenses. These impairment expenses are not deductible for tax purposes.

Net Loss per Share

Basic earnings per share (“EPS”) is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to all dilutive potential of shares of common stock outstanding during the period including stock options or warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of stock options or warrants), and convertible debt or convertible preferred stock, using the if-converted method. Diluted EPS excludes all dilutive potential of shares of common stock if their effect is anti-dilutive.

F-31

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The computation of basic and diluted loss per share for the years ended December 31, 2011 and 2010, excludes the following potentially dilutive securities because their inclusion would be anti-dilutive:

	For the Year Ended December 31, 2011	For the Year Ended December 31, 2010
Convertible Notes Payable (See Note 6)	8,000,000	—
Convertible Series A Preferred Stock	20,225,000	400,000
Convertible Series B Preferred Stock	131,312,500	147,187,500
Convertible Series C Preferred Stock	1,479,674	—
Stock Warrants	14,800,003	92,268,753
Stock Options	291,502,890	81,316,214
	467,320,067	321,172,467

Comprehensive Loss

Other comprehensive loss includes all changes in stockholders’ equity during a period from non-owner sources and is reported in the consolidated statement of stockholders’ equity. To date, other comprehensive loss consists of changes in accumulated foreign currency translation adjustments.

Legal Proceedings

From time to time, we are a party to or otherwise involved in legal proceedings arising in the normal and ordinary course of business. As of the date of this report, we are not aware of any proceeding, threatened or pending, against us which, if determined adversely, would have a material effect on our business, results of operations, cash flows or financial position.

In August 2011, the Florida Attorney General (the “AG”) initiated an official investigation into whether or not we engaged in unfair trade practices in violation of its “Little FTC Act.”  The investigation is due to consumer complaints.  Because we generally relied on third parties to handle the products we sold, the Refinery for precious metals and ReCellular for phones and smart phones.  Under Florida law, the remedies include actual damages, civil penalties, and attorneys’ fees.  To date, we have provided a comprehensive response to the AG demonstrating that we acted properly. The AG’s investigation is ongoing.  We expect that our management will meet with the AG in April 2012 to discuss this matter further. Although we believe that we have not violated any laws, there can be no assurance that the Attorney General will agree. We have not accrued a liability for this matter as we believe the likelihood of our incurring damages or penalties is remote.

Customer and Vendor Concentrations

During the year ended December 31, 2011 and 2010, the Refinery represented approximately 43% and 97%, respectively, of our revenue. During the year ended December 31, 2011, ReCellular represented approximately 53% of our revenue. At December 31, 2011, the amount due from the Refinery comprised approximately 38% of our accounts receivable, and two consumer electronics recycling partners comprised approximately 28% and 16% of our accounts receivable. At December 31, 2010, approximately 90% of our accounts receivable was due from ReCellular.

During the year ended December 31, 2011, one vendor represented approximately 25% of our total purchases, and during the year ended December 31, 2010, one vendor represented approximately 11% of our total purchases. At December 31, 2011, one vendor comprised approximately 27%, of our accounts payable, and at December 31, 2010, two vendors comprised approximately 16% and 12%, of our accounts payable.

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The guidance in ASU 2011-05 applies to both annual and interim financial statements and eliminates the option for reporting entities to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. This ASU also requires consecutive presentation of the statement of net income and other comprehensive income. Finally, this ASU requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. The amendments in this ASU should be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. We have adopted this guidance in these Consolidated Financial Statements.

Note 3 – Fair Value

The fair value of our financial assets and liabilities reflects our estimate of amounts that we would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of our assets and liabilities, we seek to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

F-32

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Our investment strategy is focused on capital preservation. We intend to invest in instruments that meet credit quality standards. The current expectation is to maintain cash and cash equivalents, once these resources are available.

The following are the major categories of liabilities measured at fair value on a nonrecurring basis at December 31, 2011 and 2010, using quoted prices in active markets for identical assets (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

	At December 31, 2011		At December 31, 2010
	Assets	Liabilities	Assets	Liabilities
Level 1
None	$—	$—	$—	$—
Level 2
None	—	—	—	—
Level 3
Derivative liability	—	29,837	—	1,615,852
	$—	$29,837	$—	$1,615,852

The following table reflects the change in fair value of our goodwill and derivative liabilities for the years ended December 31, 2011 and 2010:

	For the Year Ended December 31, 2011		For the Year Ended December 31, 2010
	Assets	Liabilities	Assets	Liabilities
Balance at January 1	$—	$1,615,852	$11,142,273	$—
Derivative liability arising from sale of Series B preferred stock	—	71,306	—	1,615,852
Derivative liability arising from issuance of convertible notes payable	—	1,426,681	—	—
Change in value of derivative liability – Series B preferred stock	—	(1,687,157)	—	—
Change in value of derivative liability – convertible notes	—	(1,396,844)	—	—
Impairment of goodwill	—	—	(11,142,273)	—
Balance at December 31	$—	$29,837	$—	$1,615,852

We have determined the estimated fair value amounts presented in these Consolidated Financial Statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in the Consolidated Financial Statements are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. We have based these fair value estimates on pertinent information available as of the respective balance sheet dates and have determined that, as of such dates, the carrying value of all financial instruments approximates fair value.

F-33

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 4 – Property and Equipment

Property and equipment consist of the following at December 31, 2011 and 2010:

	Balance at December 31, 2011	Balance at December 31, 2010	Estimated Useful Life
Leasehold Improvements	$50,852	$105,678	*
Security Equipment	29,795	68,459	7 years
Hardware and Software	40,819	22,393	3 years
Office Equipment	3,386	13,549	3 years
	124,852	210,079
Impairment charges	(57,871)	(114,018)
Less: Accumulated Depreciation	(32,001)	(16,810)
Property and Equipment, Net	$34,980	$79,251

* The shorter of three years or the life of the lease.

During the fourth quarter of 2010, we changed our business plan in the United Kingdom and European markets, whereby we no longer managed advertising, fulfillment, or grading, logging and storing of gold and other precious metals directly.  In connection with this change, we recorded an impairment of $114,018 pertaining to the assets used in these functions as they were not expected to provide future economic benefit. During the fourth quarter of 2011, we recorded a similar impairment charge of $57,871 pertaining to our assets used in these functions in the United States.

Depreciation expense on property and equipment amounted to $15,201 and $46,448 for the years ended December 31, 2011 and 2010, respectively.

Note 5 – Intangible Assets

Our intangible assets were comprised of a non-compete agreement with the Refinery (Note 9) and other intangibles including an additional non-compete agreement and website related costs. Our remaining intangible asset at December 31, 2011 pertains to the purchase of our website domain address. Intangible asset values and the related accumulated amortization are as follows:

	Intangible Asset – Related Party	Other Intangible Assets
Gross value at December 31, 2011	$291,865	$448,942
Less: Impairment Charges	(97,288)	(351,446)
Accumulated amortization at December 31, 2011	(194,577)	(91,940)
Net value at December 31, 2011	$—	$5,556

Gross value at December 31, 2010	$291,865	$141,502
Accumulated amortization at December 31, 2010	(150,783)	(42,735)
Net value at December 31, 2010	$141,082	$98,767

Our intangible assets all have a definite life and are amortized on a straight-line basis over their estimated useful lives of between three and five years. Amortization expense amounted to $92,986 and $96,132 for the years ended December 31, 2011 and 2010, respectively.

Due to the decline of our revenues from precious metals and in connection with the adaptations we made to our approach to the electronics recycling market, we reviewed the recoverability of our assets pertaining to those portions of our business.  As a result of this review, we determined that our prepaid refinery costs and certain intangible assets, including our non-compete agreement with the Refinery and software development costs pertaining to our website and back-end systems, had been impaired.  Accordingly, on September 30, 2011 we recorded an impairment charge of $312,712 related to our prepaid refining services and $448,734 related to our intangible assets.

F-34

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The following table outlines the estimated future amortization expense related to intangible assets as of December 31, 2011:

Future Amortization Expense
2012	$3,333
2013	2,223
Total	$5,556

Note 6 – Debt

Notes Payable

In October 2011, we received $70,000 from an investor pursuant to a note payable which we used for working capital purposes.  The note was due the earlier of six-months from the date of the note, or the closing of a financing transaction in which we raise at least $3 million in gross proceeds.  In lieu of interest, the note-holder was issued 1,000,000 warrants to purchase our common stock.  The warrants are exercisable at $0.014 per share for a period of five years.  The fair value of the warrants was determined to be $10,091 based upon management assumptions using the Black-Scholes pricing model using the following assumptions:

Expected dividends	0%
Expected volatility	301.02%
Expected term	5 years
Risk free interest rate	0.88%

This amount was recorded as a discount to the face value of the note and will be amortized into interest expense over the term of the note.  In addition, we incurred $4,900 in debt issue costs to obtain the note.  Accordingly, we recorded this amount as a debt issue cost, which will be amortized into interest expense over the term of the note.

We repaid $35,000 in principal on this note in December 2011 and the remaining $35,000 in January 2012.

Convertible Notes Payable

During the second quarter of 2011, we received $550,000 pursuant to convertible notes payable (the “Q2 2011 Convertible Notes”) which we used for working capital purposes. Of this amount, $250,000 was received from a stockholder, $250,000 was received from our Co-Chairman of the Board, and $50,000 was received from our Chief Executive Officer.

During the third quarter of 2011, we received $100,000 pursuant to convertible notes payable (the “Q3 2011 Convertible Notes”) which we used for working capital purposes.

During the fourth quarter of 2011, we received $150,000 pursuant to convertible notes payable (the “Q4 2011 Convertible Notes”) which we used for working capital purposes. Of this amount, $75,000 was received from a stockholder, and $75,000 was received from our Co-Chairman of the Board.

The Q2 2011 Convertible Notes, Q3 2011 Convertible Notes, and the Q4 2011 Convertible Notes each had a one-year term, an annual interest rate of approximately 0.5%, and, following a qualified financing transaction involving common stock or common stock equivalents in which we received gross proceeds in excess of $500,000 (“Future Financing”), became convertible into our common stock at 50% of the lower of (a) the price per share of common stock, or (ii) the exercise or conversion price of any common stock equivalents used in the financing transaction.  A Future Financing closed and the Q2 Convertible Notes, Q3 Convertible Notes, and the Q4 Convertible Notes became convertible at $0.10 per share.

In addition, following the Future Financing, holders of the Q2 2011 Convertible Notes, Q3 2011 Convertible Notes, and Q4 2011 Convertible Notes shall be entitled to receive a number of warrants to purchase our common stock equal to the number of shares they may receive as a result of the conversion described above. The warrants are exercisable for five-years and are exercisable at $0.20 per share. There were no offering costs associated with this transaction.

F-35

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

We evaluated the conversion feature embedded in the Q2 2011 Convertible Notes, Q3 2011 Convertible Notes, and Q4 2011 Convertible Notes to determine whether such conversion feature should be bifurcated from its host instrument and accounted for as a freestanding derivative. We determined that since the exercise price of the convertible debt contained a variable conversion feature, such conversion feature should be bifurcated from its host instrument and accounted for as a freestanding derivative.

We estimated the fair value of the conversion feature of the Q2 2011 Convertible Notes to be $968,970 using the Black-Scholes option pricing model using the following weighted average assumptions:

Expected dividends	0%
Expected volatility	273.24%
Expected term – embedded conversion option	1-year
Risk free interest rate	0.157%

We recorded $550,000 of the value of the conversion feature to a discount, $418,970 as a derivative expense, and recorded a corresponding derivative liability of $968,970. The discount amount is being amortized to interest expense over the contracted term of the Q2 2011 Convertible Notes.  During the year ended December 31, 2011, we amortized $350,000 to interest expense pertaining to the discount.

We estimated the fair value of the conversion feature of the Q3 2011 Convertible Notes to be $178,375 using the Black-Scholes option pricing model using the following weighted average assumptions:

Expected dividends	0%
Expected volatility	283.74%
Expected term – embedded conversion option	1-year
Risk free interest rate	0.154%

We recorded $100,000 of the value of the conversion feature to a discount, $78,375 as a derivative expense, and recorded a corresponding derivative liability of $178,375. The discount amount is being amortized to interest expense over the contracted term of the Q3 2011 Convertible Notes.  During the year ended December 31, 2011, we amortized $41,667 to interest expense pertaining to the discount.

We estimated the fair value of the conversion feature of the Q4 2011 Convertible Notes to be $279,336 using the Black-Scholes option pricing model using the following weighted average assumptions:

Expected dividends	0%
Expected volatility	329.99%
Expected term – embedded conversion option	1-year
Risk free interest rate	0.096%

We recorded $150,000 of the value of the conversion feature to a discount, $129,336 as a derivative expense, and recorded a corresponding derivative liability of $279,336. The discount amount is being amortized to interest expense over the contracted term of the Q4 2011 Convertible Notes.  During the year ended December 31, 2011, we amortized $18,750 to interest expense pertaining to the discount.

At December 31, 2011, we determined that the fair value of the derivative liability pertaining to the Q2 2011 Convertible Notes, Q3 2011 Convertible Notes, and the Q4 2011 Convertible Notes was $29,837 based on the following weighted average variables:

Expected dividends	0%
Expected volatility	300.88%
Expected term	6-months
Risk free interest rate	0.130%

We recorded a gain of $1,396,844 during the year ended December 31, 2011, representing the net change in the fair value of the derivative liability pertaining to the Q2 2011 Convertible Notes, Q3 2011 Convertible Notes, and Q4 2011 Convertible Notes.

F-36

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

In January 2012, the Q2 2011 Convertible Notes, Q3 2011 Convertible Notes, and Q4 2011 Convertible Notes were converted into 1,600,000 shares of our 2011 Series A PS (as defined in Note 7) and we issued 8,000,000 warrants to purchase our common stock, after giving effect to the Reverse Split as defined in Note 7, with an exercise price of $0.20 per share.

Note 7 – Stockholders’ Equity (Deficit)

On June 1, 2011 we increased our authorized capital to 650,000,000 shares of common stock.

Convertible Series A Preferred Stock

Our Convertible Series A Preferred Stock sold in 2008 (“2008 Series A PS”) had no voting rights, no liquidation preference, and was not entitled to receive dividends. Each share of the 2008 Series A PS was convertible into one share of our common stock at the election of the holder. We have determined that no beneficial conversion feature or derivative financial instruments existed in connection with the 2008 Series A PS as the conversion rate was fixed at an amount equal to the market price of our common stock.

On January 25, 2010, 3,000,000 shares of our 2008 Series A PS were converted into 3,000,000 shares of our common stock by our now Co-Chairman of the Board.

On March 9, 2011, 400,000 shares of our 2008 Series A PS were converted into 400,000 shares of our common stock.  As a result, there are no 2008 Series A PS outstanding at December 31, 2011.

In December 2011, we offered a new Convertible Series A Preferred Stock (“2011 Series A PS”) to investors. Each share of 2011 Series A PS had a $1.00 per share price and automatically converts into five shares of our common stock upon effecting a reverse stock split reducing the outstanding common stock to approximately 10 million shares (the “Reverse Split”). The five to one ratio is after giving effect to the Reverse Split. The Series A has a $1.00 liquidation price and votes on an as-converted basis. We have determined that no beneficial conversion feature or derivative financial instruments existed at December 31, 2011 in connection with the 2011 Series A PS.

During December 2011, we sold 4,045,000 shares of 2011 Series A PS for gross proceeds of $4,045,000. Of this amount $2,000,000 was received in January 2012. Accordingly, at December 31, 2011, we recorded a subscription receivable of $2,000,000 on our Consolidated Balance Sheet.

During the first quarter of 2012, we sold an additional $1,326,000 of our 2011 Series A PS, including the conversion of $800,000 of our convertible notes payable, which was converted into 1,600,000 shares of 2011 Series A PS (Note 6), and closed the offering. All of these securities were sold without registration under Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder. In connection with the sale of the 2011 Series A PS, we paid direct offering costs totaling $20,569.

In January 2012, we offered price protection to the purchasers of the 2011 Series A PS (“Purchasers”) whereby if we sell securities, including options, warrants, or convertible securities, with the purpose of raising capital from investors, at a price, or with an exercise or conversion price, of less than the 2011 Series A PS conversion price (as defined in the Amended and Restated Certificate of Designation filed with the Secretary of the State of Delaware on November 29, 2011), then:

(c)	the conversion price of any outstanding 2011 Series A PS shall be automatically reduced to the sale price, or the exercise or conversion price, or
(d)	if converted, we shall issue additional shares of our common stock to the Purchasers respecting the common shares still owned by the Purchasers as a result of their conversion of the 2011 Series A PS, such that the average per share purchase price of these common shares then owned by the Purchasers is equal to the lower price offered in the subsequent sale of securities.

Convertible Redeemable Series B Preferred Stock

On August 3, 2010, our Board authorized the sale of up to $4,000,000 of Units in a private placement (the “August 2010 PP”), whereby each Unit consisted of 100,000 shares of Convertible Series B Preferred Stock (“2010 Series B PS”) and 2.5 million warrants to purchase our common stock. In connection with the August 2010 PP, on August 19, 2010, we sold 29.44 Units, or 2,943,750 shares of 2010 Series B PS and 73,593,750 warrants to purchase our common stock for gross proceeds of $2,943,750. These securities were sold without registration under Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder. In connection with this transaction, we paid direct offering costs totaling $17,218.

F-37

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The 2010 Series B PS have:

(a)	Seniority to all classes of common and preferred stock existing or issued in the future;

(b)	Voting rights and powers equal to the voting rights and powers of our common stock. Each share of 2010 Series B PS is entitled to the number of votes that the holder would be entitled to upon the conversion of the shares into common stock;

(c)	A stated liquidation value of $1 per share, and a liquidation preference of the greater of $1 per share, or the amount that would be due if all 2010 Series B PS shares had been converted to common stock immediately prior to the liquidation event;

(d)	No stated dividends;

(e)	An option by the holder to convert each share into common shares at a price conversion ratio of $0.02 per share, effective upon the increase of our authorized capital to 650,000,000 shares of common stock;

(f)	Conversion price protection whereby if, in the twelve months following the date of the filing of the amended certificate of designation with the State of Delaware (August 16, 2010), we sell any stock for a price less than $0.02 per share, then the conversion price will be adjusted to reflect the lowest price for which the shares were sold;

The 73,593,750 common stock purchase warrants were exercisable at $0.06 per share for a period of three years. The fair value of the warrants was determined to be $1,161,358 based upon management assumptions using the Black-Scholes pricing model. This amount was treated as an additional dividend and recorded as additional paid in capital.

As discussed under Common Stock below, certain investors in the August 2010 PP, that had also invested in the March 2010 PP, received a number of shares of common stock such that, including the shares purchased in the March 2010 PP and the shares purchased in the August 2010 PP, the average price paid per share was $0.06.

Douglas Feirstein, our Chief Executive Officer, invested $100,000 in the August 2010 PP through an entity which he controls. This entity acquired 100,000 shares of Series B preferred stock and 2,500,000 warrants to purchase our common stock. In addition, the now Co-Chairman of our Board of Directors invested $450,000 in the August 2010 PP and acquired 450,000 shares of Series B preferred stock and 11,250,000 warrants to purchase our common stock.

The exercise price of the 2010 Series B PS contains a ratchet provision. As such, the conversion feature is considered a derivative liability which, under ASC 815, must be assigned a fair value. The fair value of the embedded conversion feature at the commitment date was $3,456,041, based on the following variables:

Expected dividends	0%
Expected volatility	151.12%
Expected term – embedded conversion option	1.0 years
Risk free interest rate	0.49%

Of this amount, $2,943,750 was recorded as a preferred stock dividend and $512,291 was recorded as derivative expense.

At December 31, 2010, we determined that the fair value of the derivative liability pertaining to the ratchet provision of the 2010 Series B PS was $1,615,852 based on the following variables:

Expected dividends	0%
Expected volatility	189.28%
Expected term	0.63 years
Risk free interest rate	0.29%

We recorded a gain of $1,840,189 during the fourth quarter of 2010, representing the net change in the fair value of the derivative liability pertaining to the ratchet provision of the 2010 Series B PS.

F-38

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

During February 2011, we sold 0.65 Units, or 65,000 shares of 2010 Series B PS and 1,625,000 warrants to purchase our common stock, including 0.40 Units to the then Chairman of our Board of Directors, under the same terms as the August 2010 PP. There were no significant offering costs associated with this transaction.

The 1,625,000 common stock purchase warrants were exercisable at $0.06 per share for a period of three years. The fair value of the warrants was determined to be $24,934 based upon management assumptions using the Black-Scholes pricing model using the following assumptions:

Expected dividends	0%
Expected volatility	212.97%
Expected term	3 years
Risk free interest rate	0.82%

The net effect on equity was zero, as this adjustment only affected additional paid in capital.

The fair value of the embedded conversion feature pertaining to the 65,000 shares of 2010 Series B PS sold in February 2011 was $71,307 at the commitment date, based on the following variables:

Expected dividends	0%
Expected volatility	193.50%
Expected term – embedded conversion option	1 year
Risk free interest rate	0.29%

Of this amount, $65,000 was recorded as a preferred stock dividend and $6,307 was recorded as derivative expense.

During 2011, 382,500 shares of 2010 Series B PS were converted into 19,125,000 shares of our common stock.

On August 16, 2011, the beneficial conversion feature of the 2010 Series B PS expired.  We recorded a gain of $1,687,158 for the period from January 1, 2011 through August 16, 2011 representing the net change in the fair value of the derivative liability pertaining to the ratchet provision of the 2010 Series B PS.

Convertible Series C Preferred Stock

On March 25, 2011, our Board authorized the sale of up to 1,000,000 shares of Convertible Series C Preferred Stock (“2011 Series C PS”), with a par value of $0.0001 per share.  The 2011 Series C PS have:

(a)	Seniority to all classes of common stock and all preferred stock issued in the future with a liquidation preference senior to the common stock;

(b)	Voting rights and powers equal to the voting rights and powers of our common stock. Each share of 2011 Series C PS is entitled to the number of votes that the holder would be entitled to upon the conversion of the shares into common stock;

(c)	A liquidation preference of the greater of the original issue price, or the amount that would be due if all 2011 Series C PS shares had been converted to common stock immediately prior to the liquidation event;

(d)	No stated dividends;

(e)	Automatic conversion (subject to blocking provisions for certain significant shareholders) into common shares at a rate of 100 shares of common for every share of 2011 Series C PS upon the increase of our authorized capital to 650,000,000 shares of common stock;

As discussed above, during February 2011, we sold 0.65 Units, or 65,000 shares of 2010 Series B PS and 1,625,000 warrants to purchase our common stock, including 0.40 Units to our then Chairman of our Board of Directors, under the same terms as the August 2010 PP.  In addition, we offered to lower the exercise price of all 75,218,750 common stock purchase warrants purchased under the 2010 Series B PS offering, including the 1,625,000 discussed above, to $0.015 per share from the original $0.06 per share if the shareholders exercised their warrants by mid-February 2011. Based on this offer, 72,093,750 warrants were exercised for gross proceeds of $1,081,406.  The shareholders received 720,938 shares of our Series C Preferred Stock, which were convertible into 72,093,750 shares of our common stock upon the increase of our authorized number of shares to 650 million, subject to a 9.99% blocker which prevents the conversion of the Series C into common stock if such conversion would result in the shareholder beneficially owning over 9.99% of our outstanding common stock. In connection with this transaction, we paid direct offering costs totaling $16,676.

F-39

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

During 2011, 706,141 shares of 2011 Series C PS were converted into 70,614,076 shares of our common stock.

Common Stock

2010 Common Stock Transactions

On March 31, 2010, we closed on a private placement transaction (the “March 2010 PP”) whereby we issued 5,758,337 shares of our common stock at $0.20 per share. Gross proceeds from the sale amounted to $1,151,667, which was used for working capital. Offering costs associated with this transaction amounted to $51,579.

Included in the March 2010 PP was an investment of $50,000 by Douglas Feirstein, our Chief Executive Officer and an investment of $25,000 from Michael Moran, then our Vice President of Corporate Development.

In connection with the August 2010 PP discussed above, we agreed that, under certain conditions, if an investor in the August 2010 PP had also invested in the March 2010 PP, we would re-price the shares purchased under the March 2010 PP. Each investor who invested in the March 2010 PP and also invested in the August 2010 PP received a number of shares of common stock such that, including the shares purchased in the March 2010 PP and the shares purchased in the August 2010 PP, the average price paid per share was $0.06. As a result of this re-pricing, we issued an additional 13,775,000 shares of our common stock. These shares were accounted for as direct offering costs in connection with the August 2010 PP and charged directly to Additional paid in capital.

Shares Granted to Directors, Consultants and Employees

During October 2008, we granted 300,000 shares of restricted common stock to a director upon appointment to the Board. The grant had a fair value of $183,000 based upon the quoted closing trading price of the stock on the date of the grant. The shares vest annually over a three-year period, subject to continued service as a director on each applicable vesting date. In connection with his resignation on March 9, 2010, 200,000 shares of common stock that had not yet vested, were immediately vested. We recorded $110,030 for the year ended December 31, 2010 as expense pertaining to this grant, including $94,780 as a result of the accelerated vesting.

During December 2008, we granted an aggregate of 2,000,000 shares of common stock to two employees. The grant had a fair value of $600,000 based upon the quoted closing trading price of the stock on the date of the grant. Of the 2,000,000 shares, 500,000 were fully vested and the remaining 1,500,000 shares vest over a period of 30 months. We recorded $90,000 and $114,839 for the years ended December 31, 2011 and 2010, respectively, as expense pertaining to this grant.

During March 2009, we granted 750,000 shares of common stock to two employees. The grant had a fair value of $292,500 based upon the quoted closing trading price of the stock on the date of the grant and will vest over a period of 36 months. We recorded $211,250 for the year ended December 31, 2010 as expense pertaining to this grant.

During October 2009, we issued 865,601 shares of restricted common stock, having a fair value of $190,987, based upon the quoted closing trading price of our common stock as of the issuance dates, to directors. The shares vest annually over a three-year period, subject to continued service as a director on each applicable vesting date. We recorded $49,912 for the year ended December 31, 2011 as expense pertaining to this grant and $104,183 for the year ended December 31, 2010 as expense pertaining to this grant, including $34,375 resulting from the accelerated vesting of shares granted to Neil McDermott in connection with his resignation from the Board on March 9, 2010.

During January 2010, we issued 120,000 shares of common stock, having a fair value of $36,000, based upon the quoted closing trading price of our common stock as of the issuance dates, to a consultant for technology services. This amount was recorded as expense in the period the shares were granted.

During February 2010, we granted 27,778 shares of common stock, having a fair value of $7,500 based on the quoted closing trading price of our common stock as of the grant date, to a director. The shares vest over a one-year period, subject to continued service as a director on the vesting date. We recorded $1,250 and $6,250 for the years ended December 31, 2011 and 2010, respectively, as expense pertaining to this grant.

F-40

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

During May 2010, we issued 3,240,475 shares of common stock, having a fair value of $326,188, based upon the quoted closing trading price of our common stock as of the issuance dates, to vendors as consideration for outstanding accounts payable owed to them. We recorded a loss of $8,405 on the settlement of accounts payable in connection with this transaction.

During July 2010, we granted 821,428 shares of common stock, having a fair value of $57,500 based on the quoted closing trading price of our common stock as of the grant date, to a director. The shares vest over a one-year period, subject to continued service as a director on the vesting date. We recorded $28,750 in each of the years ended December 31, 2011 and 2010 as expense pertaining to this grant.

During November 2010, we issued 200,000 shares of our common stock, with a fair value of $4,000 based on the quoted closing price, to an employee for services rendered. This amount was recorded as expense in the period the shares were granted.

During December 2011, we issued 1,000,000 shares of our common stock, with a fair value of $5,000 based on the quoted closing price, to a vendor for services rendered. This amount was recorded as expense in the period the shares were granted.

Common Stock Purchase Warrants

During November 2009, we granted 5,000,000 warrants to a consultant for services to be performed. The warrants have an exercise price of $0.23, are exercisable for three years and vest ratably over a twelve month period. The estimated fair value of these stock warrants on their date of grant was $798,119, which we estimated using the Black-Scholes option pricing model using the following assumptions:

Risk-free interest rate	0.37%
Expected dividend yield	0%
Expected volatility	189.44%
Expected life	3 years
Expected forfeitures	0%

The agreement was terminated effective March 15, 2010. As a result, 3,125,000 warrants were cancelled and no further warrants vested after that date. We recorded $166,275 for year ended December 31, 2010 as expense pertaining to this grant.

During the first quarter of 2011, 72,093,750 warrants were exercised for gross proceeds of $1,081,406.  The warrant holders received shares of our 2011 Series C PS, which, subject to blocking provisions for certain significant shareholders, were convertible into our common stock upon the increase of our authorized number of shares to 650 million shares. There were no significant offering costs associated with this transaction.

During September 2011, 8,000,000 warrants with a weighted average exercise price of $0.44 expired.

The following summarizes our warrant activity for the years ended December 31, 2011 and 2010:

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Outstanding – December 31, 2009	21,800,003	$0.350	2.3
Granted	73,593,750	0.040
Exercised	—	—
Forfeited or Cancelled	(3,125,000)	0.230
Outstanding – December 31, 2010	92,268,753	$0.110	2.3
Granted	2,625,000	0.015
Exercised	(72,093,753)	0.015
Forfeited or Cancelled	(8,000,000)	0.444
Outstanding – December 31, 2011	14,800,003	$0.247	1.1
Exercisable – December 31, 2011	11,675,003	$0.252	1.4

F-41

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

At December 31, 2010, the total intrinsic value of all warrants outstanding and exercisable was $-0-.

As discussed in Note 6, in January 2012, we granted 8,000,000 warrants to purchase our common stock, after giving effect to the Reverse Split, in connection with the conversion of our Convertible Notes Payable. The warrants have an exercise price of $0.20 and are exercisable for five years. The estimated fair value of these stock warrants on their date of grant was $2,903,592, which we estimated using the Black-Scholes option pricing model using the following assumptions:

Risk-free interest rate	0.752%
Expected dividend yield	0.0%
Expected volatility	356.11%
Expected life	5-Years
Expected forfeitures	0%

Stock Option Grants

On March 10, 2010, we increased the aggregate number of shares of common stock which may be issued pursuant to the 2008 Equity Incentive Plan from 8,000,000 to 27,000,000.

On October 20, 2008, we granted 573,134 stock options to contractors and non-employee directors for services to be rendered. The options are exercisable over a five-year term at $0.61 per share. Of the total options granted, 373,134 were issued to two non-employee directors under the terms of the Plan vesting annually in equal increments over a three-year period. The remaining 200,000 options were fully vested upon issuance. These options had an aggregate fair value of $275,964 using the Black-Scholes option-pricing model. We recorded $48,260 and $59,888 for the years ended December 31, 2011 and 2010, respectively, as expense pertaining to the 373,134 option grant. The 200,000 fully vested options, had a fair value of $96,300, and were expensed in full during 2008.

On December 31, 2008, we granted 250,000 stock options to an employee for future services. The options were exercisable over a five-year term, vesting quarterly in equal increments over a three-year term. These options were exercisable at $0.36 per share and had a fair value of $75,225 using the Black-Scholes option-pricing model. On March 15, 2010, the remaining unvested options were cancelled. We recorded $6,269 for the year ended December 31, 2010 as expense pertaining to this grant.

On April 1, 2009, we granted 250,000 stock options to an employee for future services. These options are exercisable at $0.31 per share over a five-year term, vesting quarterly in equal increments over a three-year term, and had a fair value of $71,100 using the Black-Scholes option-pricing model. In 2011, we accelerated the vesting on the remaining unvested options. We recorded $30,284 and $23,700 for the years ended December 31, 2011 and 2010, respectively, as expense pertaining to this grant. As discussed further below, on August 3, 2010, the exercise price on these stock options was reduced to $0.035 per share.

During the third quarter of 2009, we granted 1,164,709 stock options to the members of our board of directors for future services. The options are exercisable at a weighted average $0.23 per share over a five-year term, vesting quarterly in equal increments over a three-year term. These options had a fair value of $257,837 using the Black-Scholes option-pricing model We recorded $110,758 and $103,187 for the years ended December 31, 2011 and 2010, respectively, as expense pertaining to this grant. Included in the total for year ended December 31, 2010 is a charge for $32,145 resulting from the accelerated vesting of options granted to Neil McDermott in connection with his resignation from the Board on March 9, 2010.

During December 2009, we granted 10,977,991 stock options to our employees for future services. The options are exercisable at an exercise price of $0.27 per share over a five-year term, vesting quarterly in equal increments over a four-year term. These options had a fair value of $2,974,821 using the Black-Scholes option-pricing model. We recorded $627,392 and $824,615 for the years ended December 31, 2011 and 2010, respectively, as expense pertaining to these grants. Included in the total for the year ended December 31, 2010 is a charge for $156,910 resulting from the accelerated vesting of options granted to our former Chief Operating Officer in connection with his separation agreement. As discussed further below, on August 3, 2010, the exercise price on some of these stock options was reduced to $0.035 per share.

During the second quarter of 2010, we granted 3,900,000 stock options to our employees for future services, including 3,500,000 to our Chief Accounting Officer. These options had a fair value of $554,241 using the Black-Scholes option-pricing model using the following assumptions:

F-42

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Risk-free interest rate	0.17 - 2.46%
Expected dividend yield	0%
Expected volatility	197.39 - 207.65%
Expected life	6 mos - 5 years
Expected forfeitures	0%

The options are exercisable at a weighted average exercise price of $0.15 per share over five years, with 656,250 vesting immediately and the remainder vesting quarterly in equal increments over a four-year term. We recorded $135,638 and $186,764 for the years ended December 31, 2011 and 2010, respectively, as expense pertaining to these grants.

On August 3, 2010, to incentivize employees who were holding stock options with an exercise price below the current market price, our Compensation Committee reduced the exercise price on 13,430,954 existing stock options to the closing stock price on August 18, 2010 of $0.035 per share. Included in the existing stock options that were repriced were: 555,556 options held by Douglas Feirstein, our Chief Executive Officer, 8,055,556 options held by Daniel Brauser, our Chief Financial Officer, and 3,777,778 options held by Michael Brachfeld, our Chief Accounting Officer. Pursuant to ASC 718 and fair value accounting, we treated this as a modification of an award of equity instruments. These new options will continue to vest according to the terms of the original grants. The fair value of the replacement awards was less than the fair value of the original awards. Accordingly, there is no incremental compensation cost and we will continue to amortize the value of the original awards over the original vesting periods. We used the Black-Scholes option-pricing model using following weighted average assumptions to calculate the fair value of the replacement awards:

Risk-free interest rate	1.40%
Expected dividend yield	0%
Expected volatility	191.01%
Expected life	4.34 years
Expected forfeitures	0%

During the third quarter of 2010, we granted 57,781,187 stock options:

•	4,535,715 to the members of our board of directors for future services. These options vest one-year after the date of grant.
•	52,710,472 to our employees for future services including 12,963,070 to Douglas Feirstein, our Chief Executive Office, 12,963,070 to Dan Brauser, our Chief Financial Officer, 13,279,434 to Chuck Wallace, our President, and 6,714,949 to Michael Brachfeld, our Chief Accounting Officer. Of these options, 734,930 vested immediately and the rest vest quarterly in equal increments over a four-year term.
•	535,000 to non–employee contractors for future services. Of these options, 83,750 vested immediately and the rest vest over a period of three to nine months, as services are provided.

These options had a fair value of $2,389,602 using the Black-Scholes option-pricing model using the following assumptions:

Risk-free interest rate	1.59-1.85%
Expected dividend yield	0%
Expected volatility	174.82-197.89%
Expected life	5 years
Expected forfeitures	0%

The 57,781,187 stock options are exercisable at a weighted average exercise price of $0.037 per share over five years.  We recorded $670,894 and $390,790 for the years ended December 31, 2011 and 2010, respectively as expense pertaining to these grants.

During the fourth quarter of 2010, we granted 8,000,000 stock options to our employees, including 6,000,000 to our Chief Executive Officer in lieu of cash compensation for a one-year period, as described above, and 2,000,000 to our former President in connection with his termination, as described above. These options had a fair value of $160,000 using the Black-Scholes option-pricing model using the following assumptions:

F-43

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Risk-free interest rate	1.03 - 1.50%
Expected dividend yield	0%
Expected volatility	268.40%
Expected life	5 years
Expected forfeitures	0%

 The options are exercisable at a weighted average exercise price of $0.02 per share over five years. The shares granted to our Chief Executive Officer vest in monthly installments over a twelve month period and the shares granted to our former President vested immediately. We recorded $100,000 and $60,000 for the year ended December 31, 2011 and 2010, respectively, as expense pertaining to these grants.

During the second quarter of 2011, we granted 12,392,477 stock options to employees for future services. These options had a fair value of $256,046 using the Black-Scholes option-pricing model using the following weighted average assumptions:

Risk-free interest rate	3.26%
Expected dividend yield	0%
Expected volatility	272.67%
Expected life	10 years
Expected forfeitures	0%

The options are exercisable at a weighted average exercise price of $0.021 per share over a ten-year term and have vesting periods of up to 4-years. We recorded $66,079 for year ended December 31, 2011 as expense pertaining to this grant

During the third quarter of 2011, we granted 200,000,000 stock options to employees, including 100,000,000 to our Chief Executive Officer and 100,000,000 to our Chief Financial Officer for future services. These options had a fair value of $2,600,000 using the Black-Scholes option-pricing model using the following weighted average assumptions:

Risk-free interest rate	1.992%
Expected dividend yield	0%
Expected volatility	300.67%
Expected life	10 years
Expected forfeitures	0%

The options have an exercise price of $0.013 per share, a ten-year term and vest over a 4-year period. We recorded $189,583 for year ended December 31, 2011 as expense pertaining to this grant

In addition, we lowered the exercise price on 34,537,252 stock options previously granted to our Chief Executive Officer and 100,000,000 to our Chief Financial Officer. Pursuant to ASC 718 and fair value accounting, we treated this as a modification of an award of equity instruments. These new options will continue to vest according to the terms of the original grants. The fair value of the replacement awards was $977 more than the fair value of the original awards. Accordingly, this amount is being amortized into expense over the remaining vesting periods. We used the Black-Scholes option-pricing model using following weighted average assumptions to calculate the fair value of the replacement awards:

Risk-free interest rate	0.887%
Expected dividend yield	0%
Expected volatility	300.67%
Expected life	3.81 years
Expected forfeitures	0%

During the fourth quarter of 2011, we granted 3,068,269 stock options to employees in connection with their separation from the Company. These options had a fair value of $24,546 using the Black-Scholes option-pricing model using the following weighted average assumptions:

Risk-free interest rate	2.054%
Expected dividend yield	0%
Expected volatility	341.50%
Expected life	10 years
Expected forfeitures	0%

F-44

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The options are exercisable at a weighted average exercise price of $0.008 per share over a ten-year term and were completely vested by December 31, 2011. We recorded $24,546 for year ended December 31, 2011 as expense pertaining to this grant

The following table summarizes our stock option activity for the two-year period ended December 31, 2011:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value
Balance at December 31, 2009	13,215,834	$0.450	4.8
Granted	69,681,187	0.045
Exercised	––	––
Forfeited or Cancelled	(1,580,807)	0.250
Balance at December 31, 2010	81,316,214	0.044	4.6	—
Granted	215,460,746	0.013
Exercised	––	––
Forfeited or Cancelled	(5,274,070)	0.063
Balance at December 31, 2011	291,502,890	$0.019	8.0	$—
Exercisable at December 31, 2011	45,153,917	$0.040	4.3	$—

The following table summarizes our stock option activity for non-vested options for the period from December 31, 2009 through December 31, 2011:

	Number of Options	Weighted Average Grant Date Fair Value
Balance at December 31, 2009	12,731,897	$0.280
Granted	69,681,187	0.045
Vested	(12,817,720)	0.115
Cancelled or Forfeited	(1,577,004)	0.250
Balance at December 31, 2010	68,018,360	$0.069
Granted	215,460,746	0.013
Vested	(33,687,193)	0.058
Cancelled or Forfeited	(3,442,940)	0.063
Balance at December 31, 2011	246,348,973	$0.022

The weighted-average grant date fair value of options granted during the years ended December 31, 2011 and 2010 was $0.013 and $0.042, respectively. Total unamortized compensation expense related to stock options at December 31, 2011 amounted to $5,249,434 and is expected to be recognized over a weighted average period of 3.5 years.

On January 27, 2012, Chuck Wallace, our President and Chief Operating Officer, resigned. In connection with his resignation, we agreed to issue Mr. Wallace 500,000 fully vested stock options, after giving effect to the Reverse Split, exercisable at $0.20 per share. These options had a fair value of $181,483 using the Black-Scholes option-pricing model using the following weighted average assumptions:

Risk-free interest rate	1.898%
Expected dividend yield	0.0%
Expected volatility	356.11%
Expected life	10-Years
Expected forfeitures	0%

F-45

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 8 – Income Taxes

 We recognized deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. We have established a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The domestic and foreign components of our consolidated net pre-tax loss from operations for the respective periods are as follows:

	Year ended December 31,
	2011	2010
Domestic loss	$(3,373,205)	$(16,952,104)
Foreign income (loss)	(1,004,995)	208,981
Consolidated Net loss before income tax expense	$(4,378,200)	$(16,743,123)

The valuation allowance at December 31, 2010 was $4,373,000. The net change in valuation allowance during the year ended December 31, 2011 was an increase of $2,761,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of December 31, 2011.

We are subject to examination by federal and state taxing authorities for the 2008 and subsequent tax years. We have a net operating loss carryforward totaling $14,466,000 at December 31, 2011, expiring through 2031. There is a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally greater than a 50% change in ownership).  Temporary differences, which give rise to a net deferred tax asset, are as follows:

Significant deferred tax assets are as follows:

	December 31,
	2011	2010
Current deferred tax assets:	$(150,000)	$—
Discount on Convertible Notes	2,000	52,000
Accrued Expenses
Subtotal current deferred tax asset	$(148,000)	$52,000

Non-current deferred tax assets and liabilities:
Intangible Assets	$122,000	$(243,000)
Fixed Assets	(120,000)	(13,000)
Stock Options	1,428,000	630,000
Net operating loss carryover	5,852,000	3,947,000
Subtotal non-current deferred tax asset	7,282,000	4,321,000

Current deferred tax asset (liability)	$(148,000)	$52,000
Non-current deferred tax asset (liability)	7,282,000	4,321,000
Total deferred tax asset	$7,134,000	$4,373,000
Less: valuation allowance	(7,134,000)	(4,373,000)
Net deferred tax assets	$—	$—

F-46

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The components of the income tax provision on operations for the year ended December 31, 2011 and the December 31, 2010 are as follows:

	December 31,
	2011	2010
Current
Federal	$—	$—
Foreign	—	48,000
State	—	—

Deferred	—	48,000
Federal	—	—
Foreign	—	—
State	—	—
	$—	$48,000

The actual tax expense (benefit) differs from the expected tax expense (benefit) for the year ended December 31, 2011 and the December 31, 2010 (computed by applying the U.S. Federal Corporate income tax rate of 34% to income before taxes and 5.5% for State income taxes, a blended rate of 37.63%) as follows:

	December 31,
	2011	2010

Expected tax expense (benefit) - federal	$(1,508,000)	$(5,693,000)
Expected tax expense (benefit) - state	(161,000)	(608,000)
Foreign rate differential	(11,000)	3,000
Goodwill impairment	—-	4,193,000
Change in fair value of derivative liability - embedded conversion feature	(922,000)	(500,000)
Meals & entertainment	2,000	3,000
All other	(161,000)	1,000
Change in Valuation Allowance	2,761,000	2,649,000
Actual tax expense	$—	$48,000

Note 9 – Related Party Transactions

Refinery

On June 1, 2008, we entered into a five-year agreement (“Service Agreement”) with Republic Metals Corporation, (the “Refinery”), whereby we agreed to sell all of our precious metals in the United States exclusively to the Refinery and the Refinery agreed to refrain from entering into a relationship with any third party that is similar to our relationship with them. As consideration for this agreement, we issued to the Refinery 3,187,143 (as retroactively restated to take into account the effects of the recapitalization) fully vested shares of our common stock valued at $1,230,000.

We ascribed $938,135 to prepaid refining services and $291,865 to a non-compete agreement. During the years ended December 31, 2011 and 2010, we recorded $140,720 and $187,627, respectively, as cost of sales for the amortization of prepaid refining services and $43,780 and $58,373, respectively, as amortization expense for the amortization of the non-compete agreement.

As described in more detail above, we reviewed the recoverability of our assets pertaining to our precious metals business at September 30, 2011.  As a result of this review, we determined that our prepaid refinery costs and our non-compete agreement with the Refinery had been impaired.  Accordingly, during 2011 we recorded an impairment charge of $312,712 related to our prepaid refining services and $97,288 related to our intangible assets.

An officer of the Refinery was a member of our Board of Directors until his resignation on January 30, 2012.

F-47

Upstream Worldwide, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Marketing Services

We purchase online marketing and lead generation services from a company in which our former President is a 50% shareholder. Our pricing is calculated at a 10% markup to their cost, capped at $1.50 per lead. This markup is exclusively for the unrelated 50% shareholders. Our former President does not share in any profits earned by this vendor for services rendered to us.

During the years ended December 31, 2011 and 2010, we recorded $230,462 and $3,009,257, respectively, of marketing expense pertaining to this vendor.

Note 10 – Subsequent Events

Financing Transactions

In January 2012, we repaid $35,000 in principal on our notes payable, brining the balance to zero.

In January 2012, the Q2 2011 Convertible Notes, Q3 2011 Convertible Notes, and Q4 2011 Convertible Notes were converted into 1,600,000 shares of our 2011 Series A PS and we issued 8,000,000 warrants to purchase our common stock, after giving effect to the Reverse Split, with an exercise price of $0.20 per share.

During the first quarter of 2012, we sold an additional $1,336,000 of our 2011 Series A PS, including the conversion of $800,000 of our convertible notes payable.

Board and Management Changes

Charles Pearlman and Jason Rubin resigned as directors on January 26, 2012 and January 30, 2012, respectively.

On January 27, 2012, we appointed Sergio Zyman as a director and Executive Chairman of the Company. In connection with his appointment, Mr. Zyman purchased 500,000 shares of our 2011 Series A PS. Mr. Zyman is 66 years old.

On January 27, 2012, Chuck Wallace, our President and Chief Operating Officer, resigned. In connection with his resignation, we agreed to issue Mr. Wallace 500,000 stock options, after giving effect to the Reverse Split, exercisable at $0.20 per share. Daniel Brauser, the Company’s Chief Financial Officer, was appointed as President to replace Mr. Wallace, and we appointed Nikhil Raman to serve as our Chief Operating Officer. Mr. Raman will receive a base salary of $125,000 per year.

F-48

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder.   All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$	*
Printing expenses	$	*
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Blue sky fees	$	*
Miscellaneous	$	*
Total	$

* To be supplied by amendment.

Item 14. Indemnification of Directors and Officers.

Our Certificate of Incorporation provides that none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	For any breach of the director's duty of loyalty to us or our shareholders;

●	For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

●	Under Section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

●	For any transaction from which the director derives an improper personal benefit.

These provisions eliminate our rights and those of our shareholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our shareholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our shareholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. We have provided for this indemnification in our Certificate of Incorporation because we believe that it is important to attract qualified directors and officers. We have also entered into Indemnification Agreements with our directors and officers which agreements are designed to indemnify them to the fullest extent permissible by law, subject to one limitation described in the next sentence. We have further provided in our Certificate of Incorporation that no indemnification shall be available, whether pursuant to our Certificate of Incorporation or otherwise, arising from any lawsuit or proceeding in which we assert a direct claim, as opposed to a shareholders’ derivative action, against any directors and officers. This limitation is designed to insure that if we sue a director or officer we do not have to pay for his defense.

50

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling usell pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

The Exhibits provided for under the Exhibit Index are incorporated herein.

Item 17. Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

51

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;.

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering contain material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

52

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Deerfield Beach, State of Florida, on September 20, 2012.

USELL.COM, INC.

By:	/s/ Daniel Brauser
Daniel Brauser,
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Brauser	Principal Executive Officer and Director	September 20, 2012
Daniel Brauser

/s/ Michael Brachfeld	Chief Financial Officer	September 20, 2012
Michael Brachfeld	(Principal Financial Officer) and Chief Accounting Officer (Principal Accounting Officer)

Director
Sergio Zyman

/s/ Michael Brauser	Director	September 20, 2012
Michael Brauser

/s/ Douglas Feirstein	Director	September 20, 2012
Douglas Feirstein

/s/ Scott Frohman	Director	September 20, 2012
Scott Frohman

/s/ Grant Fitzwilliam	Director	September 20, 2012
Grant Fitzwilliam

/s/ Nik Raman	Director	September 20, 2012
Nik Raman

53

EXHIBIT INDEX

Exhibit		Incorporated by Reference			Filed or Furnished
No.	Exhibit Description	Form	Date	Number	Herewith
3.1	Certificate of Incorporation	10-QSB	6/7/06	3.I
3.2	Certificate of Amendment – Increase in Capital	10-QSB	6/7/06	3.1
3.3	Certificate of Amendment – Effective Profitable Software	10-QSB	6/7/06	3.1
3.4	Certificate of Amendment – Money4Gold Holdings, Inc.	8-K	7/29/08	3.1
3.5	Certificate of Amendment – Increase in Capital	10-Q	8/19/09	3.3
3.6	Certificate of Correction – Preferred Stock Rights	10-Q	11/19/08	3.2
3.7	Certificate of Amendment – Increase in Capital	10-K	3/31/10	3.5
3.8	Certificate of Amendment – Upstream Worldwide, Inc.	S-1	6/24/10	3.8
3.9	Certificate of Amendment – Increase in Capital	10-Q	8/15/11	3.12
3.10	Certificate of Amendment – Reverse Split	8-K	6/11/12	3.1
3.11	Certificate of Amendment – usell.com, Inc.	10-Q	8/13/12	3.11
3.12	Amended and Restated Certificate of Designation – Series A	10-K	3/30/12	3.10
3.13	Amended and Restated Certificate of Designation – Series B	10-Q	11/12/10	3.9
3.14	Certificate of Designation – Series C	10-K	3/31/11	3.10
3.15	Certificate of Designation – Series D	10-Q	5/15/12	3.13
3.16	Second Amended and Restated Bylaws				Filed
5.1	Opinion Regarding Legality^				^
10.1	Form of Convertible Note	10-Q	11/21/11	10.2
10.2	Form of Subscription Agreement – Series A Offering	10-K	3/30/12	10.16
10.3	Shareholders Agreement	10-Q	8/19/09	10.3
10.4	EcoSquid Note	10-K	3/30/12	10.18
10.5	EcoSquid License	10-K	3/30/12	10.19
10.6	Amendment to EcoSquid License	10-K	3/30/12	10.20
10.7	Summary of Agreement – EcoSquid Acquisition	10-Q	8/13/12	10.7
10.8	Form of Restricted Stock Agreement – Co-Chairmen*				Filed
10.9	Form of Option Agreement – Directors				Filed
10.10	Option Agreement – Zyman*				Filed
21.1	Subsidiaries	10-K	3/31/10	21.1
23.1	Consent of Berman & Company, P.A.				Filed
23.2	Consent of Nason, Yeager, Gerson, White & Lioce, P.A.				Filed**

*A management contract or compensation plan.

** Contained in Exhibit 5.1.

^ To be filed by amendment.

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